Form 10KSB40, Exhibit 13
period 1996-09-30
WHG BANCSHARES CORP
filed 1996-12-26
CIK 1005018

EXHIBIT 13

                           WHG BANCSHARES CORPORATION

                                  ANNUAL REPORT
                            For the Fiscal Year Ended
                               September 30, 1996

           ----------------------------------------------------------

                           WHG BANCSHARES CORPORATION
                                  ANNUAL REPORT
--------------------------------------------------------------------------------

TABLE OF CONTENTS
--------------------------------------------------------------------------------




Letter to Stockholders..........................................   1


Corporate Profile and Stock Market Information.................    3


Selected Financial Ratios and Other Data.......................    4


Management's Discussion and Analysis...........................    5


Independent Auditors' Reports..................................   19


Consolidated Financial Statements..............................   20


Notes to Consolidated Financial Statements.....................   25


Office Locations and Other Corporate Information...............   49

                                [WHG LETTERHEAD]


[WHG BANCSHARES CORPORATION LOGO]

                                                               December 20, 1996

To Our Stockholders:

        On behalf of our Board of Directors and employees, we are pleased to present the first Annual Report to Stockholders of WHG Bancshares Corporation (the "Company"). As you will see from the Report, 1996 was an eventful year for the Company and its wholly-owned subsidiary, Heritage Savings Bank, F.S.B. (the "Bank")

        On March 29, 1996, the Bank successfully completed its conversion from the mutual to stock form of organization and the concurrent public offering of 1,620,062 shares of the Company's common stock (the "Conversion"). Net proceeds to the Company and the Bank from the Conversion were approximately $15 million. While the Company is in the early stages of investing the net proceeds from the Conversion, we expect that the investment of these proceeds will generate increased core earnings.

        An additional significant event in 1996 affecting your investment in the Company was the enactment of the Economic Growth and Paperwork Reduction Act of 1996. This federal law was enacted on September 30, 1996, and, among other things, levied a special assessment on deposits of the Bank as of March 31, 1995, of 65.7 basis points. The effect of this assessment on the Company's results of operations and financial condition is discussed below. The legislation recapitalized the Savings Association Insurance Fund (SAIF) which insures the deposits of all savings associations such as the Bank. As a result, the Bank will pay lower premiums to the SAIF for deposit insurance. We are pleased that this issue has finally been resolved by the Congress as we will no longer be at a significant competitive disadvantage to commercial banks which were, prior to the legislation, paying significantly less for deposit insurance.










               1505 YORK ROAD. LUTHERVILLE, MARYLAND. 21093-5651
                      PHONE 410-583-8700    FAX 410-583-1863

December 20, 1996
Page 2


        For the fiscal year ended September 30, 1996, the Company earned $458,617 as compared to $672,858 for the fiscal year ended September 30, 1995. Earnings per share data is not presented as the Conversion was completed on March 29, 1996. Earnings for the September 30, 1996 fiscal year and fourth fiscal quarter were adversely impacted by the special assessment of $310,583, net of taxes. Without the imposition of the special assessment, the Company would have earned $769,200 for the 1996 fiscal year.

        At September 30, 1996, the Company's assets totalled $96,528,114, as compared to $85,026,575 at September 30, 1995. Stockholders' equity was $23,246,058 or $14.35 per share at September 30, 1996, as compared to retained earnings of $8,452,817 at September 30, 1995. The increase in assets and stockholders' equity was primarily attributable to the net proceeds received from the Conversion.

        We sincerely appreciate the confidence in us shown by our customers and local community in the Conversion. As you may know, our stock offering was significantly oversubscribed. We are pleased to report that our stock has consistently traded above its issue price of $10 per share since the completion of the Conversion.

        The goal of your Board of Directors and Management is to continuously strive to enhance your investment in the Company. We expect to report progress in this regard in our future reports to you.

                                           Sincerely,


                                           /s/ John E. Lufburrow
                                           John E. Lufburrow
                                           Chairman of the Board


                                           /s/ Peggy J. Stewart
                                           Peggy J. Stewart
                                           President and Chief Executive Officer

                           WHG BANCSHARES CORPORATION

Corporate Profile

WHG Bancshares Corporation (the "Company") is a Maryland corporation organized in December of 1995 at the direction of Heritage Savings Bank, F.S.B. (the "Savings Bank" or "Heritage") to acquire all of the capital stock that the Savings Bank issued in its conversion from the mutual to stock form of ownership (the "Conversion"). On March 29, 1996, the Savings Bank completed the Conversion and became a wholly owned subsidiary of the Company. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that the Savings Bank retains a specified amount of its assets in housing-related investments. The Company conducts no significant business or operations of its own other than holding all of the outstanding stock of the Savings Bank and investing the Company's portion of the net proceeds obtained in the conversion.

The  Savings  Bank,  founded  in 1902  under  the name West  Baltimore  Building
Association, is a federally chartered stock savings bank headquartered in Lutherville, Maryland. The Savings Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS") and its deposits are federally insured by the Savings Association Insurance Fund ("SAIF"). The Savings Bank is a member of and owns capital stock in the FHLB of Atlanta, which is one of the 12 regional banks in the FHLB System. The Savings Bank has investments in two service corporations.

The Savings Bank operates a traditional savings bank business, attracting deposit accounts from the general public and using those deposits, together with other funds, primarily to originate and invest in loans secured by single-family residential real estate. Since the middle of the 1980s, the Savings Bank's lending activities have emphasized adjustable rate mortgage loans.

Stock Market Information

The Company's common stock has been traded on the Nasdaq SmallCap Market under the trading symbol of "WHGB" since it commenced trading in April 1996. The following table reflects high and low bid quotations as published by The Wall Street Journal. The quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not represent actual transactions.

                                                                      Dividends
                 Date                     High          Low           Declared
                 ----                     ----          ---           --------

April 1, 1996 to June 30, 1996           $11.75        $10.75             $0

July 1, 1996 to September 30, 1996        13.00        11.00              $0


The number of shareholders of record of common stock as of the record date of December 6, 1996, was approximately 274. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At December 6, 1996, there were 1,620,062 shares outstanding. The Company's ability to pay dividends to stockholders is dependent upon the dividends it receives from the Savings Bank. The Savings Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Savings Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Conversion, or
(2) the regulatory capital requirements imposed by the OTS. The Company did not pay any dividends during the fiscal years ended September 30, 1995 and 1996.

Selected Financial Ratios and Other Data

                                                  For the Years Ended September 30,
                                                  ---------------------------------
                                                       1996             1995
                                                       ----             ----

Return on average assets.................                .49%            .77%

Return on average equity.................               2.68            8.32

Average equity to average assets ratios..              18.45            9.29

Equity to assets at period end...........              24.08            9.94

Net interest rate spread.................               2.70            3.02

Net yield on average interest-earnings

 assets..................................               3.59            3.41

Non-performing loans to total assets.....                .50             .40

Allowance for loan loss to total loans...                .26             .20


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

General

     WHG Bancshares Corporation (the "Company") was recently formed, therefore its results from operations consist primarily of interest income from the investing of funds from the proceeds generated by the sale of common stock and expense incurred in the maintaining of the investment portfolio. Heritage Savings Bank, F.S.B.'s (the "Savings Bank" or "Heritage") results of operations are primarily dependent on its net interest income, which is the difference between the interest income earned on its assets, primarily loans and investments, and the interest expense on its liabilities, primarily deposits and borrowings. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of operations are also influenced by the level of non-interest expenses, such as employee salaries and benefits and other income, such as loan-related fees and fees on deposit-related services.

Asset/Liability Management

    The Savings Bank's net interest income is sensitive to changes in interest rates, as the rates paid on its interest-bearing liabilities generally change faster than the rates earned on interest-earning assets. As a result, net interest income will frequently decline in periods of rising interest rates and increase in periods of falling interest rates.

    To mitigate the impact of changing interest rates on its net interest income, the Savings Bank manages its interest sensitivity and asset/liability products through a committee which meets weekly and consists of department supervisors, overseen by the President and Chairman of the Board of Directors. The Chairman reports to the Board of Directors of the Savings Bank on behalf of the Committee.

    In an effort to reduce interest rate risk and protect itself from the negative effects of rapid or prolonged changes in interest rates, the Savings Bank has instituted certain asset and liability management measures, including the following measures:

    . Maintains a large base of adjustable rate residential mortgage loans. Such loans have been emphasized by Heritage. However, recently the Savings Bank has begun to offer fixed rate residential mortgage loans in addition to ARMs to balance the loan portfolio.

    . Maintains moderate levels of interest-bearing deposits, federal funds and U.S. Government securities with short to intermediate terms to maturities.

    . Maintains a high proportion of lower-costing, non-certificate accounts in the deposit portfolio. At September 30, 1996, such deposits totaled $28.0 million or 38.8% of total deposits.

    The Committee manages the interest rate sensitivity of the Savings Bank through the determination and adjustment of asset/liability composition and pricing strategies. The Committee then monitors the impact of the interest rate risk and earnings consequences of such strategies for consistency with the Savings Bank's liquidity needs, growth and capital adequacy. The Savings Bank's principal strategies to reduce the interest rate sensitivity of its interest-earning assets are the origination of adjustable-rate mortgage loans ("ARMs") and the Savings Bank's objective is to maintain 75% of its mortgage loan portfolio in ARMs. However, this objective may become more difficult to achieve during periods when consumers perceive interest rates are declining and consumer demand shifts towards fixed rate mortgage loans and away from ARMs. The interest rates on the Savings Bank's liabilities generally change faster than rates earned on assets, because the Savings Bank's deposit liabilities consist primarily of demand, money market and passbook savings accounts, and certificates of deposit that mature in one year or less. The Savings Bank seeks to mitigate the interest rate sensitivity of its liabilities by offering higher rates on longer term certificate accounts. However, depositors have not sought such longer terms during recent periods. The Savings Bank does not currently engage in, or intend to engage in, trading activities or use derivative instruments to control interest rate risk.

Net Portfolio Value

    In order to encourage savings associations to reduce their interest rate risk, the OTS adopted a rule, that is not yet in effect, incorporating an interest rate risk ("IRR") component into the risk-based capital rules. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point ("bp") change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rules provide that the OTS will calculate the IRR component quarterly for each institution. The Savings Bank, based on asset size and risk-based capital, has been informed by the OTS that it is exempt from this rule.

Nevertheless, the following table presents the Savings Bank's NPV at September 30, 1996, as calculated by the OTS, based on information provided to the OTS by the Savings Bank.

                                                                           NPV as % of PV
                        Net Portfolio Value                                  of Assets
                        -------------------                                  ---------
Changes                                                          NPV
in Rate        $ Amount      $Change(1)       %Change(2)       Ratio(3)      Change(4)
-------        --------      ----------       ----------       --------      ---------
+400 bp        $ 9,119       $  -7,483           -45%           10.54%         -684 bp

+300 bp         11,045          -5,557           -33%           12.43%         -495 bp

+200 bp         12,992          -3,609           -22%           14.25%         -313 bp

+100 bp         14,902          -1,700           -10%           15.95%         -143 bp

   0 bp         16,602                                          17.38%

-100 bp         18,028           1,426            +9%           18.52%         +114 bp

-200 bp         19,038           2,437           +15%           19.29%         +191 bp

-300 bp         19,987           3,386           +20%           19.98%         +261 bp

-400 bp         21,021           4,419           +27%           20.73%         +336 bp


(1) Represents the excess (deficiency) of the estimated NPV assuming the indicated change in interest rates minus the estimated NPV assuming no change in interest rates.
(2) Calculated as the amount of change in the estimated NPV divided by the estimated NPV assuming no change in interest rates.
(3)     Calculated as the estimated NPV divided by average total assets.
(4) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

                                                                      At
                                                                 September 30,
                                                                     1996
                                                                 -------------

***Risk Measures: 200 bp rate shock***

Pre-Shock NPV Ratio: NPV as % of PV of Assets............            17.38%

Exposure Measure: Post Shock NPV Ratio...................            14.25%

Sensitivity Measure: Change in NPV Ratio.................             -313 bp

        Although the OTS has informed the Savings Bank that it is not subject to the IRR component discussed above, the Savings Bank is still subject to interest rate risk and, as can be seen above, changes in interest rates may reduce the Savings Bank's NPV. The OTS has the authority to require otherwise exempt institutions to comply with the rule concerning interest rate risk.

        Certain shortcomings are inherent in the preceding NPV tables since the data reflect hypothetical changes in NPV based upon assumptions used by the OTS to evaluate the Savings Bank as well as other institutions. Nonetheless, the experience of the Savings Bank has been that net interest income declines with increases in interest rates and that net interest income increases with decreases in interest rates. Generally, during periods of increasing interest rates, the Savings Bank's interest rate sensitive liabilities would reprice faster than its interest rate sensitive assets causing a decline in the Savings Bank's interest rate spread and margin. This would result from an increase in the Savings Bank's cost of funds that would not be immediately offset by an increase in its yield on earning assets. An increase in the cost of funds without an equivalent increase in the yield on earning assets would tend to reduce net interest income. As a result of the increase in market interest rates, the Savings Bank's net interest rate spread decreased between the fiscal years ended September 30, 1996 and September 30, 1995 to 2.70% from 3.02%.

        In times of decreasing interest rates, fixed rate assets could increase in value and the lag in repricing of interest rate sensitive assets could be expected to have a positive effect on the Savings Bank.

Average Balance Sheet

        The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                                                             Year Ended September 30, 1996
                                                    ------------------------------------------------------
                                                                      1996                                         1995
                                                    ----------------------------------------   -----------------------------------
                                                    Average                    Average         Average                  Average
                                                    Balance     Interest     Yield/Cost        Balance     Interest     Yield/Cost
                                                    -------     --------     ----------        -------     --------     ----------
                                                    (Dollars in Thousands)

Interest-earnings assets:
   Loans receivable(1).........................     $73,581     $ 5,573           7.57%        $73,273     $ 5,541           7.56%
   Mortgage-backed securities..................       2,305         149           6.46%            579          44           7.60%
   Investment securities(2)....................       2,854         196           6.87%          1,146         102           8.92%
   Other interest-earning assets(3)............      12,316         756           6.14%          9,799         597           6.10%
                                                     ------      ------                         ------      ------
      Total interest-earning assets............     $91,056       6,674           7.33%        $84,797       6,284           7.41%
                                                     ======                                     ======

Non-interest-earning assets....................       1,804                                      2,190
                                                     ------                                     ------
      Total assets.............................     $92,860                                    $86,987
                                                     ======                                     ======

Interest-bearing liabilities:
   Demand deposits.............................     $27,863     $   794           2.85%        $29,733     $   837           2.82%
   Time deposits...............................      44,924       2,582           5.75%         46,697       2,509           5.37%
   Other liabilities(4)........................         712          30           4.21%            817          43           5.20%
                                                     ------      ------                         ------      ------
      Total interest-bearing liabilities.......     $73,499       3,406           4.63%        $77,247       3,389           4.39%
                                                     ======      ------                         ======      ------

Non-interest bearing liabilities...............       2,232                                      1,656
                                                     ------                                     ------
      Total liabilities........................      75,731                                     78,903

Stockholders' equity...........................      17,129                                      8,084
                                                     ------                                     ------
      Total liabilities and stockholders' equity    $92,860                                    $86,987
                                                     ======                                     ======
Net interest income............................                 $ 3,268                                    $ 2,895
                                                                 ======                                     ======
Interest rate spread(5)........................                                   2.70%                                      3.02%
                                                                                ======                                     ======

Net yield on interest-earning assets(6)........                                   3.59%                                      3.41%
                                                                                ======                                     ======
Ratio of average interest-earning assets
 to average interest-bearing liabilities.......                                 123.89%                                    109.77%
                                                                                ======                                     ======

---------------------
(1)  Average balances include non-accrual loans.
(2)  Includes investment securities, ground rents and FHLB stock.
(3) Includes interest-bearing deposits in other financial institutions, Federal Funds, securities purchased under agreements to resell and interest on loans to affiliated corporations.
(4) Includes FHLB advances and interest-earning advance payments by borrowers for taxes and insurance.
(5)  Interest-rate spread represents the difference between the average yield on
     interest-earning  assets  and  the  average  cost  of   interest-bearing
     liabilities.
(6) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

     The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).

                                                        Year Ended September 30,
                                                             1996  vs.  1995
                                                 -------------------------------------
                                                          Increase (Decrease)
                                                                Due to
                                                 -------------------------------------
                                                                        Rate/
                                                 Volume     Rate       Volume      Net
                                                 ------     ----       ------      ---
                                                           (Dollars in Thousands)

Interest income:
   Loans receivable ..................           $   23     $    9     $  -      $   32
   Mortgage-backed securities.........              131         (7)       (19)      105
   Investment securities..............              152        (23)       (35)       94
   Other interest earning assets......              154          4          1       159
                                                  -----      -----      -----     -----
      Total interest-earning assets...           $  460     $  (17)    $  (53)   $  390
                                                  =====      =====      =====     =====

Interest expense:
   Deposits...........................           $ (159)    $  198     $   (9)   $   30
   Other liabilities(1)...............               (6)        (8)         1       (13)
                                                  -----      -----      -----     -----
      Total interest-bearing
       liabilities....................           $ (165)    $  190     $   (8)   $   17
                                                  =====      =====      =====     =====

Net change in net interest income.....           $  625     $ (207)    $  (45)   $  373
                                                  =====      =====      =====     =====

(1) Includes interest on advances from the FHLB of Atlanta and advance payments by borrowers for taxes and insurance.

Financial Condition

   Total assets increased by $11.5 million to $96.5 million or 13.5% at September 30, 1996 from $85.0 million at September 30, 1995, primarily due to an increase in loans receivable of $5.7 million, federal funds sold of $1.3 million, other investments and securities purchased under agreement to resell of $2.0 million each and mortgage backed securities of $2.5 million. This was partially offset by a decrease in interest-bearing deposits in other banks of $2.7 million. New loan originations exceeded loan payments and prepayments as the demand for new housing project loans increased. All of the increases were primarily the result of investing funds raised due to the stock conversion and the use of interest-bearing deposits in other banks.

   The Company's deposits decreased by $4.1 million or 5.4% to $72.1 million at September 30, 1996 from $76.2 million at September 30, 1995. Demand accounts decreased by $.4 million along with time deposits which decreased by $3.7 million as certain depositors converted their accounts to shares of stock during the conversion.

   The Company's net worth increased by $14.7 million to $23.2 million at September 30, 1996 from $8.5 million at September 30, 1995. The increase was the result of the sale of stock from the conversion in the amount of $14.3 million and earnings for the 1996 fiscal year. The Savings Bank's net worth was equal to 24.1% of total assets at September 30, 1996.

Results of Operations

Net Income

   Net income decreased by $214,000 for fiscal 1996 to $459,000 from $673,000 for fiscal 1995. Net income was reduced by $310,000 (net of tax) due to a one-time assessment being imposed on the Savings Bank. (See "--Non-Interest Expenses"). If the Savings Bank had not had this special assessment, the Company would have had net income of $769,000 for fiscal 1996. The earnings of the Savings Bank and the Company depend primarily on the level of its net interest income which is the difference between interest earned on the Company's interest-earning assets and the interest expense incurred on its interest-bearing liabilities. Earnings are also affected by the provision for loan losses, fees and other charges, the level of non-interest expenses and provisions for income taxes.

Net Interest Income

   Net interest income increased by approximately $373,000 to $3.3 million for fiscal 1996 from $2.9 million for fiscal 1995. The increase was the result of an increase in the amount of average interest-earning assets exceeding average interest-bearing liabilities.

   Interest-earning assets primarily consist of mortgage loans, mortgage backed securities, investment securities, securities purchased under agreement to resell, interest-bearing deposits in other institutions and loans to an affiliated corporation. Interest-bearing liabilities consist of deposits and other borrowings.

   The interest rate spread which is the difference between the yield on average interest-earning assets and the percentage cost of average interest-bearing liabilities declined in fiscal 1996 to 2.70% from 3.02% for fiscal 1995. The decline in interest rate spread is primarily the result of changes in the cost of interest-bearing liabilities being greater than changes in the yields on interest-earning assets. Although the conversion resulted in an increase in interest-earning assets, there was a decline in the yield received, while the yield on the interest-bearing liabilities increased for the period.

Interest Income

   Interest income on loans increased by approximately $32,000 to $5.6 million for fiscal 1996 from $5.5 million for fiscal 1995. The slight increase for fiscal 1996 was largely the result of an increase in the average dollar amount of loans outstanding of approximately $300,000. The average yield remained substantially the same. The average dollar amount of loans outstanding was lower in the first half of the fiscal year and increased during the second part of the year.

   Interest income on mortgage backed securities increased by $105,000 or 238.6% to $149,000 for fiscal 1996 from $44,000 for fiscal 1995. The increase was primarily due to an increase in average dollar amount outstanding of mortgage backed securities of $1.7 million, off-set in part by a decrease in the average yield to 6.46% in fiscal 1996 from 7.60% in fiscal 1995. The decline in the average yield is the result of purchasing $2.6 million in mortgage backed securities at a lower yielding rate, than those previously on the books.

   Interest income on investment securities increased by $94,000 or 92.2% to $196,000 in fiscal 1996 from $102,000 in fiscal 1995. The increase was largely the result of an increase in the average dollar amount outstanding of $1.7 million. This was partially off-set by a decrease in the average yield to 6.87% for fiscal 1996 from 8.92% for fiscal 1995. The decrease in yield was due in part to the maturing of a higher yielding investment and the use of the proceeds to purchase additional securities at lower yields.

   Other interest income increased by $159,000 or 26.6% to $756,000 in fiscal 1996 from $597,000 in fiscal 1995. The increase in fiscal 1996 was largely the result of an increase in the average dollar amount of other interest-earning assets of $2.5 million. Other interest-earning assets consist of federal funds sold, interest-bearing deposits in other banks, securities purchased under agreement to resell, FHLB stock and a loan to affiliated corporation. Proceeds from the stock conversion and the maturing of interest-bearing deposits in other banks were used to purchase additional assets. The average yield on these investments, which increased to 6.14% for fiscal 1996 from 6.10% for fiscal 1995, also contributed to the increase in other interest income.

   The yield on the average balance of interest-earning assets decreased to 7.33% for fiscal 1996 from 7.41% for fiscal 1995.

Interest on Deposits

   Interest on deposits was similar between fiscal 1996 and fiscal 1995 with an increase in interest expense of approximately $29,000 or .87%. The increase for fiscal 1996 was due to an increase in the average cost of these funds to 4.64% in fiscal 1996 from 4.38% in fiscal 1995. These rates increased as interest rates in general rose in fiscal 1996. The increase in average cost is the result of certain time deposits repricing, increasing average cost to 5.75% for fiscal 1996 from an average cost of 5.37% for fiscal 1995. This increase was off-set by the decrease in the average dollar amount of deposits outstanding by $3.6 million or 4.71% to $72.8 million for fiscal 1996 from 76.4% for fiscal 1995. The decrease is the result of depositors withdrawing funds to be used to purchase stock during Heritage's stock conversion, and a withdrawal of maturing certificates of deposit by depositors for investment in higher yielding mutual funds.

   Interest on short-term borrowings, which is a less significant portion of interest expense, decreased $12,000 or 28.6% for fiscal 1996 to $30,000 from $42,000 for fiscal 1995, as the average amount of borrowings outstanding decreased by $105,000 and rates paid decreased by 97 basis points. The Savings Bank uses FHLB advances as a funding source and generally uses short-term borrowings with no prepayment penalties. The decrease in average balance is a direct result of the Company using proceeds from the conversion to repay outstanding advances.

   The weighted average cost paid on interest-bearing liabilities increased to 4.63% for fiscal 1996 from 4.39% for fiscal 1995.

Provision for Loan Losses

   The Savings Bank's management monitors and adjusts its loan loss reserves based upon its analysis of the loan portfolio. Reserves are increased by a charge to income, the amount of which depends upon an analysis of the changing risks inherent in the Savings Bank's loan portfolio and the relative status of the real estate market and the economy in general. The Savings Bank has historically experienced a limited amount of loan charge-offs and delinquencies. However, there can be no assurance that additions to the loan loss allowance will not be required in future periods, or that actual losses will not exceed estimated amounts. The Savings Bank's ratio of non-performing loans to total assets was .50% and .40% for fiscal 1996 and 1995. The provision for loan losses for fiscal 1996 was a $5,000 decrease to $55,000 from the fiscal 1995 provision of $60,000. The Savings Bank had no charge-offs in fiscal 1996 and 1995.

Non-Interest Income

   Non-interest income increased $19,000 or 15.8% to $139,000 for fiscal 1996 from $120,000 for fiscal 1995. Fees and charges on loans decreased slightly for fiscal 1996 to $31,000 from $33,000 for fiscal 1995. The decrease was the result of a decrease in inspection fee income.

   Fees on transaction accounts increased by approximately $6,000 or 13.6% to $50,000 for fiscal 1996 from $44,000 for fiscal 1995. The increase is due to an overall increase in the NOW account portfolio of deposits.

   Other income increased for fiscal 1996 by approximately $13,000 or 28.9% to $58,000 from $45,000 for fiscal 1995. The increase was the result of an insurance recovery for storm damage and rental income on a portion of the Bank's premises that was rented in 1996, but vacant in 1995.

Non-Interest Expenses

   Non-interest expense increased $718,000 or 38.3% to $2,593,000 for fiscal 1996 from $1,875,000 for fiscal 1995. Salaries and related expenses increased $160,000 or 15.7% to $1,179,000 for fiscal 1996 from $1,019,000 for fiscal 1995.
Salaries and related expenses increased as a result of increased pension expense and the adoption of the Employee Stock Ownership Plan ("ESOP"). Salaries and related expenses are expected to continue to increase in future periods as a result of increases in those benefits and the implementation of the Management Stock Bonus Plan ("MSBP"), and revisions to the Savings Bank's pension plan required by the Retirement Protection Act.

   Occupancy expense for fiscal 1996 did not fluctuate significantly from fiscal 1995.

   The Savings Association Insurance Fund ("SAIF") deposit insurance premium increased by approximately $504,000 to $680,000 for fiscal 1996 from $176,000 for fiscal 1995. This increase is the result of legislation passed that required the Savings Bank to pay a one-time Federal Deposit Insurance assessment of approximately $506,000 which was .657% of insured deposits at March 31, 1995. This was offset slightly due to a decrease in deposits at the time the regular Federal Deposit Insurance assessments were made. It is expected that the Savings Bank's SAIF premiums will be reduced to approximately .064% of insured deposits beginning January 1, 1997 from the current rate of .23%.

   Depreciation of equipment expense decreased $6,000 or 8.2% to $67,000 for fiscal 1996 from $73,000 for fiscal 1995. The decrease for fiscal 1996 was the result of certain equipment becoming fully depreciated in fiscal 1995.

   Advertising expense decreased by $46,000 or 54.8% to $38,000 for fiscal 1996 from $84,000 for fiscal 1995. Advertising expense was reduced for fiscal 1996, to allow funds raised by the conversion to be invested before additional deposits were desired. In fiscal 1995, the Savings Bank conducted an aggressive advertising campaign for loans and deposits and participation in the MOST Automated Teller Machine ("ATM") network.

   Data processing costs increased $5,000 or 7.0% to $76,000 for fiscal 1996 from $71,000 for fiscal 1995.

   Professional services increased $87,000 or 170.6% to $138,000 for fiscal 1996 from $51,000 for fiscal 1995. The increase in professional services is primarily the direct result of the stock conversion which resulted in additional services being required for filings with the Securities and Exchange Commission and also with the implementation of the ESOP and MSBP.

   Other expenses increased by approximately $20,000 or 8.1% to $266,000 for fiscal 1996 from $246,000 for fiscal 1995. The increase in fiscal 1996 is the result of an increase in ATM expense of $11,000 to $13,000 for fiscal 1996 from $2,000 for fiscal 1995, due to the Savings Bank going "on-line" for all of fiscal 1996, after having been on-line only for the last part of fiscal 1995. Other increases in expense could also be found in stationery, printing and office supplies, computer supplies, telephone, telegraph and postage totaling approximately $10,000, offset by decreases in dues and subscriptions and Savings Bank service charges.

   Provision for income taxes decreased by approximately $108,000 or 26.4% to $301,000 for fiscal 1996 from $409,000 for fiscal 1995. The decrease in fiscal 1996 compared to fiscal 1995 was primarily the result of a decrease in pretax income.

   In August of 1996 legislation was passed that eliminated the percentage of taxable income method of computing the Savings Bank's bad debt deduction and requires the recapture over a six year period of the excess balance in the reserve for bad debts above the December 31, 1987 reserve balance. This amount is approximately $339,000 at September 30, 1996 with an income tax effect of approximately $131,000. The legislation will not impact the Savings Bank's provisions for income taxes, but will have an immaterial negative impact on cash flows of the Savings Bank because of increased income taxes payable.

Liquidity and Capital Resources

   The Company is required by OTS regulations to maintain, for each calendar month, a daily average balance of cash and eligible liquid investments of not less than 5% of the average daily balance of its net withdrawable savings and borrowings (due in one year or less) during the preceding calendar month. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10%. The Savings Bank's average liquidity ratio was 10.5% and 12.6% at September 30, 1996 and 1995, respectively.

   The Company's sources of liquidity have historically included income earned from operations, principal and interest payments and prepayments on loans and securities, maturities of investment securities, deposit inflows and periodically borrowings from the FHLB of Atlanta. For fiscal 1996, the Company also had the proceeds from the stock conversion as a source of funds.

   Cash flows from operating activities were $980,000 and $517,000 for fiscal 1996 and 1995. Cash flows from operations in fiscal 1996 increased from fiscal 1995 because loan fees collected in cash but deferred for financial statements purposes increased significantly as loan originations increased. There was also an increase in cash flows from an increase in other liabilities. This was offset by the decline in earnings for fiscal 1996.

   Loan prepayments and repayments were $16.1 million and $10.2 million for fiscal 1996 and 1995.

   Cash disbursed for new loan origination was $21.6 million and $8.7 million for fiscal 1996 and 1995. Loan demand increased in fiscal 1996 and 1995 created by economic conditions.

   In fiscal 1996, management used a portion of the proceeds generated from the conversion to invest $8.4 million in investment securities, $2.6 million in mortgage backed securities and $2.0 million in securities purchased under agreement to resell. These were also funded by the maturing of $6.5 million in investment securities and interest-bearing deposits in other banks.

   The Company primarily originates loans for its own portfolio and does not sell loans to secondary market participants such as Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Association ("FNMA"), but does occasionally sell loans to other financial institutions. The Savings Bank may in the future sell loans to secondary market participants. However, in fiscal 1996 and 1995, certain loan origination programs generated more loans than the Savings Bank could retain in its portfolio without borrowing from external sources. As a result, the Savings Bank sold $.5 million in fiscal 1996 of new loan maturities and $3.2 million in fiscal 1995. The Savings Bank had no loans held for sale at September 30, 1996. All of the above loans were sold at their carrying amount with no gain or loss incurred. The Savings Bank does not rely on the sale of loans as a source of cash flows or on the resulting servicing fee income as a revenue source.

   During fiscal 1996, cash outflows from deposits were $4.0 million, primarily the result of depositors withdrawing funds to be used in the purchase of stock during the conversion, and the investing of the funds in higher yielding mutual funds. In addition, in the latter part of the 1995 fiscal year, the Savings Bank began an advertising campaign for one year certificates of deposit at the upper end of competitive interest rates during a period of increasing rates. This campaign was initiated in anticipation of seasonal disbursements for payments and borrowers' real estate taxes.

   The Company completed the stock conversion during the second quarter of fiscal 1996 which generated $16.2 million of gross proceeds. After adjusting for the leveraged loan to the ESOP, which purchased approximately $1,296,040 or 8.0% of the outstanding shares, and the expenses related to the conversion of approximately $640,000, the net proceeds from the conversion were approximately $14.3 million. The net cash provided to the Company from the conversion was $12.9 million after adjusting for $1.4 million of deposits which were used to purchase stock.

   Management believes it has ample cash flows and liquidity to meet its loan commitments of $1,071,600 at September 30, 1996. The Savings Bank has the ability to reduce its commitments for new loan originations, adjust other cash outflows, and borrow from the FHLB of Atlanta, or others, should the need arise.

   The Savings Bank is subject to federal regulations that impose certain minimum capital requirements. At September 30, 1996, the Savings Bank had risk-based capital of $15.5 million compared to its requirement of $3.9 million, an excess of $11.6 million. Each of the Savings Bank's tangible and core capital was $15.3 million at September 30, 1996, compared to the requirements of $1.4 million for tangible capital and $2.8 million for core capital. See Note 13 to the Consolidated Financial Statements.

   Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the savings and loan industry and similar matters. Further, the disparity in insurance premiums as described herein could result in the Savings Bank losing deposits to the Bank Insurance Fund ("BIF") members who have lower costs of funds and therefore are able to pay higher rates of interest on deposits. Management monitors projected liquidity needs and determines the level desirable, based in part on the Savings Bank's commitments to make loans and management's assessment of the Savings Bank's ability to generate funds.

Recent Accounting Pronouncements

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", was issued by the Financial Accounting Standards Board ("FASB") in March 1995, and will become effective for fiscal years beginning after December 15, 1995.
This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is evaluated based upon the estimated future cash flows expected to result from the use of the asset and its eventual disposition. If expected cash flows are less than the carrying amount of the asset, an impairment loss is recognized. Additionally, this Statement requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. However, based on existing conditions, and a preliminary review, management believes that the impact of adopting this Statement will not be material to the Savings Bank's financial statements.

     In May 1995, the FASB issued the Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights", which will become effective, on a prospective basis, for years beginning after December 31, 1995. This Statement requires mortgage banking enterprises to recognize as separate assets rights to service mortgage loans, however those servicing rights are acquired. When mortgage loans, acquired either through a purchase transaction or by origination, are sold or securitized with servicing rights retained an allocation of the total cost of the mortgage loans should be made between the mortgage servicing rights and the loans based on their relative fair values. In subsequent periods, all mortgage servicing rights capitalized must be periodically evaluated for impairment based on the fair value of those rights, and any impairments recognized through a valuation allowance. The impact of adopting this Statement is not expected to be material to the Savings Bank's financial statements.

     In October 1995, the FASB issued the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). This statement defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB encourages all entities to adopt the fair value based method, however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by Accounting Principles Board ("APB") Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995. Pro forma disclosures must include the effects of all awards granted in fiscal years beginning after December 15, 1994. The Savings Bank anticipates to continue using the "intrinsic value based method" as prescribed by APB Opinion No. 25. Accordingly, the impact of adopting this Statement will not be material to the Savings Bank's financial statements.

     In June 1996, the FASB issued the Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which will become effective on a prospective basis for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. This Statement will require the Savings Bank to record at fair value assets and liabilities resulting from a transfer of financial assets. The impact of adopting this Statement is not expected to be material to the Savings Bank's financial statements.

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Board of Directors
WHG Bancshares Corporation
Lutherville, Maryland

     We have audited the consolidated statements of financial condition of WHG Bancshares Corporation and Subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, retained earnings and cash flows for each of the two years in the two year period ended September 30, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WHG Bancshares Corporation and Subsidiaries at September 30, 1996 and 1995, and the consolidated results of its operations and cash flows for each of the two years in the two year period ended September 30, 1996, in conformity with generally accepted accounting principles.



                                                /s/Anderson Associates, LLP

November 22, 1996
Baltimore, Maryland

                    WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                    -------------------------------------------
                              Lutherville, Maryland
                              ---------------------
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------

                                                                           September 30,
                                                                           -------------
                                                                        1996              1995
                                                                        ----              ----

        Assets
        ------
Cash                                                                $ 1,583,482       $ 1,105,528
Interest bearing deposits in other banks                              4,076,776         6,808,528
Federal funds sold                                                    2,427,851         1,042,225
Securities purchased under agreements to resell                       2,000,000            -
Other investments - fair value ($2,385,000 and
 $507,117, respectively) (Note 3)                                     2,500,000           497,825
Mortgage backed securities - fair value ($2,884,212
 and $546,001, respectively) (Note 4)                                 3,021,998           540,046
Loans receivable - net (Note 5)                                      75,736,786        70,028,255
Accrued interest receivable - loans                                     373,792           351,008
                            - investments                                62,755            21,736
                            - mortgage backed
                               securities                                17,030             3,422
Premises and equipment - net (Note 8)                                   734,443           807,626
Federal Home Loan Bank of Atlanta stock,
 at cost (Note 6)                                                       682,800           679,800
Investment in and loans to affiliated
 corporation (Note 7)                                                 2,825,000         2,975,000
Prepaid income taxes                                                      5,198            -
Deferred income taxes (Note 14)                                         273,589             3,848
Other assets                                                            206,614           161,728
                                                                     ----------        ----------

Total assets                                                        $96,528,114       $85,026,575
                                                                     ==========        ==========

     Liabilities and Stockholders' Equity
     ------------------------------------

Liabilities
-----------
   Deposits (Note 9)                                                $72,100,572       $76,180,631
   Advance payments by borrowers for taxes
    and insurance                                                       322,610           254,841
   Income taxes payable (Note 14)                                       237,456            20,965
   Other liabilities                                                    621,419           117,321
                                                                     ----------        ----------
Total liabilities                                                    73,282,057        76,573,758

Commitments and contingencies (Notes 5, 8 and 11)

Stockholders' Equity (Notes 12 and 13)
   Common stock .10 par value; authorized 1,620,062
    shares; issued and outstanding 1,620,062 shares                     162,006            -
   Additional paid-in capital                                        15,403,857            -
   Retained earnings (substantially restricted)                       8,911,434         8,452,817
                                                                     ----------        ----------
                                                                     24,477,297         8,452,817
   Employee Stock Ownership Plan                                     (1,231,240)           -
                                                                     ----------        ----------
Total stockholders' equity                                           23,246,057         8,452,817
                                                                     ----------        ----------

Total liabilities and stockholders' equity                          $96,528,114       $85,026,575
                                                                     ==========        ==========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                    WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                    -------------------------------------------
                              Lutherville, Maryland
                              ---------------------
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------

                                                                       Years Ended September 30,
                                                                       -------------------------
                                                                          1996           1995
                                                                          ----           ----

Interest and fees on loans (Note 5)                                    $5,572,411     $5,540,450
Interest and dividends on investment securities                           196,132        102,235
Interest on mortgage backed securities                                    149,050         43,970
Other interest income                                                     756,069        597,448
                                                                        ---------      ---------

Total interest income                                                   6,673,662      6,284,103

Interest on deposits (Note 9)                                           3,375,289      3,346,312
Interest on short-term borrowings                                          30,138         42,536
                                                                        ---------      ---------

Total interest expense                                                  3,405,427      3,388,848
                                                                        ---------      ---------
Net interest income                                                     3,268,235      2,895,255
Provision for loan losses (Note 5)                                         55,161         59,839
                                                                        ---------      ---------
Net interest income after provision for loan losses                     3,213,074      2,835,416


Non-Interest Income
-------------------
   Fees and charges on loans                                               30,809         32,657
   Fees on transaction accounts                                            50,222         43,506
   Other income                                                            57,786         44,685
                                                                        ---------      ---------
Total non-interest income                                                 138,817        120,848


Non-Interest Expenses
---------------------
   Salaries and related expenses                                        1,179,072      1,019,499
   Occupancy                                                              148,241        145,544
   SAIF deposit insurance premium                                         679,625        176,425
   Depreciation of equipment                                               67,379         73,213
   Advertising                                                             38,452         84,157
   Data processing costs                                                   75,700         71,089
   Professional services                                                  138,295         51,490
   Loss on foreclosed real estate                                          -               7,265
   Other expenses                                                         265,994        245,917
                                                                        ---------      ---------
Total non-interest expenses                                             2,592,758      1,874,599
                                                                        ---------      ---------

Income before tax provision                                               759,133      1,081,665

Provision for income taxes (Note 14)                                      300,516        408,807
                                                                        ---------      ---------

Net income                                                             $  458,617     $  672,858
                                                                        =========      =========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                    WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                    -------------------------------------------
                              Lutherville, Maryland
                              ---------------------
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 -----------------------------------------------
                   FOR YEARS ENDED SEPTEMBER 30, 1996 AND 1995
                   -------------------------------------------

                                                                                                      Employee
                                                                     Additional                         Stock            Total
                                                         Common       Paid-In          Retained       Ownership       Stockholders'
                                                          Stock       Capital          Earnings         Plan             Equity
                                                          -----       -------          --------         ----             ------

Balance - September 30, 1994                            $  -         $     -          $7,779,959     $     -          $ 7,779,959

Net income for year ended September 30, 1995               -               -             672,858           -              672,858
                                                         -------      ---------        ---------       ---------       ----------

Balance - September 30, 1995                               -               -           8,452,817           -            8,452,817

Issuance of common stock                                 162,006      15,398,998           -               -           15,561,004

Funds borrowed to purchase stock by
 Employee Stock Ownership Plan                             -               -               -          (1,296,040)      (1,296,040)

Compensation under stock-based benefit plan                -               4,859           -              64,800           69,659

Net income                                                 -               -             458,617           -              458,617
                                                         -------      ----------       ---------      ----------       ----------

Balance - September 30, 1996                            $162,006     $15,403,857      $8,911,434     $(1,231,240)     $23,246,057
                                                         =======      ==========       =========      ==========       ==========


The accompanying notes to consolidated financial statements are an integral part of these statements.

                    WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                    -------------------------------------------
                              Lutherville, Maryland
                              ---------------------
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                             Years Ended September 30,
                                                                             -------------------------
                                                                              1996             1995
                                                                              ----             ----

Operating Activities
  Net income                                                             $   458,617      $   672,858
  Adjustments to Reconcile Net Income to Net
   Cash Provided by Operating Activities
   -------------------------------------
      Amortization of discount of mortgage backed securities                    (592)             -
      Amortization of deferred loan fees                                    (195,680)        (207,391)
      Loan fees deferred                                                     275,956           92,119
      Decrease in discount on loans purchased                                (26,579)         (23,809)
      Other amortization                                                     (57,800)         (53,309)
      Provision for loan losses                                               55,161           59,839
      Non-cash compensation under stock-based benefit plans                   69,659              -
      Increase in accrued interest receivable                                (77,411)          (38,586)
      Loss on foreclosed real estate                                             -              7,265
      Provision for depreciation                                              80,984           86,429
      Loans sold                                                             560,000              -
      Loans originated for sale                                             (560,000)             -
      Increase in prepaid income taxes                                        (5,198)             -
      (Increase) decrease in deferred income taxes                          (269,741)          54,614
      Increase in other assets                                               (44,885)         (50,671)
      Increase (decrease) in accrued interest payable                         (2,925)             251
      Increase in income taxes payable                                       216,491           15,215
      Increase (decrease) in other liabilities                               504,097          (97,336)
                                                                          ----------       ----------

          Net cash provided by operating activities                          980,154          517,488


Cash Flows from Investment Activities
-------------------------------------
  Proceeds from maturing interest-bearing deposits                         1,076,000          193,000
  Purchases of interest-bearing deposits                                    (783,000)      (1,076,000)
  Purchase of mortgage backed securities                                  (2,614,902)             -
  Increase in securities purchased under agreement to resell              (2,000,000)             -
  Proceeds from maturing other investments                                 6,525,000              -
  Purchase of other investments                                           (8,469,375)             -
  Principal collected on mortgage backed securities                          133,542           93,326
  Net increase in shorter term loans                                        (324,572)         (13,552)
  Longer term loans originated or acquired                               (21,592,489)      (8,746,690)
  Principal collected on longer term loans                                16,099,672       10,202,333
  Loans sold                                                                     -          3,217,867
  Net proceeds from sale of foreclosed real estate                               -            153,179
  Investment in foreclosed assets                                                -            (14,317)
  Investment in premises and equipment                                        (7,801)         (76,702)
  Purchase of stock in Federal Home Loan Bank of Atlanta                      (3,000)         (16,600)
  (Increase) or decrease on investment in and loans
   to joint ventures                                                         150,000         (250,000)
                                                                          ----------       ----------

          Net cash provided (used) by investment activities              (11,810,925)       3,665,844

                    WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                    -------------------------------------------
                              Lutherville, Maryland
                              ---------------------
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                          Years Ended September 30,
                                                                          -------------------------
                                                                             1996              1995
                                                                             ----              ----

Cash Flows from Financing Activities
  Net decrease in demand deposits, money
   market, passbook accounts and advances by
   borrowers for taxes and insurance                                     $  (328,104)      $(4,369,224)
  Net increase (decrease) in certificates of deposit                      (3,681,261)        1,501,629
  Sale of common stock                                                    15,561,004               -
  Employee Stock Ownership Plan obligation                                (1,296,040)              -
                                                                          ----------        ----------

          Net cash provided (used) by financing activities                10,255,599        (2,867,595)
                                                                          ----------        ----------

Increase (decrease) in cash and cash equivalents                            (575,172)        1,315,737
Cash and cash equivalents at beginning of year                             7,880,281         6,564,544
                                                                          ----------        ----------

Cash and cash equivalents at end of year                                 $ 7,305,109       $ 7,880,281
                                                                         ===========       ===========

The following is a Summary of Cash and Cash Equivalents:
--------------------------------------------------------

  Cash                                                                   $ 1,583,482      $ 1,105,528
  Interest bearing deposits in other banks                                 4,076,776        6,808,528
  Federal funds sold                                                       2,427,851        1,042,225
                                                                          ----------       ----------
  Balance of cash items reflected on
   Statement of Financial condition                                        8,088,109        8,956,281

      Less    -  certificates  of deposit with original
                 maturities of more than three months that
                 are included in interest bearing deposits
                 in other banks                                              783,000        1,076,000
                                                                          ----------       ----------

Cash and cash equivalents reflected on the
 Statement of Cash Flows                                                 $ 7,305,109      $ 7,880,281
                                                                          ==========       ==========

Supplemental Disclosure of Cash Flow Information:
-------------------------------------------------
  Cash paid during the year for:

      Interest                                                           $ 3,408,352      $ 3,388,597
                                                                          ==========       ==========
      Taxes                                                              $   352,466      $   338,978
                                                                          ==========       ==========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                    WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                    -------------------------------------------
                              Lutherville, Maryland
                              ---------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                               SEPTEMBER 30, 1996
                               ------------------

Note 1 - Summary of Significant Accounting Policies
         ------------------------------------------

     A. Principles of Consolidation - The consolidated financial statements include the accounts of WHG Bancshares Corporation ("the Company") and its wholly-owned subsidiary, Heritage Savings Bank, FSB ("the Bank") and the Bank's subsidiary, Mapleleaf Mortgage Corporation. All intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

     B. Business - The Bank's primary business activity is the acceptance of deposits from the general public and using the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

     C. Basis of Financial Statement Presentation - The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of foreclosed real estate. See Note G & H below for a discussion of the determination of that estimate.

     D. Federal Funds - Federal funds sold are carried at cost which approximates market.

     E. Investments and Mortgage Backed Securities - As of October 1, 1994, the Bank adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities". Non-equity investments and mortgage backed securities will be held to maturity and, accordingly, are carried at amortized cost since management has the ability and intention to hold them to maturity. As of September 30, 1994, non-equity investments and mortgage backed securities were carried at cost, adjusted for amortization of premiums and accretion of discounts on purchases using the interest method, since management had the ability and intention to hold them to maturity. Accordingly, the implementation of SFAS No. 115 had no effect on the accompanying consolidated financial statements.

     F. Loans Receivable - Net - Loans receivable are stated at unpaid principal balances, less undisbursed portion of loans in process, unamortized discounts on loans purchased, deferred loan origination fees and the allowance for loan losses, since management has the ability and intention to hold them to maturity.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------
SEPTEMBER 30, 1996
------------------

Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

     F. Loans held for sale are carried at the lower of cost or estimated market value, determined in the aggregate. In computing cost, deferred loan origination fees are deducted from the principal balances of the related loans. There were no loans held for sale at September 30, 1996 and 1995.

          The Savings Bank services loans for others and pays the participant its share of Savings Bank's collections, net of a stipulated servicing fee. Loan servicing fees are credited to income when earned and servicing costs are charged to expense as incurred.

     G. Allowance for Loan Losses - An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Determining the amount of the allowance for loan losses requires the use of estimates and assumptions, which is permitted under generally accepted accounting principles. Actual results could differ significantly from those estimates. Management believes the allowance for losses on loans is adequate. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

          For the fiscal year ended September 30, 1996, the Bank implemented the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, as amended by SFAS No. 118. The Statement addresses the accounting by creditors for impairment of certain loans. It is generally applicable for all loans except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, including residential mortgage loans and consumer installment loans. It also applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The impact of adoption of SFAS No. 114 and as amended by SFAS No. 118 was not material.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1996
------------------

Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

     G. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. When a payment is received on a loan on non-accrual status, the amount received is allocated to principal and interest in accordance with the contractual terms of the loan.

          Loan origination fees have been reflected in accordance with Statement of Financial Accounting Standards ("SFAS") No. 91. This Statement requires that loan origination fees and certain direct loan origination costs be deferred and be recognized by the interest method over the contractual life of the related loan as an adjustment of yield.

          Premiums and discounts on loans purchased are recognized in income over the estimated life of the related loans using the level yield method.

     H. Foreclosed Real Estate - Real estate acquired through or in the process of foreclosure is recorded at the lower of cost or fair value. Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using estimates as described under the caption "Allowance for Loan Losses". In the event of a subsequent decline, management provides an additional allowance to reduce real estate acquired through foreclosure to its fair value less estimated disposal cost.

     I. Premises and Equipment - Premises and equipment are carried at cost less accumulated depreciation. Depreciation and amortization of premises and equipment are accumulated by the use of the straight-line method over the estimated useful lives of the assets. Additions and improvements are capitalized, and charges for repairs and maintenance are expensed when incurred. The related cost and accumulated depreciation are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

     J. Investment In and Loans To Affiliated Corporation - Investments in and loans to affiliated corporation represents common stock owned and advances to a company formed for the purpose of making consumer installment loans. The Bank has a 33-1/3% interest in this company and its proportionate share of income or losses has not been recorded on the equity method, since such amounts are not material to the accompanying consolidated financial statements. The Bank is using the cost method of accounting to record this investment. (See Note 7)

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1996
------------------

Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

     K. Defined Benefit Pension Plan - The Bank accounts for its Pension Plan in accordance with Statement of Financial Accounting Standards No. 87. Funding is limited to amounts that are available for deduction under the Internal Revenue Code (See Note 11).

     L. Income Taxes - Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     M. Statement of Cash Flows - In the statement of cash flows, cash and equivalents include cash, Federal Home Loan Bank of Atlanta overnight deposits, federal funds and certificates of deposit with a maturity date less than ninety days.

     N. Earnings Per Share - Earnings per share data is not presented for the year ended September 30, 1996, since the Bank converted to stock form in March 1996, and such information would not be meaningful.

     O. Employee Stock Ownership Plan - The Corporation accounts for its Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6 of the Accounting Standards Division of the American Institute of Certified Public Accountants. (See Note 12)

     P.   Reclassification  and  Restatement - Certain prior years' amounts have
          been   reclassified  to  conform  to  the  current  year's  method  of presentation.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1996
------------------

Note 2 - Securities Purchased Under Agreements to Resell
         -----------------------------------------------

     The Company enters into purchases of mortgage backed securities under agreements to resell substantially identical securities. Securities purchased under agreements to resell at September 30, 1996 consist of mortgage backed securities.

     The amounts advanced under these agreements represent short-term loans and are reflected as a receivable in the statement of financial condition. The securities underlying the agreements are book-entry securities. During the period, the securities were delivered by appropriate entry into a third-party custodian's account designated by the Company under a written custodial agreement that explicitly recognizes the Corporation's interest in the securities. At September 30, 1996, these agreements matured within 90 days and no material amount of agreements to resell securities purchased was outstanding with any individual dealer. Securities purchased under agreements to resell averaged approximately $2,400,000 during the fiscal year ended September 30, 1996, and the maximum amounts outstanding at any month-end during the fiscal year ended September 30, 1996 was $6,000,000.

Note 3 - Other Investments

     The amortized cost and fair values of other investments are as follows:

                                            September 30, 1996
                           -----------------------------------------------------
                                             Gross          Gross
                           Amortized       Unrealized     Unrealized        Fair
                             Cost             Gain          Losses          Value
                             ----             ----          ------          -----

Federal National
 Mortgage Association
 Bonds                     $1,500,000      $   -          $   66,875      $1,433,125
Federal Home Loan
 Bank Bonds                 1,000,000          -              48,125         951,875
                            ---------       ---------      ---------       ---------
                           $2,500,000      $   -          $  115,000      $2,385,000
                            =========       =========      =========       =========


WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1996
------------------

Note 3 - Other Investments - Continued
         -----------------
                                       September 30, 1995
                           -----------------------------------------
                                             Gross
                           Amortized       Unrealized          Fair
                              Cost            Gain             Value
                              ----            ----             -----

U.S. Treasury Bonds         $497,825        $  9,292           $507,117
                            =======          =======           =======

     No gains or losses were realized during the years ended September 30, 1996 or 1995.

     The scheduled maturities of other investments at September 30, 1996:

                                           Amortized        Fair
                                              Cost          Value
                                              ----          -----

Due after five years through
 ten years                                 $1,500,000     $1,433,125
Due after ten years                         1,000,000        951,875
                                            ---------      ---------
                                           $2,500,000     $2,385,000
                                            =========      =========

Note 4 - Mortgage Backed Securities
         --------------------------

     Mortgage backed securities at September 30, consist of the following:

                                              1996           1995
                                              ----           ----
GNMA participating certificates           $2,405,906      $  540,046
FNMA participating certifcates               623,760             -
                                           ---------       ---------
                                           3,029,666         540,046

   Net - unamortized premiums
          and discounts                        7,668             -
                                           ---------      ----------
                                           $3,021,998     $  540,046
                                            =========      =========
                                      -30-

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1996
------------------

Note 4 - Mortgage Backed Securities - Continued
         --------------------------

     The amortized cost and fair value of mortgage backed securities are as follows:

                                                    Gross          Gross
                                   Amortized      Unrealized      Unrealized             Fair
                                      Cost           Gains          Losses               Value
                                      ----           -----          ------               -----

                                                      September 30, 1996
                                  ---------------------------------------------------------------
GNMA participating certificates   $2,398,423      $    1,754      $  104,736           $2,295,441
FNMA participating certifcates       623,575            -             34,804              588,771
                                   ---------       ---------       ---------            ---------
                                  $3,021,998      $    1,754      $  139,540           $2,884,212
                                   =========       =========       =========            =========




                                                       September 30, 1995
                                  ---------------------------------------------------------------
GNMA participating certificates   $  540,046       $   6,101      $      146           $  546,001
                                   ========         ========       =========            =========

     No gains or losses were realized during the years ended September 30, 1996 and 1995.

Note 5 - Loans Receivable
         ----------------

     Loans receivable at September 30, 1996 and 1995 consist of the following:

                                                             1996              1995
                                                             ----              ----
One to four family residential mortgage loans             $69,212,623       $65,349,372
Multifamily residential mortgage loans                        286,950           306,809
Commercial mortgage loans                                   3,026,330         3,004,969
Construction loans                                          3,277,500           887,000
Lines of credit                                               475,000           500,000
Land/lot loans                                                773,730           268,854
Home improvement loans                                          8,586            12,842
Share loans                                                   425,783           641,421
Lease finance receivables                                     828,126           283,660
                                                           ----------        ----------
                                                           78,314,628        71,254,927

     Less - undisbursed portion of loans
             in process                                    (1,613,088)         (370,776)
          - unamortized discount on loans
             purchased                                       (167,074)         (193,653)
          - deferred loan origination fees                   (602,680)         (522,404)
          - allowance for loan losses                        (195,000)         (139,839)
                                                           ----------        ----------
                                                          $75,736,786       $70,028,255
                                                           ==========        ==========

                                      -31-



WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1996
------------------

Note 5 - Loans Receivable - Continued
         ----------------

     The following is a summary of the allowance for loan losses:

                                                         September 30,
                                                         -------------
                                                       1996         1995
                                                       ----         ----

     Beginning balance                               $139,839     $ 80,000
     Provision for loan losses                         55,161       59,839
     Charge-offs                                            -            -
                                                      -------      -------
     Balance end                                     $195,000     $139,839
                                                      =======      =======

     Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank's lending area.
Multifamily residential, commercial, construction and other loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

     Substantially all of the Bank's loans receivable are mortgage loans secured by residential  and commercial  real estate  properties  located in the State of
Maryland.  Loans are extended only after  evaluation by management of customers'
creditworthiness  and other relevant  factors on a case-by-case  basis. The Bank generally  does not lend more than 90% of the appraised  value of a property and requires private mortgage insurance on residential  mortgages with loan-to-value ratios  in excess of 80%.  In  addition,  the Bank  generally  obtains  personal
guarantees  of  repayment   from   borrowers   and/or  others  for   multifamily
residential,  commercial  and  construction  loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

     Non-accrual loans for which interest has been reduced totaled approximately
$480,345 and $166,925 at September 30, 1996 and 1995. There were no impaired loans as defined by SFAS No. 114 at September 30, 1996. There was no interest income recognized on impaired loans during these periods.

     Interest income that would have been recorded under the original terms of such loans and the interest actually recognized for the years ended September
30, are summarized below:

                                                        1996         1995
                                                        ----         ----

Interest income that would have
 been recognized                                     $ 57,085     $ 26,106
Interest income recognized                             25,073        9,373
                                                      -------      -------

   Interest income not recognized                    $ 32,012     $ 16,733
                                                      =======      =======


WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1996
------------------

Note 5 - Loans Receivable - Continued
         ----------------

     Loans outstanding to officers and directors and their affiliates of the Bank at September 30, 1996 and 1995:

    Balance At                                Balance At                                Balance At
     September       Loans      Principal     September        Loans      Principal     September
     30, 1996        Made       Repayment      30, 1995        Made       Repayment      30, 1994
    ----------       -----      ---------     ----------       -----      ---------     ---------
    $1,110,156      $16,472     $ 39,890      $1,133,574      $ 8,484     $ 94,099      $1,219,189

    Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans at September 30, are summarized as follows:

                                                                 1996            1995
                                                                 ----            ----
Mortgage loan portfolios serviced for:
   Other investors                                           $10,650,449     $12,870,484
                                                              ==========      ==========

     Custodial Escrow balances maintained in connection with the foregoing loan servicings were approximately $48,845 and $52,541 at September 30, 1996 and 1995.

     Unless otherwise noted, the Bank requires collateral or other security to support financial instruments with off-balance-sheet credit risk.

Financial Instruments Whose Contract                              Contract Amount
 Amounts Represent Credit Risk                                    At September 30,
 -----------------------------                                    ----------------
                                                               1996            1995
                                                               ----            ----

   Standby letters of credit                                 $   13,460      $   13,460
   Loan commitments                                           1,071,600         197,000
   Line of credit                                               475,000         500,000

     Standby letters of credit are conditional commitments issued by the Bank guaranteeing performance by a customer to various municipalities. These guarantees are issued primarily to support performance arrangements, limited to real estate transactions.

     Mortgage loan commitments not reflected in the accompanying financial statements at September 30, 1996 are $325,000 for an adjustable rate mortgage at 10.75% and fixed rate mortgages totaling $746,600 ranging from 7.5% to 8.00%.

     Lines of credit are loan commitments to individuals and companies as long as there is no violation of any condition established in the contract. Lines of credit have a fixed expiration date. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

     The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the statement of financial condition at September 30, 1996 as a liability for credit loss.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1996
------------------

Note 6 - Investment in Federal Home Loan Bank of Atlanta Stock
         -----------------------------------------------------

     The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta ("FHLB") in an amount equal to at least 1% of the unpaid principal balances of the Bank's residential mortgage loans or 1/20 of its outstanding advances from the FHLB, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value.

Note 7 - Investment in and Loans to Affiliated Corporation
         -------------------------------------------------

     Cash, Inc. was organized in April 1983 as a service corporation. It is equally owned by the Bank and two other thrift institutions and makes consumer loans to their customers. Loans to Cash, Inc. are due on demand and bear an adjustable interest rate. The Bank has a 33-1/3% interest in this company and its proportionate share of income or losses has not been recorded on the equity method, since such amounts are not material to the accompanying consolidated financial statements. The Bank is using the cost method of accounting to record this investment.

     The Bank's investment in and loans to an affiliated corporation, Cash, Inc. (See Note 1) are summarized as follows:

                                               September 30,
                                               -------------
                                           1996            1995
                                           ----            ----

Capital stock, at cost                  $   25,000      $   25,000
Loan payable                             2,800,000       2,950,000
                                         ---------       ---------
                                        $2,825,000      $2,975,000
                                         =========       =========

     Summarized financial information as of June 30, 1996 and 1995 and for the years ended June 30, 1996 and 1995 for Cash, Inc. are as follows:

                                                           1996            1995
                                                           ----            ----

Cash                                                    $  233,189     $  157,999
Finance receivables                                      8,035,536      8,277,384
Real estate acquired through foreclosure                   117,729        199,722
Other assets                                               113,667         38,834
                                                         ---------      ---------
                                                        $8,500,121     $8,673,939
                                                         =========      =========

Loans payable                                           $8,400,000     $8,573,000
Other liabilities                                           34,162         37,679
                                                         ---------      ---------
                                                         8,434,162      8,610,679
Stockholders' equity                                        65,959         63,260
                                                         ---------      ---------
                                                        $8,500,121     $8,673,939
                                                         =========      =========


WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1996
------------------

Note 7 - Investment in and Loans to Affiliated Corporation - Continued
         -------------------------------------------------

                                                           1996            1995
                                                           ----            ----
Income and Expense
------------------

Income:
   Interest                                             $  897,767     $  852,817
   Other income                                             33,866         28,920
                                                         ---------      ---------
                                                           931,633        881,737

Expenses:
   Interest                                                686,482        594,761
   Provision for losses on loans                            40,392         73,694
   Salaries and related expenses                           135,909        133,137
   Other expenses                                           63,101         65,181
                                                         ---------      ---------
                                                           925,884        866,773
                                                         ---------      ---------

Income before income tax provision                           5,749         14,964

Income tax provision                                         3,050         15,688
                                                         ---------      ---------

Net income (loss)                                            2,699           (724)
Retained earnings (deficit) at beginning
 of fiscal year                                            (11,740)        (11,016)
                                                         ---------       ---------

Retained earnings (deficit) at end of
 fiscal year                                            $   (9,041)     $  (11,740)
                                                         =========      =========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1996
------------------

Note 8 - Premises and Equipment
         ----------------------

     Premises and equipment at September 30, 1996 and 1995 are summarized by major classification as follows:

                                                                                      Useful Life
                                                1996              1995                 in Years
                                                ----              ----                ---------
Land                                        $  224,056        $  224,056                  -
Office buildings                               602,549           604,267                 5-50
Furniture, fixtures and equipment              769,652           768,080                 3-20
                                             ---------         ---------
                                             1,596,257         1,596,403

   Accumulated depreciation                   (861,814)         (788,777)
                                             ---------         ---------
                                            $  734,443        $  807,626
                                             =========         =========

                The provision for depreciation for the periods ended September 30, 1996 and 1995 was $80,984 and $86,429, respectively.

                The Bank has entered into several operating leases for the premises of its branch offices. Rental expense under these leases for the years ended September 30, 1996 and 1995 was $54,964 and $52,190, respectively. At September 30, 1996, the minimum rental commitments under noncancellable leases are as follows:

                Year Ended September 30,                         Total
                ------------------------                         -----
                       1997                                    $ 40,351
                       1998                                      22,218
                       1999                                      22,218
                       2000                                      22,218
                       2001                                       9,257
                                                                -------
                                                               $116,262
                                                                =======
Note 9 - Deposits
         --------

                Deposits are summarized as follows at September 30:

                                                    1996                            1995
                                        ----------------------------     -------------------------------
                                                          Weighted-                        Weighted-
Type of Account                            Amount       Average Rate         Amount       Average Rate
---------------                            ------       ------------         ------       ------------
NOW and money market accounts
 including non-interest bearing
 deposits of $516,213 in 1996
 and $431,950 in 1995                   $12,338,661         2.59%         $12,191,909             2.72%
Passbook savings                         15,636,722         3.04%          16,179,347             3.04%
Certificates of deposit                  44,123,348         5.72%          47,804,609             5.93%
                                         ----------                        ----------
                                         72,098,731                        76,175,865
Accrued interest                              1,841                             4,766
                                         ----------                        ----------
                                        $72,100,572                       $76,180,631
                                         ==========                        ==========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1996
------------------

Note 9 - Deposits - Continued
         --------

                The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $3,394,313 and $3,720,138 at September 30, 1996 and 1995. Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund.

                                                1996              1995
                                             -----------       -------
                                               Amount            Amount

Certificates accounts mature as follows:

   One year or less                          $25,337,111       $29,818,941
   More than 1 year through 2 years           10,948,754         4,940,715
   More than 2 years through
    3 years                                    4,561,182         7,627,319
   More than 3 years                           3,276,301         5,417,634
                                              ----------        ----------
                                             $44,123,348       $47,804,609

                                              ==========        ==========

                Interest expense on deposits is summarized as follows for the years ended September 30:

                                            1996               1995
                                            ----               ----
Certificates                             $2,581,651        $2,509,445
NOW and money market                        315,593           329,876
Passbook                                    478,045           506,991
                                          ---------         ---------
                                         $3,375,289        $3,346,312
                                         ==========        ==========

                Deposit Insurance Reform. Currently, there are two deposit insurance funds maintained by the Federal Deposit Insurance Corporation ("FDIC"), the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF"). The Bank's deposits are insured by SAIF. Legislation has been passed concerning the Deposit Insurance Reform that required the Bank to pay a one-time assessment of .657% of insured deposits at March 31, 1995, which was approximately $506,000. The Bank's SAIF deposit insurance premiums will be reduced to .064% of insured deposits beginning January 1, 1997 from the current rate of .23% of insured deposits. BIF and SAIF may be merged on January 1, 1999.

Note 10 - Borrowings

                The Bank had no advances from the Federal Home Loan Bank of Atlanta at September 30, 1996 and 1995. During the fiscal year ended September 30, 1996, the Bank had a line of credit totaling $10,000,000 from the Federal Home Loan Bank of Atlanta.

                Outstanding advances are secured by Federal Home Loan Bank of Atlanta stock and the principal balance of home mortgage loans equal to 165% of the advances.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1996
------------------

Note 11 - Pension Plan
          ------------

                Substantially all employees of the Bank are included in a non-contributory defined benefit pension plan. The Bank's policy is to fund pension costs accrued. There were no unfunded or unamortized prior service costs at September 30, 1996 and 1995. The costs of funding this plan were $37,694 and $19,102 for the years ended September 30, 1996 and 1995, respectively.

                The following table sets forth the plan's related costs at September 30:

                                                         1996            1995
                                                         ----            ----
                Service cost                           $ 32,075        $ 23,615
                Interest cost                            48,995          36,803
                Actual return on plan assets            (39,168)        (23,344)
                Other components                         (4,208)        (17,972)
                                                        -------         -------
                   Net period pension costs            $ 37,694        $ 19,102
                                                        =======         =======

                The following table sets forth the plan's funded status at September 30:

                                                                            1996             1995
                                                                            ----             ----
Accumulated Benefit Obligation
------------------------------
                Vested                                                    $465,738        $417,695
                Non-vested                                                   4,200           2,087
                                                                           -------         -------
                   Total                                                  $469,038        $419,782
                                                                           =======         =======

                Projected benefit obligation                              $677,176        $657,849
                Fair value of plan assets as of September 30               657,912         568,011
                                                                           -------         -------
                Plan assets in deficit of projected
                 benefit obligation                                        (19,264)        (89,838)
                Unrecognized net loss                                       89,765         144,679
                Unrecognized net transition obligation                       2,429           2,631
                                                                           -------         -------
                   Prepaid pension cost                                   $ 72,930        $ 57,472
                                                                           =======         =======

Reconciliation of Projected Benefit Obligation
----------------------------------------------
  Projected benefit obligation beginning of year                          $657,849        $490,774
  Interest cost for the fiscal year                                         48,995          36,803
  Service cost for the fiscal year                                          32,075          23,615
  Benefit payments for the fiscal year                                      (2,419)            -
  Actuarial (gain) loss for the fiscal year                                (59,324)        106,657
                                                                           -------         -------
  Projected benefit obligation as of September 30                         $677,176        $657,849
                                                                           =======         =======

                The following interest rate assumptions were used for September 30:

                                                        1996            1995
                                                        ----            ----
                Weighted-average discount rate           7.5%            7.5%
                Long term rate of return                 8.0%            8.0%
                Rate of compensation increase            4.5%            4.5%

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1996
------------------

Note 12 - Common Stock and Stock Benefit Plans
          ------------------------------------

                On March 29, 1996, the Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank. Simultaneously, the Bank consummated the formation of a new holding company, WHG Bancshares Corporation, of which the Bank is a wholly-owned subsidiary. In connection with the conversion, the Company issued 1,620,062 shares of its common stock, par value $.10 per share (the "Common Stock") for gross proceeds of $16,200,620 and net proceeds of $15,560,905, of which $6,484,461 was contributed to the Bank in exchange for all of its outstanding common stock.

                 At the same time of conversion, the Bank established an Employee Stock Ownership Plan ("ESOP"), and acquired 129,604 shares of the Corporation's common stock. Funds used to acquire the shares were borrowed from the Company by the ESOP with a direct loan from the Company requiring annual payments of $129,604.

                The ESOP holds the common stock in a Trust for allocation among participating employees.

                All employees of the Bank who have completed one year of service and attained the age of 21 are eligible to participate. Participants will become 100% vested in their accounts after five years of service with the Bank or earlier upon death, disability or retirement.

                The ESOP is funded by contributions made by the Bank in cash or common stock and dividends on the shares held in the Trust. The Bank recognizes compensation expense as shares are committed for release from collateral at their current market price. Dividends on allocated shares are recorded as a reduction of retained earnings and dividends on unallocated shares are recorded as a reduction of Debt. Compensation cost for the year ended September 30, 1996 was $69,659.

                The ESOP shares as of June 30, 1996 were as follows:

                                                                      1996
                                                                      ----

Allocated shares                                                       4,320
Shares earned, but unallocated                                         2,160
Unearned shares                                                      123,124

Fair value of unearned shares at September 30                     $1,600,612

     On October 8, 1996, the stockholders of the Company approved the 1996 Stock Option Plan (the "Plan") whereby 162,006 shares of common stock were reserved for issuance under the Plan. Options granted under the Plan may be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended or Non-Incentive Stock Options. Options are exercisable in five annual installments at the market price of common stock at the date of grant. The Options must be exercised within ten years from the date of grant. On October 8th, options for 131,402 shares of common stock were granted at $13.69 per share.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1996
------------------

Note 12 - Common Stock and Stock Benefit Plans - Continued
          ------------------------------------

     On October 8, 1996, the stockholders of the Company also approved a Management Stock Bonus Plan (the "Stock Bonus Plan" or "MSBP") to encourage directors, officers and key employees to remain in the service of the Savings Bank. Up to 64,802 shares of common stock may be awarded under the terms of the Stock Bonus Plan. Shares of common stock awarded under the plan vest in five annual installments at a rate of 20% each year following the date of grant. On October 8, 1996, awards of 55,860 shares of common stock were granted. On November 22, 1996, the Savings Bank funded the purchase of 64,802 shares of its common stock at a price of $13.625 to provide shares for distribution under the Stock Bonus Plan.

Note 13- Retained Earnings
         -----------------

     Under the regulatory capital requirements of the Office of Thrift Supervision ("OTS"), savings banks are required to maintain minimal capital requirements by satisfying three capital standards: a tangible capital requirement, a leverage ratio requirement and a risk-based capital requirement. Under the tangible capital requirement, the Bank's tangible capital (the amount of stock and retained earnings computed under generally accepted accounting principles) must be equal to 1.5% of adjusted total assets. Under the leverage ratio requirement, the Bank's core capital must be equal to 3.0% of adjusted total assets. In addition, under the risk-based capital requirement, the Bank must maintain core and supplemental capital (core capital plus any general loss reserves) equal to 8% of risk-weighted assets (total assets plus off-balance-sheet items multiplied by the appropriate risk weights).

     The Federal Deposit Insurance Corporation Improvement Act (FDICIA) of 1991 was signed into law on December 19, 1991, and regulations implementing the prompt corrective action provisions became effective on December 12, 1992. The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized". Institutions categorized as "undercapitalized" or lower are subject to certain restrictions, including the requirement to file a capital plan with its primary federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things. To be considered "well capitalized," an institution must generally have a leverage capital ratio of at least 5%, a tier one risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. At September 30, 1996, the Bank met the criteria required to be considered "well capitalized" under this regulation.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1996
------------------

Note 13- Retained Earnings - Continued
         -----------------

     The following table presents the Bank's capital position based on the September 30, 1996 financial statements.

                                                                                             To Be Well
                                                                                         Capitalized Under
                                                               For Capital               Prompt Corrective
                                     Actual                 Adequacy Purposes            Action Provisions
                              ----------------------     ----------------------  -------------------------
                                Amount           %          Amount         %         Amount           %
                                ------           -          ------         -         ------           -

Tangible (A)                  $15,331,778      16.3%     $ 1,406,904      1.5%   $ 4,689,679         5.0%
Core (B)                       15,331,778      16.3%       2,813,807      3.0%     2,910,120         6.0%
Risk-weighted (C)              15,526,778      32.0%       3,880,160      8.0%     4,850,200        10.0%

(A)  Percentage of capital to assets at September 30, 1996.
(B) Percentage of capital to assets at September 30, 1996 for actual and capital adequacy purposes and percentage of capital to risk- weighted assets to be well capitalized under prompt corrective action provisions.
(C) Percentage of capital to risk-weighted assets.

     The following table presents the calculation of risk-based capital and tangible assets used to determine the Bank's capital position.

                                                        Current Requirements
                                                        --------------------

Total stockholders' equity                                   $23,246,057
    Less:  Non-allowable items

Equity of parent company                                       7,914,279
                                                               ---------
Tangible and core capital                                     15,331,778
     General valuation allowance                                 195,000
                                                              ----------
Risk-based capital                                           $15,526,778
                                                              ==========

Total assets                                                 $96,528,114
   Add: pro-rata share of non-consolidated
         subsidiary                                               11,069
    Less: Non-includable
Asset of parent company                                        2,745,613
                                                               ---------
Tangible and adjusted tangible assets                        $93,793,570
                                                              ==========

Risk-weighted assets                                         $48,502,000
                                                              ==========

     The OTS has adopted an interest rate component to the regulatory capital requirements effective January 1, 1994. The rule requires additional capital to be maintained if the Bank's interest rate risk exposure, measured by the decline in the market value of the Bank's net portfolio value, exceeds 2% of assets as a result of a 200 basis point shift in interest rates. As of September 30, 1996, the Bank is not subject to the interest rate risk requirement.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1996
------------------

Note 13- Retained Earnings - Continued
         -----------------

     For the purpose of granting to eligible savings account holders a priority in the event of future liquidation, the Bank established a special account at the time of conversion to the stock form of ownership in an amount equal to its total retained income at March 29, 1996. In the event of future liquidation of the Bank (and only in such an event), an eligible account holder who continues to maintain his savings account shall be entitled to receive a distribution from the special account. The amount of the special account will be decreased in an amount proportionately corresponding to decreases in the savings account balances of eligible account holders on each subsequent annual determination date. The balance of the special account at September 30, 1996 is included in retained earnings. No dividends may be paid to the stockholders if such dividends would reduce regulatory capital of the Bank below the amount required for the special account.

     OTS regulations limit the payment of dividends and other capital distributions by the Bank. The Bank is able to pay dividends during a calendar year without regulatory approval to the extent of the greater of (i) an amount which will reduce by one-half its surplus capital ratio at the beginning of the year plus all its net income determined on the basis of generally accepted accounting principles for that calendar year or (ii) 75% of net income for the last four calendar quarters.

     The Bank is restricted in paying dividends on its stock to the greater of the restrictions described in the preceding paragraph, or an amount that would reduce its retained earnings below its regulatory capital requirement, the accumulated bad debt deduction, or the liquidation account described in the second preceding paragraph.

Note 14- Income Taxes
         ------------

     The income tax provision consists of the following:

                                                         For Years Ended
                                                          September 30,
                                                    ------------------------
                                                      1996            1995
                                                      ----            ----

Current

   Federal                                          $467,752        $289,000
   State                                             102,505          65,193
                                                     -------         -------
                                                     570,257         354,193

Deferred

   Federal                                          (220,848)         44,715
   State                                             (48,893)          9,899
                                                     -------         -------
                                                    (269,741)         54,614
                                                    --------        --------
                                                    $300,516        $408,807
                                                     =======         =======

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1996
------------------

Note 14- Income Taxes - Continued
         ------------

     The amount computed by applying the statutory federal income tax rate to income before taxes differs from the taxes provided for the following reasons:

                                                     Years Ended September 30,
                                          --------------------------------------------------
                                                   1996                      1995
                                          ------------------------   -----------------------
                                                          Percent                   Percent
                                                         of Pretax                 of Pretax
                                             Amount       Income       Amount       Income
                                             ------       ------       ------       ------

Tax at statutory rate                      $258,105       34.00      $367,766        34.00
Increases (Decreases)
 Resulting From
   State income tax net of federal
    income tax benefit                        35,384        4.66        49,561        4.58
   Other                                       7,027         .93        (8,520)       (.79)
                                             -------       -----       -------       -----
                                            $300,516       39.59      $408,807       37.79
                                             =======       =====       =======       =====

                The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1996 and 1995 are presented below:

                                                            1996         1995
                                                            ----         ----
Deferred Tax Assets:
   Deferred loan origination fees                        $232,755     $201,753
   Allowance for loan losses                               75,309       54,006
   Reserve for uncollected interest                        12,363        6,462
   SAIF one-time assessment                               195,417         -
                                                          -------      -------
      Total gross deferred tax assets                     515,844      262,221

Deferred Tax Liabilities:
   Tax reserve for bad debts in excess of
    base year amount                                      131,061      146,651
   Federal Home Loan Bank of Atlanta stock
    dividends                                              56,965       56,965
   Depreciation                                            24,426       30,630
   Pension plan                                            29,803       24,127
                                                          -------      -------
      Total gross deferred tax liabilities                242,255      258,373
                                                          -------      -------
                  Net deferred tax assets                $273,589     $  3,848
                                                          =======      =======

                The Corporation and its Subsidiaries file their income tax returns on a calendar year basis.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1996
------------------

Note 15- Disclosure About Fair Value of Financial Instruments
         ----------------------------------------------------

                The estimated fair values of the Bank's financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the FASB and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

                The carrying amount is a reasonable estimate of fair value for cash, federal funds, interest-bearing deposits in other banks and securities purchased under agreements to resell due to the short-term nature of these investments. Fair value is based upon market prices quoted by dealers for investment securities and estimates using bid prices published in financial newspapers for mortgage backed securities. The carrying amount of Federal Home Loan Bank of Atlanta stock is a reasonable estimate of fair value. Loans receivable were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, except for adjustable rate mortgages which were considered to be at market rates. These rates were used for each aggregated category of loans as reported on the Office of Thrift
Supervision Quarterly Report. The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered on deposits of similar remaining maturities.

                It is not practicable to estimate the fair value of outstanding loan commitments, unused lines and letters of credit.

                The estimated fair values of the Bank's financial instruments are as follows:

                                                    September 30, 1996
                                               ----------------------------
                                               Carrying          Estimated
                                                 Value           Fair Value
                                                 -----           ----------

Financial Assets
----------------
   Cash, interest-bearing deposits
    in other banks, federal funds
    and securities purchased under
    agreements to resell                     $10,088,109         $10,088,109
   Investment securities                       2,500,000           2,385,000
   Mortgage backed securities                  3,021,998           2,884,212
   Loans receivable                           75,736,786          75,621,000
   Federal Home Loan Bank of Atlanta
    stock                                        682,800             682,800

Financial Liabilities
---------------------
   Deposits                                  $72,100,572         $72,337,000

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1996
------------------

Note 16- Condensed Financial Information (Parent Company Only)
         ----------------------------------------------------
                Information as to the financial position of WHG Bancshares Corporation as of September 30, 1996 and results of operations and cash flows for the year ended September 30, 1996 is summarized below. During the year ended September 30, 1996, the parent did not receive any dividends from its subsidiary, the Bank.

                                                           September 30,
                                                               1996
                                                           -------------

Statement of Financial Condition
   Cash                                                    $    26,254
   Federal funds sold                                          711,001
   Securities purchased under agreement to resell            2,000,000
   Loans receivable                                          5,252,839
   Accrued interest receivable                                   8,358
   Equity in net assets of subsidiary                       15,331,778
                                                            ----------
                                                           $23,330,230
                                                            ==========

Taxes payable                                              $    84,173

Stockholders' equity                                        23,246,057
                                                            ----------
                                                           $23,330,230
                                                            ==========

     For the year ended September 30, 1996:

Statement of Operations
   Interest Income                                         $   233,437
   Equity in net income of subsidiary                          324,841
                                                            ----------
   Total Income                                                558,278
   General and administrative expenses                          15,488
                                                            ----------
   Net income before income taxes                              542,790
   Provision for income taxes                                   84,173
                                                            ----------
   Net income                                              $   458,617
                                                            ==========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1996
------------------

Note 16- Condensed Financial Information (Parent Company Only) - Continued
         ----------------------------------------------------

     For the year ended September 30, 1996:

Statement of Cash Flows

Cash Flows from Operating Activities:
   Net income                                                  $   458,617
   Adjustment to Reconcile Net Income to Net Cash
    Provided by Operating Activities
      Equity in net income of subsidiary                          (324,841)
      Amortization of discounts on investments                     (30,625)
      Increase in accrued interest receivable                       (8,358)
      Increase in taxes payable                                     84,173
                                                                ----------
         Net cash provided by operating activities                 178,966

Cash Flows from Investing Activities:

   Proceeds from maturing other investments                      6,000,000
   Purchase of other investments                                (5,969,375)
   Purchase of stock from subsidiary                            (6,484,461)
   Securities purchased under agreement to resell               (2,000,000)
   Loans originated                                             (5,796,040)
   Principal collected on loans                                    543,201
                                                                ----------
         Cash used by investing activities                     (13,706,675)

Cash Flows from Financing Activities:
   Proceeds from sale of common stock                          $15,561,004
   Employee Stock Ownership Plan                                (1,296,040)

         Net cash provided by financing activities              14,264,964
                                                                ----------

Increase in cash and cash equivalents                              737,255
Cash and cash equivalents at beginning at end of year                 -
                                                               -----------
                                                               $   737,255
                                                                ==========

Supplemental Disclosures of Cash Flows Information:

     There was no cash paid during the year ended September 30, 1996 for income taxes or interest.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1996
------------------

Note 17- Recent Accounting Pronouncements
         --------------------------------

     FASB Statement on Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of - In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, which will become effective for fiscal years beginning after December 15, 1995. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is evaluated based upon the estimated future cash flows expected to result from the use of the asset and its eventual disposition. If expected cash flows are less than the carrying amount of the asset, an impairment loss is recognized. Additionally, this Statement requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. However, based on existing conditions, and a preliminary review, management believes that the impact of adopting this Statement will not be material to the Bank's financial statements.

     FASB Statement on Accounting for Mortgage Servicing Rights - In May 1995, FASB issued Statement of Financial Accounting Standards No. 122, which will become effective, on a prospective basis, for years beginning after December 31, 1995. This Statement requires mortgage banking enterprises to recognize as separate assets rights to service mortgage loans, however those servicing rights are acquired. When mortgage loans, acquired either through a purchase transaction or by origination, are sold or securitized with servicing rights retained an allocation of the total cost of the mortgage loans should be made between the mortgage servicing rights and the loans based on their relative fair values. In subsequent periods, all mortgage servicing rights capitalized must be periodically evaluated for impairment based on the fair value of those rights, and any impairments recognized through a valuation allowance. The impact of adopting this Statement is not expected to be material to the Bank's financial statements.

     FASB Statement on Accounting for Stock-Based Compensation - In October 1995, FASB issued SFAS No. 123, "Accounting for Stock Based Compensation." SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB encourages all entities to adopt the fair value based method, however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by Accounting Principles Board ("APB") Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1996
------------------

Note 17- Recent Accounting Pronouncements - Continued
         --------------------------------

of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995. Pro forma disclosures must include the effects of all awards granted in fiscal years beginning after December 15, 1994. The Bank anticipates to continue using the "intrinsic value based method" as prescribed by APB Opinion No. 25. Accordingly, the impact of adopting this Statement will not be material to the Bank's financial statements.

     FASB Statement on Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - In June 1996, FASB issued Statement of Financial Accounting Standards ("SFAS") No. 125, which will become effective on a prospective basis for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. This Statement will require the Bank to record at fair value assets and liabilities resulting from a transfer of financial assets. The impact of adopting this Statement is not expected to be material to the Bank's financial statements.

                                   WHG BANCSHARES CORPORATION
                                          1505 York Road
                                   Lutherville, Maryland 21093
                                          (410) 583-8700

                                     HERITAGE SAVINGS BANK, F.S.B.

        Hamilton Office                     Main Office                     Woodlawn Office
       4228 Harford Road                  1505 York Road             Gwynn Oak Avenue and Windsor
      Baltimore, Maryland              Lutherville, Maryland                   Mill Road
                                                                           Baltimore, Maryland

   Ellicott City Office                                  Golden Ring Office
   9396 Baltimore National Pike                          876K Philadelphia Road
   Ellicott City, Maryland                               Baltimore, Maryland

                       Board of Directors of WHG Bancshares Corporation
                                             and
                                Heritage Savings Bank, F.S.B.

John E. Lufburrow                                Philip W. Chase, Jr.
   Chairman of the Board                            Owner - Chase, Fitzgerald & Co
Herbert A. Davis                                    (real estate brokerage)
   President - Herbert Davis Assoc.              Urban P. Francis, Jr.
   (real estate brokerage and development)          Retired - electrical contractor
D. Edward Lauterbach, Jr.                        Edwin C. Muhly, Jr.
   Consultant - insurance company                   Retired - baker
Hugh P. McCormick                                Herbert W. Spath
   Retired - McCormick & Co. (spices)               Retired - bank executive
August J. Seifert                                Peggy J. Stewart
   Chairman - Seifert's Florist                     President and Chief Executive Officer

                        Executive Officers of WHG Bancshares Corporation and
                                    Heritage Savings Bank, F.S.B.

                                          Peggy J. Stewart
                                President and Chief Executive Officer

     Robin L. Taylor                                Diana L. Rohrback
       Controller                                 Vice President and Corporate Secretary
    Nicholas C. Tracht                               Harry E. Finck
Vice President and Security Office                   Vice President

                            -----------------------

Corporate Counsel                          Independent Auditors
Robert L. Stocksdale, Esquire              Anderson Associates, LLP
Stocksdale, Jarrell & Cvach                Certified Public Accountants
6717 Harford Road                          7621 Fitch Lane
Baltimore, Maryland  21234                 Baltimore, Maryland  21236

Special Counsel                            Transfer Agent and Registrar
Malizia, Spidi, Sloane & Fisch, P.C.       American Stock Transfer & Trust
One Franklin Square                        Company, 40 Wall Street
1301 K Street, N.W., Suite 700 East        New York, New York  10005
Washington, D.C. 20005                     (718) 921-8208

                            -----------------------
The Company's Annual Report for the year ended September 30, 1996 on Form 10-KSB is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write or call Mrs. Peggy J. Stewart, President and Chief Executive Officer at the Company's Office. The Annual Meeting of Stockholders will be held on January 21, 1997 at 10:00 a.m. at the Holiday Inn, 2004 Greenspring Drive, Timonium, Maryland.