Form 10KSB, Exhibit 13
period 1997-09-30
WHG BANCSHARES CORP
filed 1997-12-19
CIK 1005018

EXHIBIT 13

                           WHG BANCSHARES CORPORATION

                          PORTIONS OF THE ANNUAL REPORT
                            For the Fiscal Year Ended
                               September 30, 1997
     -----------------------------------------------------------------------

                           WHG BANCSHARES CORPORATION


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

                                                                       Dividends
                     Date                 High                Low       Declared
                     ----                 ----                ---       --------

April 1, 1996 to June 30, 1996           $11.75             $10.75          $0

July 1, 1996 to September 30, 1996        13.00              11.00           0

October 1, 1996 to December 31, 1996      13.75              12.50         .05

January 1, 1997 to March 31, 1997         14.75              12.75         .05

April 1, 1997 to June 30, 1997            15.38              13.63         .05

July 1, 1997 to September 30, 1997        16.50              15.00         .05

The number of shareholders of record of common stock as of the record date of December 5, 1997, was approximately 262. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At December 5, 1997, there were 1,389,002 shares outstanding. The Company's ability to pay dividends to stockholders is dependent upon the dividends it receives from the Savings Bank. The Savings Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Savings Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Conversion, or
(2) the regulatory capital requirements imposed by the OTS.


Selected Financial Ratios and Other Data


                                                          For the Years Ended
                                                             September 30,
                                                       -------------------------
                                                          1997           1996
                                                          ----           ----

Return on average assets..........................         .77%           .49%

Return on average equity..........................        3.49           2.68

Average equity to average assets ratios...........       22.03          18.45

Equity to assets at period end....................       20.12          24.08

Net interest rate spread..........................        2.89           2.70

Net yield on average interest-earnings assets.....        3.82           3.59

Non-performing loans to total assets..............         .85            .50

Allowance for loan loss to total loans............         .32            .26

Dividend payout ratio.............................         .38              -

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


General

     WHG Bancshares Corporation (the "Company") was formed in March, 1996 by Heritage Savings Bank, F.S.B. (the "Savings Bank") to become the holding company of the Savings Bank following the stock conversion. The Company's results of operations are primarily dependent on its net interest income, which is the difference between the interest income earned on its assets, primarily loans and investments, and the interest expense on its liabilities, primarily deposits and borrowings. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of operations are also influenced by the level of non-interest expenses, such as employee salaries and benefits and other income, such as loan-related fees and fees on deposit-related services.

Market Risk

     Market risk is defined as the risk of loss due to adverse changes in market rates and prices. The Savings Bank's net interest income is sensitive to changes in interest rates, as the rates paid on its interest-bearing liabilities generally change faster than the rates earned on interest-earning assets. As a result, net interest income will frequently decline in periods of rising interest rates and increase in periods of falling interest rates.

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

     . Maintains a high proportion of lower-costing, non-certificate accounts in the deposit portfolio. At September 30, 1997, such deposits totaled $27.0 million or 36.2% of total deposits.

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

Net Portfolio Value

     In order to encourage savings associations to reduce their interest rate risk, the OTS adopted a rule, that is not yet in effect, incorporating an interest rate risk ("IRR") component into the risk-based capital rules. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point ("bp") change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rules provide that the OTS will calculate the IRR component quarterly for each institution. The Savings Bank, based on asset size and risk-based capital, has been informed by the OTS that it is exempt from this rule. Nevertheless, the following table presents the Savings Bank's NPV at September 30, 1997, as calculated by the OTS, based on information provided to the OTS by the Savings Bank.

               Changes                NPV
               in Rate              Ratio(1)             Change(2)
               -------              --------             ---------
               +400 bp               11.93%               -576 bp
               +300 bp               13.65%               -403 bp
               +200 bp               15.23%               -246 bp
               +100 bp               16.59%               -109 bp
                  0 bp               17.68%
               -100 bp               18.44%                +75 bp
               -200 bp               18.94%               +126 bp
               -300 bp               19.35%               +166 bp
               -400 bp               19.96%               +228 bp


----------------
(1)  Calculated as the estimated NPV divided by present value of assets.
(2) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

        Certain shortcomings are inherent in the preceding NPV tables since the data reflect hypothetical changes in NPV based upon assumptions used by the OTS to evaluate the Savings Bank as well as other institutions. Nonetheless, the experience of the Savings Bank has been that net interest income declines with increases in interest rates and that net interest income increases with decreases in interest rates. Generally, during periods of increasing interest rates, the Savings Bank's interest rate sensitive liabilities would reprice faster than its interest rate sensitive assets causing a decline in the Savings Bank's interest rate spread and margin. This would result from an increase in the Savings Bank's cost of funds that would not be immediately offset by an increase in its yield on earning assets. An increase in the cost of funds without an equivalent increase in the yield on earning assets would tend to reduce net interest income. As a result of the decrease in market interest rates of certificates of deposit, the Savings Bank's net interest rate spread increased to 2.89% in fiscal 1997 from 2.70% in fiscal 1996.

        In times of increasing interest rates, fixed rate assets could decrease in value and the lag in repricing of interest rate sensitive assets could be expected to have a negative effect on the Savings Bank.

Average Balance Sheet

                                                                               Year Ended September 30,
                                                  ----------------------------------------------------------------------------
                                                                   1997                                   1996
                                                  ------------------------------------    ------------------------------------
                                                  Average                     Average     Average                     Average
                                                  Balance        Interest   Yield/Cost    Balance       Interest    Yield/Cost
                                                  -------        --------   ----------    -------       --------    ----------
                                                                                  (Dollars in Thousands)
Interest-earnings assets:
   Loans receivable(1).........................   $78,643        $ 5,912         7.52%    $73,581       $ 5,573          7.57%
   Mortgage-backed securities..................     2,937            199         6.78%      2,305           149          6.47%
   Investment securities(2)....................     4,995            392         7.85%      2,854           196          6.87%
   Other interest-earning assets(3)............     9,292            547         5.89%     12,316           756          6.14%
                                                   ------         ------                   ------        ------
      Total interest-earning assets............   $95,867        $ 7,050         7.35%    $91,056       $ 6,674          7.33%
                                                   ======         ======                   ======        ======

Non-interest-earning assets....................     2,124                                   1,804
                                                   ------                                  ------

      Total assets.............................   $97,991                                 $92,860
                                                   ======                                  ======

Interest-bearing liabilities:
   Demand deposits.............................   $27,661        $   766         2.77%    $27,863       $   794          2.85%
   Time deposits...............................    44,639          2,454         5.50%     44,924         2,582          5.75%
   Other liabilities(4)........................     3,651            168         4.60%        712            30          4.23%
                                                   ------         ------                   ------        ------
      Total interest-bearing liabilities.......    75,951        $ 3,388         4.46%     73,499       $ 3,406          4.63%
                                                                  ======                                 ======

Non-interest bearing liabilities...............       454                                   2,232
                                                   ------                                  ------
      Total liabilities........................    76,405                                  75,731

Stockholders' equity...........................    21,586                                  17,129
                                                   ------                                  ------
      Total liabilities and stockholders' equity  $97,991                                 $92,860
                                                   ======                                  ======
Net interest income............................                  $ 3,662                                $ 3,268
                                                                  ======                                 ======
Interest rate spread(5)........................                                  2.89%                                   2.70%
                                                                               ======                                  ======

Net yield on interest-earning assets(6)........                                  3.82%                                   3.59%
                                                                               ======                                  ======
Ratio of average interest-earning assets
 to average interest-bearing liabilities.......                                126.22%                                 123.89%
                                                                               ======                                  ======


--------------
(1)  Average balances include non-accrual loans.
(2)  Includes investment securities, ground rents and FHLB stock.
(3) Includes Federal Funds, interest-bearing deposits in other financial institutions and interest on loans to affiliated corporations.
(4) Includes FHLB advances and interest-earning advance payments by borrowers for taxes and insurance.
(5) Interest-rate spread represents the difference between the average yield on interest- earning assets and the average cost of interest-bearing liabilities.
(6) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

                                                             Year Ended September 30,
                                                 -----------------------------------------------
                                                                 1997 vs. 1996
                                                 -----------------------------------------------
                                                                Increase (Decrease)
                                                 -----------------------------------------------
                                                                      Due to
                                                 -----------------------------------------------
                                                                             Rate/
                                                  Volume       Rate         Volume        Net
                                                  ------       ----         ------        ---
                                                                (Dollars in Thousands)
Interest income:
   Loans receivable ..................            $  378       $  (36)      $   (3)     $  339
   Investment securities..............               147           28           21         196
   Mortgage-backed securities.........                41            7            2          50
   Other interest earning assets......              (186)         (31)           8        (209)
                                                   -----        -----        -----       -----
      Total interest-earning assets...               380          (32)          28         376


Interest expense:
   Deposits...........................               (22)        (134)           1        (155)
   Other liabilities(1)...............               124            2           11         137
                                                   -----        -----        -----       -----
      Total interest-bearing
       liabilities....................               102         (132)          12         (18)
                                                   -----        -----        -----       -----


Net change in net interest income.....            $  278       $  100       $   16      $  394
                                                   =====        =====        =====       =====


(1) Includes interest on advances from the FHLB of Atlanta and advance payments by borrowers for taxes and insurance.

Financial Condition

         Total assets increased by $2.1 million to $98.6 million or 2.2% at September 30, 1997 from $96.5 million at September 30, 1996, primarily due to an increase in loans receivable of $2.7 million, federal funds sold of $1.1 million and other investments of $1.2 million. These increases were partially offset by a decrease in securities purchased under agreements to resell of $2.0 million. New loan originations exceeded loan payments and repayments by $2.6 million during the fiscal year, because of agressive loan marketing and solicitation even though loan demand decreased during the year.

         The Company's deposits increased by $2.1 million or 2.9% to $74.2 million at September 30, 1997 from $72.1 million at September 30, 1996. The increase was a result of a $3.2 million increase in certificates of deposit, due to an advertising campaign by management focusing on two and five year step-up certificates of deposit. The increase was slightly off-set by declines in transaction and passbook accounts.

         The Company's net worth decreased by $3.3 million to $19.9 million at September 30, 1997 from $23.2 million at September 30, 1996. The decline was primarily due to the Company repurchasing $3.4 million of its own stock.

Results of Operations

Net Income

         Net income increased by $295,000 for the fiscal 1997 to $754,000 from $459,000 for fiscal 1996. During fiscal 1996, net income was reduced by $310,000 (net of tax) due to a one-time FDIC assessment being imposed on the Savings Bank. (See "--Non-Interest Expenses").

Net Interest Income

         Net interest income increased by approximately $394,000 to $3.7 million for fiscal 1997 from $3.3 million for fiscal 1996. The increase was the result of an increase in the amount of average interest-earning assets exceeding average interest-bearing liabilities (see Rate/Volume Analysis Table on page 7).

         The interest rate spread, which is the difference between the yield on average interest-earning assets and the percentage cost of average interest-bearing liabilities, increased in fiscal 1997 to 2.89% from 2.70% for fiscal 1996. The increase in interest rate spread is primarily the result of a decline in the average cost of certificates of deposit.

Interest Income

         Interest income on loans increased by approximately $339,000 to $5.9 million for fiscal 1997 from $5.6 million for fiscal 1996. The increase was due to an increase in the average dollar amount of loans outstanding in fiscal 1997 over fiscal 1996 of approximately $5,062,000. During fiscal 1997, the average balance increased only slightly over the four quarters but during fiscal 1996, the average dollar amount of loans outstanding was lower in the first half of the fiscal year and increased during the second part of the year.

         Interest and dividend income on investment securities increased by $196,000 or 100.0% to $392,000 in fiscal 1997 from $196,000 in fiscal 1996. The increase was the result of an increase in the average dollar amount outstanding of $2.1 million and an increase in the average yield to 7.85% for fiscal 1997 from 6.87% for fiscal 1996. The increase in yield was due in part to the maturing of lower yielding investments and the use of the proceeds to purchase higher yielding securities.

         Interest income on mortgage backed securities increased by $50,000 or 33.6% to $199,000 for fiscal 1997 from $149,000 for fiscal 1996. The increase was due to a slight increase in average dollar amount outstanding of mortgage backed securities of $0.6 million, and by an increase in the average yield to 6.78% in fiscal 1997 from 6.47% in fiscal 1996. Management purchased approximately $2.0 million in mortgage backed securities in the second half of fiscal 1996. There were no new purchases or maturities of mortgage backed securities during fiscal 1997.

         Other interest income decreased by $209,000 or 27.6% to $547,000 in fiscal 1997 from $756,000 in fiscal 1996. The decline was due to the decrease in the average dollar amount invested in other interest-earning assets of $3.0 million. Other interest-earning assets consist of federal funds sold, interest-bearing deposits in other banks, securities purchased under agreement to resell, FHLB stock and a loan to affiliated corporation. Most of the $3.0 million decline was due to $2.0 million in securities purchased under agreements to resell maturing. The average yield on these investments, which decreased to 5.89% for fiscal 1997 from 6.14% for fiscal 1996, also contributed to the decrease in other interest income.

         The yield on the average balance of interest-earning assets increased to 7.35% for fiscal 1997 from 7.33% for fiscal 1996.

Interest on Deposits

         Interest on deposits decreased by $155,000 or 4.6% to $3,220,000 in fiscal 1997 from $3,375,000 in fiscal 1996. The decline was due to a decrease in the average cost of these funds to 4.46% in fiscal 1997 from 4.63% in fiscal 1996. In addition, the Savings Bank experienced a small decline in the average dollar amount of deposits outstanding by $487,000 or .7% to 72.3 million in fiscal 1997 from $72.8 million in fiscal 1996. The decrease is the result of depositors withdrawing interest-earning deposits for investment in higher yielding stocks.

         Interest on short-term borrowings, which was a less significant portion of interest expense in prior years, increased $138,000 or 460.0% to $168,000 in fiscal 1997 from $30,000 in fiscal 1996. The increase was due to the Savings Bank using FHLB advances as a funding source during fiscal 1997. The use of this funding source increased the average amount of borrowings by $2,939,000 and rates paid by 37 basis points.

         The  weighted  average  cost  paid  on   interest-bearing   liabilities
decreased to 4.46% for fiscal 1997 from 4.63% for fiscal 1996.

Provision for Loan Losses

         The Savings Bank's management monitors and adjusts its loan loss reserves based upon its analysis of the loan portfolio. Reserves are increased by a charge to income, the amount of which depends upon an analysis of the changing risks inherent in the Savings Bank's loan portfolio and the relative status of the real estate market and the economy in general. The Savings Bank has historically experienced a limited amount of loan charge-offs and delinquencies. However, there can be no assurance that additions to the loan loss allowance will not be required in future periods, or that actual losses will not exceed estimated amounts. The Savings Bank's ratio of non-performing loans to total assets was .85% and .50% for fiscal 1997 and 1996. The provision for loan losses for fiscal 1997 was a $5,000 increase to $60,000 from the fiscal 1996 provision of $55,000. The Savings Bank experienced one $5,000 charge-off during fiscal 1997 and no charge-offs during fiscal 1996.

Non-Interest Income

         Non-interest income decreased $10,000 or 7.2% to $129,000 for fiscal 1997 from $139,000 for fiscal 1996. Fees and charges on loans remained relatively unchanged in fiscal 1997 from fiscal 1996.

         Fees on transaction accounts increased by approximately $5,000 or 10.0% to $55,000 in fiscal 1997 from $50,000 in fiscal 1996. The increase is due to the Savings Bank's aggressively charging service fees on transaction accounts.

         Other income decreased for fiscal 1997 by approximately $17,000 or 29.3% to $41,000 from $58,000 in fiscal 1996. The decrease was due to the decline in rental income when the Savings Bank's second floor tenant did not renew their lease.

Non-Interest Expenses

         Non-interest expenses decreased $118,000 or 4.5% to $2,475,000 for fiscal 1997 from $2,593,000 for fiscal 1996. Salaries and related expenses increased $361,000 or 30.6% to $1,540,000 for fiscal 1997 from $1,179,000 for fiscal 1996. Salaries and related expenses increased as a result of increased compensation expense due to the adoption of the Employee Stock Ownership Plan ("ESOP") and as a result of the Management Stock Bonus Plan ("MSBP").

         Occupancy expense increased $12,000 or 8.1% to $160,000 for fiscal 1997 from $148,000 is fiscal 1996. The increase was due to an increase in monthly rentals for the Savings Bank's branches and an increase in repairs and maintenance.

         The Savings Association Insurance Fund ("SAIF") deposit insurance premiums decreased by approximately $612,000 to $68,000 for fiscal 1997 from $680,000 in fiscal 1996. During fiscal 1996, legislation passed that required the Savings Bank to pay a one-time Federal Deposit Insurance assessment of approximately $506,000 which was .657% of insured deposits at March 31, 1995. This amount was accrued as of September 30, 1996. In addition, the Savings Bank's premiums were reduced from .23% of insured deposits to .064% as of January 1, 1997.

         Depreciation of equipment expense decreased $19,000 or 28.4% to $48,000 for fiscal 1997 from $67,000 for fiscal 1996. The decrease for fiscal 1997 was the result of certain equipment becoming fully depreciated in fiscal 1996.

         Advertising expense increased by $14,000 or 36.8% to $52,000 for fiscal 1997 from $38,000 for fiscal 1996. During fiscal 1997, the Savings Bank conducted an aggressive advertising campaign for loans and step-up certificates of deposits.

         Data processing costs increased slightly by $1,000 to $77,000 in fiscal 1997 from $76,000 in fiscal 1996.

         Professional services increased $74,000 or 53.6% to $212,000 for fiscal 1997 from $138,000 for fiscal 1996. The increase in professional services is primarily the direct result of the stock conversion which resulted in additional services being required for filings with the Securities and Exchange Commission and also with the implementation of the ESOP and MSBP.

         Other expenses increased by approximately $50,000 or 18.8% to $316,000 for fiscal 1997 from $266,000 in fiscal 1996. The increase in fiscal 1997 was primarily due to two robberies that occurred in which the Savings Bank lost approximately $15,000 after insurance proceeds.

         A great deal of publicity has been made about the Computer Year 2000. It is feared that many computers can only read the last two digits of a year and, therefore, would not be able to distinguish between the year 2000 and 1900. This would cause inaccurate calculation and processing of payments, interest and delinquencies. The Savings Bank uses a third party service bureau to process these transactions for them. The service bureau of the Savings Bank has advised the Bank that the problem is being resolved and that the year 2000 will not affect the Bank's operations. However, if the service bureau fails to resolve this problem, the Savings Bank could experience significant delays, errors or failures in their daily operations. These occurrences could have a significant adverse effect on the Savings Bank's financial condition and results of operations.

Provision for Income Taxes

         Provision for income taxes increased by approximately $200,000 or 66.4% to $501,000 for fiscal 1997 from $301,000 for fiscal 1996. The increase in fiscal 1997 compared to fiscal 1996 was primarily the result of an increase in pretax income.

         In August of 1996 legislation was passed that eliminated the percentage of taxable income method of computing the Savings Bank's bad debt deduction and requires the recapture over a six year period of the excess balance in the reserve for bad debts above the December 31, 1987 reserve balance. This amount is approximately $339,000 at September 30, 1996 with an income tax effect of approximately $131,000. The legislation will not impact the Savings Bank's provisions for income taxes, nor materially impact the Savings Bank's cash flows.

Liquidity and Capital Resources

         The Company is required by OTS regulations to maintain, for each calendar month, a daily average balance of cash and eligible liquid investments of not less than 5% of the average daily balance of its net withdrawable savings and borrowings (due in one year or less) during the preceding calendar month. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10%. The Savings Bank's average liquidity ratio was 9.79% and 10.5% at September 30, 1997 and 1996, respectively.

         The Company's sources of liquidity have historically included income earned from operations, principal and interest payments and prepayments on loans and securities, maturities of investment securities, deposit inflows and periodically borrowings from the FHLB of Atlanta.

         Net cash provided by operating activities was $724,000 and $980,000 for fiscal 1997 and 1996. Cash flows from operations in fiscal 1997 decreased from fiscal 1996 because loan fees collected in cash but deferred for financial statement purposes decreased significantly as loan originations declined. In addition, there was a decline in the changes in taxes payable and other liabilities. The decreases were off-set by an increase in earnings for fiscal 1997 and non-cash compensation under stock-based benefit plans established in fiscal 1997.

         Net cash used by investment activities for fiscal 1997 totaled $1.6 million, a decrease from fiscal 1996 of $11.8 million. The decrease in cash used was due to a decrease in net loan originations of $2.9 million, a reduction of $4.0 million in securities purchased under agreement to resell, and reductions of $2.6 million in net purchases of mortgage backed securities and $700,000 in net purchases of investment securities.

         The Company primarily originates loans for its own portfolio and does not sell loans to secondary market participants such as Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Association ("FNMA"), but does occasionally sell loans to other financial institutions. The Savings Bank may in the future sell loans to secondary market participants. In fiscal 1997, the Savings Bank did not sell new loan originations due to the decline in loan demand. Management decided to retain all new loans for the Savings Bank's portfolio.

         Net cash provided by financing activities for fiscal 1997 totaled $1.6 million. This is a result of a net increase in deposits of $2.0 million, an increase in FHLB advances of $4.0 million offset by stock repurchases of $3.4 million, stock purchased for the MSBP of $900,000 and dividends paid of $300,000.

         Management believes it has ample cash flows and liquidity to meet its loan commitments of $2.8 million at September 30, 1997. The Savings Bank has the ability to reduce its commitments for new loan originations, adjust other cash outflows, and borrow from the FHLB of Atlanta, or others, should the need arise.

         The Savings Bank is subject to federal regulations that impose certain minimum capital requirements. At September 30, 1997, the Savings Bank had risk-based capital of $15.6 million compared to its requirement of $3.8 million, an excess of $11.8 million. Each of the Savings Bank's tangible and core capital was $15.3 million at September 30, 1997, compared to the requirements of $1.4 million for tangible capital and $2.9 million for core capital. See Note 13 to the Consolidated Financial Statements.

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

                            Anderson Associates, LLP

                          Certified Public Accountants
                                7621 Fitch Lane
                           Baltimore, Maryland 21236
                                  410-822-8050



                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------


To the Stockholders and Board of Directors
WHG Bancshares Corporation
Lutherville, Maryland

        We have audited the consolidated statements of financial condition of WHG Bancshares Corporation and Subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of operations, retained earnings and cash flows for each of the two years in the two year period ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WHG Bancshares Corporation and Subsidiaries at September 30, 1997 and 1996, and the consolidated results of its operations and cash flows for each of the two years in the two year period ended September 30, 1997, in conformity with generally accepted accounting principles.


                                             /s/Anderson Associates LLP

November 24, 1997
Baltimore, Maryland

                   WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                   -------------------------------------------
                              Lutherville, Maryland
                              ---------------------

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------

                                                                                             September 30,
                                                                                  ----------------------------------
                                                                                       1997                  1996
                                                                                  -------------         ------------
        Assets
        ------
Cash                                                                               $ 1,003,528           $ 1,583,482
Interest bearing deposits in other banks                                             3,898,946             4,076,776
Federal funds sold                                                                   3,481,833             2,427,851
Securities purchased under agreements to
 resell (Note 2)                                                                        -                  2,000,000
Other investments (Note 3)                                                           3,750,000             2,500,000
Mortgage backed securities (Note 4)                                                  2,845,210             3,021,998
Loans receivable - net (Note 5)                                                     78,450,370            75,736,786
Accrued interest receivable - loans                                                    374,561               373,792
                            - investments                                               69,230                62,755
                            - mortgage backed
                               securities                                               15,998                17,030
Premises and equipment - net (Note 8)                                                  721,932               734,443
Federal Home Loan Bank of Atlanta stock,
 at cost (Note 6)                                                                      753,200               682,800
Investment in and loans to affiliated
 corporation (Note 7)                                                                2,925,000             2,825,000
Deferred income taxes (Note 14)                                                        116,394               278,787
Other assets                                                                           150,517               206,614
                                                                                    ----------            ----------

Total assets                                                                       $98,556,719           $96,528,114
                                                                                    ==========            ==========

     Liabilities and Stockholders' Equity
     ------------------------------------

Liabilities
-----------
   Deposits (Note 9)                                                               $74,186,112           $72,100,572
   Federal Home Loan Bank advances (Note 10)                                         4,000,000                -
   Advance payments by borrowers for taxes
    and insurance                                                                      330,671               322,610
   Income taxes payable (Note 14)                                                       64,284               237,456
   Other liabilities                                                                   146,519               621,419
                                                                                    ----------            ----------
Total liabilities                                                                   78,727,586            73,282,057

Commitments and contingencies (Notes 5, 8 and 11)

Stockholders' Equity (Notes 12 and 13)
--------------------
   Common stock .10 par value; authorized 1,620,062
    shares; issued and outstanding 1,392,415 shares in
    1997 and 1,620,062 shares in 1996                                                  139,241               162,006
   Additional paid-in capital                                                       11,390,312            15,403,857
   Retained earnings (substantially restricted)                                      9,381,773             8,911,434
                                                                                    ----------            ----------
                                                                                    20,911,326            24,477,297
   Employee Stock Ownership Plan                                                    (1,082,193)           (1,231,240)
                                                                                    ----------            ----------
Total stockholders' equity                                                          19,829,133            23,246,057
                                                                                    ----------            ----------

Total liabilities and stockholders' equity                                         $98,556,719           $96,528,114
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

                   WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                   -------------------------------------------
                              Lutherville, Maryland
                              ---------------------

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------

                                                                                       Years Ended September 30,
                                                                                     ------------------------------
                                                                                          1997               1996
                                                                                     -----------         ----------

Interest and fees on loans (Note 5)                                                   $5,911,569         $5,572,411
Interest and dividends on investment securities                                          391,584            196,132
Interest on mortgage backed securities                                                   199,192            149,050
Other interest income                                                                    547,182            756,069
                                                                                       ---------          ---------

Total interest income                                                                  7,049,527          6,673,662

Interest on deposits (Note 9)                                                          3,219,849          3,375,289
Interest on short-term borrowings                                                        167,538             30,138
                                                                                       ---------          ---------
Total interest expense                                                                 3,387,387          3,405,427
                                                                                       ---------          ---------

Net interest income                                                                    3,662,140          3,268,235
Provision for loan losses (Note 5)                                                        60,644             55,161
                                                                                       ---------          ---------
Net interest income after provision for loan losses                                    3,601,496          3,213,074

Non-Interest Income
   Fees and charges on loans                                                              32,173             30,809
   Fees on transaction accounts                                                           55,194             50,222
   Other income                                                                           41,167             57,786
                                                                                       ---------          ---------
Total non-interest income                                                                128,534            138,817

Non-Interest Expenses
   Salaries and related expenses                                                       1,540,065          1,179,072
   Occupancy                                                                             160,616            148,241
   SAIF deposit insurance premium                                                         67,822            679,625
   Depreciation of equipment                                                              48,473             67,379
   Advertising                                                                            52,743             38,452
   Data processing costs                                                                  77,049             75,700
   Professional services                                                                 211,848            138,295
   Other expenses                                                                        316,433            265,994
                                                                                       ---------          ---------
Total non-interest expenses                                                            2,475,049          2,592,758
                                                                                       ---------          ---------

Income before tax provision                                                            1,254,981            759,133

Provision for income taxes (Note 14)                                                     500,834            300,516
                                                                                       ---------          ---------

Net income                                                                            $  754,147         $  458,617
                                                                                       =========          =========

Earnings per share                                                                    $      .53         $   N/A
                                                                                       =========          =========



The accompanying notes to consolidated financial statements are an integral part of these statements.

                   WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                   -------------------------------------------
                              Lutherville, Maryland
                              ---------------------

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 -----------------------------------------------
                   FOR YEARS ENDED SEPTEMBER 30, 1997 AND 1996
                   -------------------------------------------

                                                                                    Employee
                                                    Additional                        Stock           Total
                                        Common       Paid-In         Retained       Ownership     Stockholders'
                                         Stock       Capital         Earnings          Plan           Equity
Balance - September 30, 1995      $       --      $       --      $  8,452,817    $       --      $  8,452,817

Issuance of common stock               162,006      15,398,998            --              --        15,561,004

Funds borrowed to purchase
 stock by Employee Stock
 Ownership Plan                           --              --              --        (1,296,040)     (1,296,040)

Compensation under stock-based
 benefit plan                             --             4,859            --            64,800          69,659

Net income                                --              --           458,617            --           458,617
                                  ------------    ------------    ------------    ------------    ------------

Balance - September 30, 1996           162,006      15,403,857       8,911,434      (1,231,240)     23,246,057

Purchase of 227,647 shares of
 common stock                          (22,765)     (3,347,408)           --              --        (3,370,173)

Compensation under Stock-Based
 Benefit Plan                             --            64,572            --           149,047         213,619

Deferred compensation -
 Management Stock Bonus Plan              --          (882,927)           --              --          (882,917)

Compensation under Stock
 Bonus Plan                               --           152,218            --              --           152,218

Dividends paid ($.05 per share)           --              --          (283,808)           --          (283,808)
Net income                                --              --           754,147            --           754,147
                                  ------------    ------------    ------------    ------------    ------------

Balance - September 30, 1997      $    139,241    $ 11,390,312    $  9,381,773    $ (1,082,193)   $ 19,829,133
                                  ============    ============    ============    ============    ============

The accompanying notes to consolidated financial statements are an integral part of these statements.

                   WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                   -------------------------------------------
                              Lutherville, Maryland
                              ---------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                 Years Ended September 30,
                                                                ----------------------------
                                                                      1997           1996
                                                                ------------    ------------
Operating Activities
   Net income                                                   $    754,147    $    458,617
   Adjustments to Reconcile Net Income to Net
    Cash Provided by Operating Activities
       Amortization of discount of mortgage backed securities           (826)           (592)
       Amortization of deferred loan fees                           (170,241)       (195,680)
       Loan fees deferred                                            105,511         275,956
       Decrease in discount on loans purchased                       (20,560)        (26,579)
       Other amortization                                               --           (57,800)
       Provision for loan losses                                      60,644          55,161
       Non-cash compensation under stock-based benefit plans         365,837          69,659
       Increase in accrued interest receivable                        (6,212)        (77,411)
       Provision for depreciation                                     66,782          80,984
       Loans sold                                                       --           560,000
       Loans originated for sale                                        --          (560,000)
       Decrease (increase) in deferred income taxes                  162,393        (274,939)
       Decrease (increase) in other assets                            56,097         (44,885)
       Decrease in accrued interest payable                           (1,580)         (2,925)
       (Decrease) increase in income taxes payable                  (173,172)        216,491
       (Decrease) increase in other liabilities                     (474,900)        504,097
                                                                ------------    ------------

            Net cash provided by operating activities                723,920         980,154


Cash Flows from Investment Activities
   Proceeds from maturing interest-bearing deposits                  783,000       1,076,000
   Purchases of interest-bearing deposits                           (437,679)       (783,000)
   Purchase of mortgage backed securities                               --        (2,614,902)
   Decrease (increase) in securities purchased under
    agreement to resell                                            2,000,000      (2,000,000)
   Proceeds from maturing other investments                        2,000,000       6,525,000
   Purchase of other investments                                  (3,250,000)     (8,469,375)
   Principal collected on mortgage backed securities                 177,614         133,542
   Net increase in shorter term loans                               (119,079)       (324,572)
   Longer term loans originated or acquired                      (11,963,341)    (21,592,489)
   Principal collected on longer term loans                        9,393,482      16,099,672
   Investment in premises and equipment                              (54,271)         (7,801)
   Purchase of stock in Federal Home Loan Bank of Atlanta            (70,400)         (3,000)
   (Increase) decrease on investment in and
    loans to joint ventures                                         (100,000)        150,000
                                                                ------------    ------------

            Net cash used by investment activities                (1,640,674)    (11,810,925)


                   WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                   -------------------------------------------
                              Lutherville, Maryland
                              ---------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                 Years Ended September 30,
                                                             ------------------------------
                                                                  1997            1996
                                                             -------------   --------------
Cash Flows from Financing Activities
------------------------------------
   Net decrease in demand deposits, money
    market, passbook accounts and advances by
    borrowers for taxes and insurance                        $ (1,130,148)   $   (328,104)
   Net increase (decrease) in certificates of deposit           3,225,329      (3,681,261)
   Federal Home Loan Bank advances                              4,000,000            --
   Sale of common stock                                              --        15,561,004
   Employee Stock Ownership Plan                                     --        (1,296,040)
   Stock repurchase                                            (3,370,173)           --
   Stock purchased for Management Stock Bonus Plan               (882,927)           --
   Dividends                                                     (283,808)           --
                                                             ------------    ------------

            Net cash provided by financing activities           1,558,273      10,255,599
                                                             ------------    ------------

Increase (decrease) in cash and cash equivalents                  641,519        (575,172)
Cash and cash equivalents at beginning of year                  7,305,109       7,880,281
                                                             ------------    ------------

Cash and cash equivalents at end of year                     $  7,946,628    $  7,305,109
                                                             ============    ============

The following is a Summary of Cash and Cash Equivalents:
--------------------------------------------------------

   Cash                                                      $  1,003,528    $  1,583,482
   Interest bearing deposits in other banks                     3,898,946       4,076,776
   Federal funds sold                                           3,481,833       2,427,851
                                                             ------------    ------------
   Balance of cash items reflected on
    Statement of Financial condition                            8,384,307       8,088,109

       Less - certificates  of deposit with original
               maturities of more than
               three months that are included
               in interest bearing deposits in other banks        437,679         783,000
                                                             ------------    ------------

Cash and cash equivalents reflected on the
 Statement of Cash Flows                                     $  7,946,628    $  7,305,109
                                                             ============    ============

Supplemental Disclosure of Cash Flow Information:
-------------------------------------------------
   Cash paid during the year for:

       Interest                                              $  3,388,967    $  3,408,352
                                                             ============    ============

       Taxes                                                 $    420,714    $    352,466
                                                             ============    ============

The accompanying notes to consolidated financial statements are an integral part of these statements.

                   WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                   -------------------------------------------
                              Lutherville, Maryland
                              ---------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                               SEPTEMBER 30, 1997
                               ------------------


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

     E. Investments and Mortgage Backed Securities - Non-equity investments and mortgage backed securities will be held to maturity and, accordingly, are carried at amortized cost since management has the ability and intention to hold them to maturity. Amortization of premiums and accretion of discounts on purchases is computed using the interest method, since management had the ability and intention to hold them to maturity.

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

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1997
------------------


Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

     F. Loans held for sale are carried at the lower of cost or estimated market value, determined in the aggregate. In computing cost, deferred loan origination fees are deducted from the principal balances of the related loans. There were no loans held for sale at September 30, 1997 and 1996.

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

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1997
------------------


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

          Loan origination  fees and certain direct loan  origination  costs are
          deferred  and  are   recognized  by  the  interest   method  over  the
          contractual life of the related loan as an adjustment of yield.

          Premiums and discounts on loans purchased are recognized in income over the estimated life of the related loans using the level yield method.

     H. Foreclosed Real Estate - Real estate acquired through or in the process of foreclosure is recorded at the lower of cost or fair value. Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using estimates as described under the caption "Allowance for Loan Losses". In the event of a subsequent decline, management provides an additional allowance to reduce real estate acquired through foreclosure to fair value less estimated disposal cost in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". Expenses incurred on foreclosed real estate prior to disposition are charged to expense. Gains on the sale of foreclosed real estate are recognized upon disposition of the property. Sale of the real estate acquired through foreclosure is expected to occur within the next twelve months.

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

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1997
------------------


Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

     K. Defined Benefit Pension Plan - The Bank accounts for its Pension Plan in accordance with Statement of Financial Accounting Standards No. 87. Funding is limited to amounts that are available for deduction under the Internal Revenue Code (See Note 11).

     L. Employee Stock Ownership Plan - The Company accounts for its Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6 of the Accounting Standards Division of the American Institute of Certified Public Accountants. (See Note 12)

     M. Stock-Based Compensation - In October 1995, FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB encourages all entities to adopt the fair value based method, however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by Accounting Principles Board ("APB") Opinion No. 25. Management decided to continue using the "intrinsic value based method" as prescribed by APB Opinion No. 25. (See Note 12)

     N. Income Taxes - Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     O. Statement of Cash Flows - In the statement of cash flows, cash and equivalents include cash, Federal Home Loan Bank of Atlanta overnight deposits, federal funds and certificates of deposit with a maturity date less than ninety days.

     P. Earnings Per Share - Earnings per share for September 30, 1997 has been computed based on 1,434,660 weighted average shares of common stock and common stock equivalents outstanding. Earnings per share data is not presented for the year ended September 30, 1996, since the Bank converted to stock form in March 1996, and such information would not be meaningful.

     Q. Reclassification - Certain prior years' amounts have been reclassified to conform to the current year's method of presentation.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1997
------------------


Note 2 - Securities Purchased Under Agreements to Resell
         -----------------------------------------------

      The Company enters into purchases of mortgage backed securities under agreements to resell substantially identical securities. As of September 30, 1997, the Company had no outstanding agreements to resell. Securities purchased under agreements to resell at September 30, 1996 consist of mortgage backed securities.

      The amounts advanced under these agreements represent short-term loans and are reflected as a receivable in the statement of financial condition. The securities underlying the agreements are book-entry securities. During the period, the securities were delivered by appropriate entry into a third-party custodian's account designated by the Company under a written custodial agreement that explicitly recognizes the Company's interest in the securities. At September 30, 1996, these agreements matured within 90 days and no material amount of agreements to resell securities purchased was outstanding with any individual dealer. Securities purchased under agreements to resell averaged approximately $2,000,000 and $2,400,000 during the fiscal years ended September 30, 1997 and 1996, respectively, and the maximum amounts outstanding at any month-end during the fiscal years ended September 30, 1997 and 1996 were $2,000,000 and $6,000,000, respectively.

Note 3 - Other Investments
         -----------------

      The amortized cost and fair values of other investments are as follows:


                                                  September 30, 1997
                                --------------------------------------------------------------------
                                                      Gross              Gross
                                 Amortized          Unrealized         Unrealized           Fair
                                   Cost                Gain              Losses             Value
                                -----------        ------------        ----------         ----------
Federal National
 Mortgage Association
 Bonds                           $  500,000         $   -              $    8,000         $  492,000
Federal Home Loan
 Bank Bonds                       2,250,000              3,000             21,850          2,231,150
Federal Home Loan
 Mortgage Corporation
 Bonds                            1,000,000              1,000              -              1,001,000
                                  ---------          ---------          ---------          ---------

                                 $3,750,000         $    4,000         $   29,850         $3,724,150
                                  =========          =========          =========          =========


WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1997
------------------


Note 3 - Other Investments - Continued
         -----------------

                                                  September 30, 1996
                                  ------------------------------------------------------------------
                                                      Gross              Gross
                                  Amortized          Unrealized         Unrealized           Fair
                                   Cost                Gain              Losses             Value
                                  ---------          ---------          ---------          ---------
Federal National
 Mortgage Association
 Bonds                           $1,500,000         $   -              $   66,875         $1,433,125
Federal Home Loan
 Bank Bonds                       1,000,000             -                  48,125            951,875
                                  ---------          ---------          ---------          ---------

                                 $2,500,000         $   -              $  115,000         $2,385,000
                                  =========          =========          =========          =========

      No gains or losses were realized during the years ended September 30, 1997 or 1996.

      The scheduled maturities of other investments at September 30, 1997:

                                       Amortized            Fair
                                          Cost              Value
                                        ---------          ---------
Due after five years through
 ten years                             $2,250,000         $2,246,000
Due after ten years                     1,500,000          1,478,150
                                        ---------          ---------

                                       $3,750,000         $3,724,150
                                        =========          =========

Note 4 - Mortgage Backed Securities
         --------------------------

      Mortgage backed securities at September 30, consist of the following:


                                            1997               1996
                                         ----------         ----------
GNMA participating certificates          $2,246,061         $2,405,906
FNMA participating certifcates              605,991            623,760
                                          ---------          ---------
                                          2,852,052          3,029,666
   Net - unamortized discounts               (6,842)            (7,668)
                                          ---------          ---------

                                         $2,845,210         $3,021,998
                                          =========          =========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1997
------------------

Note 4 - Mortgage Backed Securities - Continued
         --------------------------

      The amortized cost and fair value of mortgage backed securities are as follows:

                                                             Gross              Gross
                                         Amortized         Unrealized         Unrealized            Fair
                                            Cost              Gains             Losses             Value
                                         ---------          ---------          ---------        ---------

                                                         September 30, 1997
                                         -----------------------------------------------------------------

GNMA participating certificates         $2,239,384         $   16,551         $    -            $2,255,935
FNMA participating certifcates             605,826              -                 16,863           588,963
                                         ---------          ---------          ---------         ---------

                                        $2,845,210         $   16,551         $   16,863        $2,844,898
                                         =========          =========          =========         =========

                                                        September 30, 1996
                                         -----------------------------------------------------------------

GNMA participating certificates         $2,398,423         $    1,754         $  104,736        $2,295,441
FNMA participating certifcates             623,575             -                  34,804           588,771
                                         ---------          ---------          ---------         ---------

                                        $3,021,998         $    1,754         $  139,540        $2,884,212
                                         =========           ========          =========         =========

      No gains or losses were realized during the years ended September 30, 1997 and 1996.

Note 5 - Loans Receivable
         ----------------

      Loans receivable at September 30, 1997 and 1996 consist of the following:

                                                                         1997                  1996
                                                                         ----                  ----
One to four family residential mortgage loans                         $71,185,272           $69,212,623
Multifamily residential mortgage loans                                     98,855               286,950
Commercial mortgage loans                                               3,292,479             3,026,330
Construction loans                                                      1,462,000             3,277,500
Lines of credit                                                         1,036,125               475,000
Land/lot loans                                                          2,126,751               773,730
Home improvement loans                                                      6,632                 8,586
Share loans                                                               299,795               425,783
Commercial loans secured by lease
 finance receivables                                                    1,075,147               828,126
                                                                       ----------            ----------
                                                                       80,583,056            78,314,628

      Less - undisbursed portion of loans
              in process                                               (1,198,222)           (1,613,088)
           - unamortized discount on loans
              purchased                                                  (146,514)             (167,074)
           - deferred loan origination fees                              (537,950)             (602,680)
           - allowance for loan losses                                   (250,000)             (195,000)
                                                                       ----------            ----------

                                                                      $78,450,370           $75,736,786
                                                                       ==========            ==========

                                      -24-

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1997
------------------


Note 5 - Loans Receivable - Continued
         ----------------

      The following is a summary of the allowance for loan losses:

                                               September 30,
                                           ------------------------
                                             1997            1996
                                             ----            ----
      Beginning balance                    $195,000        $139,839
      Provision for loan losses              60,644          55,161
      Charge-offs                            (5,644)            -
                                            -------        --------

      Balance end                          $250,000        $195,000
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

     Impaired loans as defined by SFAS No. 114 are summarized as follows for the year ended September 30, 1997.

Recorded investment                                       $76,036
Allowance for loan losses                                    -

      Impaired loans as defined by SFAS No. 114 for which interest income has been reduced are as follows for the year ended September 30, 1997.

Interest income that would have been recorded             $ 7,095
Interest income recognized                                   -
                                                           ------
    Total income not recognized                           $ 7,095
                                                           ======

      There were no impaired loans as defined by SFAS No. 114 at September 30, 1996. There was no interest income recognized on impaired loans during that period.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1997
------------------


Note 5 - Loans Receivable - Continued
         ----------------

      The Bank was not committed to fund additional amounts on these loans.

      Non-accrual loans that are not subject to SFAS No. 114 for which interest has been reduced totaled approximately $761,249 and $480,345 at September 30, 1997 and 1996.

      Interest income that would have been recorded under the original terms of such loans and the interest actually recognized for the years ended September 30, are summarized below:

                                              1997            1996
                                              ----            ----
Interest income that would have
 been recognized                           $ 93,191        $ 57,085
Interest income recognized                   53,151          25,073
                                            -------         -------

   Interest income not recognized          $ 40,040        $ 32,012
                                            =======         =======

      Loans outstanding to officers and directors and their affiliates of the Bank at September 30, 1997 and 1996:

     Balance At                                         Balance At                                         Balance At
      September          Loans         Principal        September            Loans        Principal        September
      30, 1997           Made          Repayment         30, 1996            Made         Repayment         30, 1995
     ----------          -----         ---------        ----------           -----        ---------        ---------
     $1,377,658         $127,500       $ 29,545         $1,279,703         $186,472       $ 40,343         $1,133,574

     Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans at September 30, are summarized as follows:

                                                1997                1996
                                                ----                ----
Mortgage loan portfolios serviced for:
   Other investors                          $ 8,601,204         $10,650,449
                                             ==========          ==========

      Custodial Escrow balances maintained in connection with the foregoing loan servicings were approximately $44,019 and $48,845 at September 30, 1997 and 1996.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1997
------------------


Note 5 - Loans Receivable - Continued
         ----------------

      Unless otherwise noted, the Bank requires collateral or other security to support financial instruments with off-balance-sheet credit risk.

Financial Instruments Whose Contract             Contract Amount
 Amounts Represent Credit Risk                   At September 30,
------------------------------------      ------------------------------
                                            1997                1996
                                            ----                ----
   Standby letters of credit              $   -               $   13,460
   Loan commitments                        2,809,700           1,071,600

      Standby letters of credit are conditional commitments issued by the Bank guaranteeing performance by a customer to various municipalities. These guarantees are issued primarily to support performance arrangements, limited to real estate transactions.

      Mortgage loan commitments not reflected in the accompanying financial statements at September 30, 1997 are $1,000,000 for adjustable rate mortgages ranging from 7.00% to 10.00% and fixed rate mortgages totaling $1,809,700 ranging from 7.00% to 9.05%.

      Mortgage loan commitments not reflected in the accompanying financial statements at September 30, 1996 are $325,000 for an adjustable rate mortgage at 10.75% and fixed rate mortgages totaling $746,600 ranging from 7.50% to 8.00%.

      The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the statement of financial condition at September 30, 1997 as a liability for credit loss.

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

Note 7 - Investment in and Loans to Affiliated Corporation
         -------------------------------------------------

      Bankers Affiliate, Inc., formerly "Cash, Inc.", was organized in April 1983 as a service corporation. It is equally owned by the Bank and two other thrift institutions and makes consumer loans to their customers. Loans to Bankers Affiliate, Inc. are due on demand and bear an adjustable interest rate. The Bank has a 33-1/3% interest in this company and its proportionate share of income or losses has not been recorded on the equity method, since such amounts are not material to the accompanying consolidated financial statements. The Bank is using the cost method of accounting to record this investment.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1997
------------------


Note 7 - Investment in and Loans to Affiliated Corporation - Continued
         -------------------------------------------------

      The Bank's investment in and loans to an affiliated corporation, Bankers Affiliate, Inc. (See Note 1) are summarized as follows:

                                            September 30,
                                     -----------------------------
                                        1997               1996
                                        ----               ----
Capital stock, at cost               $   25,000         $   25,000
Loan payable                          2,900,000          2,800,000
                                      ---------          ---------

                                     $2,925,000         $2,825,000
                                      =========          =========

      Summarized financial information as of June 30, 1997 and 1996 and for the years ended June 30, 1997 and 1996 for Bankers Affiliate, Inc. are as follows:


                                                 1997                1996
                                                 ----                ----
Cash                                          $  191,991         $  233,189
Finance receivables                            8,319,201          8,035,536
Real estate acquired through foreclosure         101,851            117,729
Other assets                                      46,729            113,667
                                               ---------          ---------

                                              $8,659,772         $8,500,121
                                               =========          =========

Loans payable                                 $8,550,000         $8,400,000
Other liabilities                                 27,670             34,162
                                               ---------          ---------
                                               8,577,670          8,434,162
Stockholders' equity                              82,102             65,959
                                               ---------          ---------

                                              $8,659,772         $8,500,121
                                               =========          =========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1997
------------------


Note 7 - Investment in and Loans to Affiliated Corporation - Continued
         -------------------------------------------------

                                                1997               1996
                                                ----               ----
Income and Expense

Income:
   Interest                                  $  830,949         $  897,767
   Other income                                  37,865             33,866
                                              ---------          ---------
                                                868,814            931,633
Expenses:
   Interest                                     588,769            686,482
   Provision for losses on loans                 67,788             40,392
   Salaries and related expenses                143,175            135,909
   Other expenses                                60,575             63,101
                                              ---------          ---------
                                                860,307            925,884
                                              ---------          ---------

Income before income tax provision                8,507              5,749

Income tax provision (benefit)                   (7,636)             3,050
                                              ---------          ---------

Net income                                       16,143              2,699
Retained earnings (deficit) at beginning
 of fiscal year                                  (9,041)           (11,740)
                                              ---------          ---------

Retained earnings (deficit) at end of
 fiscal year                                 $    7,102         $   (9,041)
                                              =========          =========

Note 8 - Premises and Equipment
         ----------------------

      Premises and equipment at September 30, 1997 and 1996 are summarized by major classification as follows:

                                                                                    Useful Life
                                                1997                  1996            in Years
                                                ----                  ----           ---------
Land                                        $  224,056            $  224,056             -
Office buildings                               602,549               602,549            5-50
Furniture, fixtures and
 equipment                                     823,253               769,652            3-20
                                             ---------             ---------
                                             1,649,858             1,596,257
   Accumulated depreciation                   (927,926)             (861,814)
                                             ---------             ---------
                                            $  721,932            $  734,443
                                             =========             =========

      The provision for depreciation for the periods ended September 30, 1997 and 1996 was $66,782 and $80,984, respectively.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1997
------------------


Note 8 - Premises and Equipment - Continued
         ----------------------

      The Bank has entered into several operating leases for the premises of its branch offices. Rental expense under these leases for the years ended September 30, 1997 and 1996 was $62,262 and $54,964, respectively. At September 30, 1997, the minimum rental commitments under noncancellable leases are as follows:

      Year Ended September 30,                                      Total
      ------------------------                                      -----
             1998                                                  $ 55,818
             1999                                                    55,818
             2000                                                    48,218
             2001                                                    34,129
             2002                                                    29,150
                                                                    -------
                                                                   $223,133
                                                                    =======
Note 9 - Deposits
         --------

      Deposits are summarized as follows at September 30:

                                                            1997                                      1996
                                                ---------------------------------          -----------------------------------
                                                                       Weighted-                               Weighted-
Type of Account                                    Amount            Average Rate             Amount          Average Rate
---------------                                    ------            ------------             ------          ----------------
NOW and money market accounts
 including non-interest bearing
 deposits of $352,330 in 1997
 and $516,213 in 1996                           $11,628,286              1.22%             $12,338,661                 2.59%
Passbook savings                                 15,208,888              3.05%              15,636,722                 3.04%
Certificates of deposit                          47,348,677              5.74%              44,123,348                 5.72%
                                                 ----------                                 ----------
                                                 74,185,851                                 72,098,731
Accrued interest                                        261                                      1,841
                                                 ----------                                 ----------

                                                $74,186,112                                $72,100,572
                                                 ==========                                 ==========

                   The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $3,455,658 and $3,394,313 at September 30, 1997 and 1996. Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund.

                                                                        1997                  1996
                                                                     -----------           -------
                                                                       Amount                Amount
                                                                       ------                ------
Certificates accounts mature as follows:
   One year or less                                                  $28,718,790           $25,337,111
   More than 1 year through 2 years                                    9,654,831            10,948,754
   More than 2 years through
    3 years                                                            3,518,357             4,561,182
   More than 3 years                                                   5,456,699             3,276,301
                                                                      ----------            ----------
                                                                     $47,348,677           $44,123,348
                                                                      ==========            ==========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1997
------------------


Note 9 - Deposits - Continued
         --------

                   Interest expense on deposits is summarized as follows for the years ended September 30:

                                                 1997                 1996
                                                 ----                 ----
Certificates                                  $2,454,305           $2,581,651
NOW and money market                             292,045              315,593
Passbook                                         473,499              478,045
                                               ---------            ---------
                                              $3,219,849           $3,375,289
                                               =========            =========

                   Deposit Insurance Reform. Currently, there are two deposit insurance funds maintained by the Federal Deposit Insurance Corporation ("FDIC"), the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF"). The Bank's deposits are insured by SAIF. Legislation was passed concerning the Deposit Insurance Reform that required the Bank to pay a one-time assessment of .657% of insured deposits at March 31, 1995, which was approximately $506,000 and was accrued at September 30, 1996. The Bank's SAIF deposit insurance premiums were reduced to .064% of insured deposits beginning January 1, 1997 from the current rate of .23% of insured deposits.
BIF and SAIF may be merged on January 1, 1999.

Note 10- Federal Home Loan Bank Advances
         -------------------------------

                   Federal Home Loan Bank advances at September 30, 1997 consist of short term fixed rate advances bearing interest at 5.72% to 6.19% per annum and due within one year.

                   The Bank's stock in the Federal Home Loan Bank of Atlanta is pledged as security for the loan and under a blanket floating lien security agreement with the Federal Home Loan Bank of Atlanta, the Bank is required to maintain as collateral for its advances, qualified home mortgage loans in an amount equal to 175% of the advances.

Note 11- Pension Plan
         ------------

                   Substantially all employees of the Bank are included in a non-contributory defined benefit pension plan. The Bank's policy is to fund pension costs accrued. There were no unfunded or unamortized prior service costs at September 30, 1997 and 1996. The costs of funding this plan were $18,534 and $37,694 for the years ended September 30, 1997 and 1996, respectively.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1997
------------------


Note 11- Pension Plan - Continued
         ------------


                   The following table sets forth the plan's related costs at September 30:

                                                 1997         1996
                                                 ----         ----

                Service cost                   $ 21,599    $ 32,075
                Interest cost                    44,363      48,995
                Actual return on plan assets    (44,093)    (39,168)
                Other components                 (3,335)     (4,208)
                                               --------    --------

                Net period pension costs       $ 18,534    $ 37,694
                                               ========    ========

                   The following table sets forth the plan's funded status at September 30:

                                                                      1997       1996
                                                                      ----       ----
Accumulated Benefit Obligation
------------------------------
   Vested                                                         $ 444,441    $ 465,738
   Non-vested                                                         3,133        4,200
                                                                  ---------    ---------

      Total                                                       $ 447,574    $ 469,038
                                                                  =========    =========

   Projected benefit obligation                                   $ 701,623    $ 677,176
   Fair value of plan assets as of September 30                     664,051      657,912
                                                                  ---------    ---------
   Plan assets in deficit of projected
    benefit obligation                                              (37,572)     (19,264)
   Unrecognized net loss                                            129,729       89,765
   Unrecognized net transition obligation                             2,227        2,429
                                                                  ---------    ---------

      Prepaid pension cost                                        $  94,384    $  72,930
                                                                  =========    =========

Reconciliation of Projected Benefit Obligation
----------------------------------------------
   Projected benefit obligation beginning of year                 $ 677,176    $ 657,849
   Interest cost for the fiscal year                                 44,363       48,995
   Service cost for the fiscal year                                  21,599       32,075
   Benefit payments for the fiscal year                                --         (2,419)
   Actuarial (gain) loss for the fiscal year                         69,301      (59,324)
                                                                  ---------    ---------
   Projected benefit obligation as of September 30
    before settlement                                               812,439      677,176
   Effect of settlement                                            (110,816)        --
                                                                  ---------    ---------
   Projected benefit obligation as of Septemeber
    30 after settlement                                           $ 701,623    $ 677,176
                                                                  =========    =========


WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1997
------------------


Note 11- Pension Plan - Continued
         ------------

                   The  following   interest  rate  assumptions  were  used  for
September 30:

                                                      1997       1996
                                                      ----       ----
                   Weighted-average discount rate     7.25%      7.50%
                   Long term rate of return           8.00%      8.00%
                   Rate of compensation increase      4.00%      4.50%

Note 12- Common Stock and Stock Benefit Plans

                   On March 29, 1996, the Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank. Simultaneously, the Bank consummated the formation of a new holding company, WHG Bancshares Corporation, of which the Bank is a wholly-owned subsidiary. In connection with the conversion, the Company issued 1,620,062 shares of its common stock, par value $.10 per share (the "Common Stock") for gross proceeds of $16,200,620 and net proceeds of $15,561,004, of which $6,484,461 was contributed to the Bank in exchange for all of its outstanding common stock.

                   At the same time of conversion, the Bank established an Employee Stock Ownership Plan ("ESOP"), and acquired 129,604 shares of the Company's common stock. Funds used to acquire the shares were borrowed from the Company by the ESOP with a direct loan from the Company requiring annual payments of $129,604.

                   The ESOP holds the common stock in a Trust for allocation among participating employees.

                   All employees of the Bank who have completed one year of service and attained the age of 21 are eligible to participate. Participants will become 100% vested in their accounts after five years of service with the Bank or earlier upon death, disability or retirement.

                   The ESOP is funded by contributions made by the Bank in cash or common stock and dividends on the shares held in the Trust. The Bank recognizes compensation expense as shares are committed for release from collateral at their current market price. Dividends on allocated shares are recorded as a reduction of retained earnings and dividends on unallocated shares are recorded as a reduction of Debt. Compensation cost for the year ended September 30, 1997 and 1996 was $213,619 and $69,659, respectively.

                   The ESOP shares as of September 30 were as follows:

                                                    1997               1996
                                                    ----               ----
Allocated shares                                    17,132              4,320
Shares earned, but unallocated                       2,160              2,160
Unearned shares                                    108,220            123,124

Fair value of unearned shares at September 30   $1,785,630         $1,600,612

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1997
------------------


Note 12- Common Stock and Stock Benefit Plans - Continued
         ------------------------------------

      On October 8, 1996, the Company established a Stock Option Plan (the "Plan") whereby 162,006 shares of common stock were reserved for issuance under the Plan. Options granted under the Plan may be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended or Non-Incentive Stock Options. Options are exercisable in five annual installments at the market price of common stock at the date of grant. The Options must be exercised within ten years from the date of grant.

      Information with respect to options is as follows:

                                                           Weighted
                                                            Average
                                                           Exercise
                                        Shares               Price
                                        ------               -----
Outstanding at beginning of year          -                 $  -
Granted                                 162,006              13.30
Exercised                                 -
Forfeited                                 -
                                        -------
Outstanding at end of year              162,006
                                        =======
Exercisable at end of year                 -
                                        =======

      SFAS No. 123, "Accounting for Stock-Based Compensation", requires the Savings Bank to make certain disclosures as if the fair value method of accounting had been applied to the Savings Bank's stock option grants made subsequent to 1994. Accordingly, the Savings Bank estimated the grant date fair value of each option awarded in fiscal 1997 using the Black-Scholes Option-Pricing model with the following relevant assumtions: dividend yield of 1.3%, risk-free interest rate of 6.67% and expected lives of 10 years. The assumption for expected volatility was 18.17%. Had 1997 compensation cost been determined including the weighted-average estimate of fair value of each option granted of $5.31, the Savings Bank's net income would be reduced to proforma amount of $226,125. Proforma earnings per share would be $.16 in fiscal 1997.

      On October 8, 1996, the Company established a Management Stock Bonus Plan (the "Stock Bonus Plan" or "MSBP") to encourage directors, officers and key employees to remain in the service of the Savings Bank. Up to 64,802 shares of common stock may be awarded under the terms of the Stock Bonus Plan. Shares of common stock awarded under the plan vest in five annual installments at a rate of 20% each year following the date of grant. On October 8, 1996, awards of 55,860 shares of common stock were granted. On November 22, 1996, the Savings Bank funded the purchase of 64,802 shares of its common stock at a price of $13.62 to provide shares for distribution under the Stock Bonus Plan.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1997
------------------


Note 13- Retained Earnings
         -----------------

      Under the regulatory capital requirements of the Office of Thrift Supervision ("OTS"), savings banks are required to maintain minimal capital requirements by satisfying three capital standards: a tangible capital requirement, a leverage ratio requirement and a risk-based capital requirement. Under the tangible capital requirement, the Bank's tangible capital (the amount of stock and retained earnings computed under generally accepted accounting principles) must be equal to 1.5% of adjusted total assets. Under the leverage ratio requirement, the Bank's core capital must be equal to 3.0% of adjusted total assets. In addition, under the risk- based capital requirement, the Bank must maintain core and supplemental capital (core capital plus any general loss reserves) equal to 8% of risk- weighted assets (total assets plus off-balance-sheet items multiplied by the appropriate risk weights).

      The Federal Deposit Insurance Corporation Improvement Act (FDICIA) of 1991 was signed into law on December 19, 1991, and regulations implementing the prompt corrective action provisions became effective on December 12, 1992. The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized". Institutions categorized as "undercapitalized" or lower are subject to certain restrictions, including the requirement to file a capital plan with its primary federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things. To be considered "well capitalized," an institution must generally have a leverage capital ratio of at least 5%, a tier one risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. As of September 30, 1997, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

      The following table presents the Bank's capital position based on the September 30, 1997 financial statements.

                                                                           To Be Well
                                                                          Capitalized Under
                                                    For Capital           Prompt Corrective
                               Actual            Adequacy Purposes        Action Provisions
                               ------            -----------------        -----------------
                       Amount           %         Amount         %         Amount           %
                       ------           -         ------         -         ------           -
Tangible (1)         $15,332,292      16.10%   $ 1,428,818      1.50%   $   N/A           N/A %
Tier I capital (2)   $15,332,292      32.66%   $    N/A          N/A%   $ 2,816,820       6.00%
Core (1)             $15,332,292      16.10%   $ 2,857,676      3.00%   $ 4,762,794       5.00%
Risk-weighted (2)    $15,582,292      33.19%   $ 3,755,760      8.00%   $ 4,694,700      10.00%

(1)  To adjusted total assets.
(2)  To risk-weighted assets.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1997
------------------


Note 13- Retained Earnings - Continued
         -----------------

      The following table presents the calculation of risk-based capital and tangible assets used to determine the Bank's capital position.

                                                   Current Requirements
                                                   --------------------
Total stockholders' equity                           $19,829,133
    Less:  Non-allowable items
Equity of parent company                              (4,495,232)
Intangible assets                                         (1,609)
                                                      ----------
Tangible and core capital                             15,332,292
      General valuation allowance                        250,000
                                                     -----------
Risk-based capital                                   $15,582,292
                                                      ==========

Total assets                                         $98,556,719
    Less: Assets of non-includable subsidiaries       (2,925,000)
          Intangible assets                               (1,609)
          Asset of parent company                       (374,224)
                                                     -----------
Tangible and adjusted tangible assets                $95,255,886
                                                      ==========

Risk-weighted assets                                 $46,947,000
                                                      ==========

      The OTS has adopted an interest rate component to the regulatory capital requirements effective January 1, 1994. The rule requires additional capital to be maintained if the Bank's interest rate risk exposure, measured by the decline in the market value of the Bank's net portfolio value, exceeds 2% of assets as a result of a 200 basis point shift in interest rates. As of September 30, 1997, the Bank is not subject to the interest rate risk requirement.

      For the purpose of granting to eligible savings account holders a priority in the event of future liquidation, the Bank established a special account at the time of conversion to the stock form of ownership in an amount equal to its total retained earnings at December 31, 1995. In the event of future liquidation of the Bank (and only in such an event), an eligible account holder who continues to maintain his savings account shall be entitled to receive a distribution from the special account. The amount of the special account will be decreased in an amount proportionately corresponding to decreases in the savings account balances of eligible account holders on each subsequent annual determination date. The balance of the special account at September 30, 1996 is included in retained earnings. No dividends may be paid to the stockholders if such dividends would reduce regulatory capital of the Bank below the amount required for the special account.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1997
------------------


Note 13- Retained Earnings - Continued
         -----------------

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

Note 14- Income Taxes
         ------------

      The income tax provision consists of the following:

                                For Years Ended
                                  September 30,
                            ---------------------------
                              1997               1996
                              ----               ----
Current
-------
   Federal                  $276,262           $467,752
   State                      62,179            102,505
                             -------            -------
                             338,441            570,257
Deferred
--------
   Federal                   133,736           (220,848)
   State                      28,657            (48,893)
                             -------            -------
                             162,393           (269,741)
                             -------            -------
                            $500,834           $300,516
                             =======            =======

      The amount computed by applying the statutory federal income tax rate to income before taxes differs from the taxes provided for the following reasons:

                                                    Years Ended September 30,
                                     ----------------------------------------------------
                                             1997                       1996
                                             ----                       ----
                                                   Percent                       Percent
                                                  of Pretax                     of Pretax
                                      Amount       Income       Amount           Income
Tax at statutory rate                $426,693      34.00       $258,105             34.00
Increases (Decreases)
 Resulting From
   State income tax net of federal
    income tax benefit                 59,951       4.78         35,384              4.66
   Other                               14,190       1.13          7,027               .93
                                     --------      -----       --------             -----
                                     $500,834      39.91       $300,516             39.59
                                     ========      =====       ========             =====

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1997
------------------


Note 14- Income Taxes - Continued
         ------------

                   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1997 and 1996 are presented below:

                                                 1997       1996
                                                 ----       ----
Deferred Tax Assets:
   Deferred loan origination fees              $207,757   $232,755
   Allowance for loan losses                     96,550     75,309
   Reserve for uncollected interest              13,639     12,363
   SAIF one-time assessment                        --      195,417
   ESOP contribution                              8,331       --
   NOL carryfoward of subsidiary                 14,834      5,198
                                               --------   --------
      Total gross deferred tax assets           341,111    521,042

Deferred Tax Liabilities:
   Tax reserve for bad debts in excess of
    base year amount                            106,098    131,061
   Federal Home Loan Bank of Atlanta stock
    dividends                                    56,965     56,965
   Depreciation                                  25,203     24,426
   Pension plan                                  36,451     29,803
                                               --------   --------
      Total gross deferred tax liabilities      224,717    242,255
                                               --------   --------
                     Net deferred tax assets   $116,394   $278,787
                                               ========   ========

                   One of the Company's subsidiaries had a NOL carryforward in the amount of $18,956 that expires in 2004.

                   The Company and its Subsidiaries file their income tax returns on a calendar year basis.

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

      The carrying amount is a reasonable estimate of fair value for cash, federal funds, interest-bearing deposits in other banks and securities purchased under agreements to resell due to the short-term nature of these investments. Fair value is based upon market prices quoted by dealers for

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1997
------------------


Note 15- Disclosure About Fair Value of Financial Instruments- Continued
         ----------------------------------------------------

investment securities and estimates using bid prices published in financial newspapers for mortgage backed securities. The carrying amount of Federal Home Loan Bank of Atlanta stock is a reasonable estimate of fair value. Loans receivable were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, except for adjustable rate mortgages which were considered to be at market rates. These rates were used for each aggregated category of loans as reported on the Office of Thrift
Supervision Quarterly Report. The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered on deposits of similar remaining maturities.

      The Savings Bank is a party to financial instruments with off-balance sheet risk in the normal course of business, including loan commitments. The loan commitments were a blended rate based on the relative risk of the properties involved and the lines of credit are at adjustable rates.

      The estimated fair values of the Bank's financial instruments are as follows:


                                          September 30, 1997
                                        -----------------------
                                        Carrying     Estimated
                                          Value      Fair Value
                                          -----      ----------
Financial Assets
----------------
   Cash, interest-bearing deposits
    in other banks and federal funds   $ 8,384,000   $ 8,384,000
   Investment securities                 3,750,000     3,724,000
   Mortgage backed securities            2,845,000     2,845,000
   Loans receivable                     78,450,000    78,662,000
   Federal Home Loan Bank of Atlanta
    stock                                  753,000       753,000

Financial Liabilities
---------------------
   Deposits                            $74,186,000   $74,339,000
   Commitments                                --       2,854,000

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1997
------------------


Note 16- Condensed Financial Information (Parent Company Only)
         -----------------------------------------------------

      Information as to the financial position of WHG Bancshares Corporation as of September 30, 1997 and 1996 and results of operations and cash flows for the two years ended September 30, 1997 is summarized below. During the years ended September 30, 1997 and 1996, the parent did not receive any dividends from its subsidiary, the Bank.

                                             1997            1996
                                             ----            ----

Statement of Financial Condition
   Cash                                   $    21,465   $    26,254
   Federal funds sold                         206,935       711,001
   Interest-bearing deposits                  145,679          --
   Securities purchased under agreement
    to resell                                    --       2,000,000
   Loans receivable                         4,103,794     5,252,839
   Equity in net assets of subsidiary      15,333,901    15,331,778
   Other assets                                24,554         8,358
                                          -----------   -----------
                                          $19,836,328   $23,330,230
                                          ===========   ===========

Taxes payable                             $     6,195   $    84,173
Other liabilities                               1,000          --
Stockholders' equity                       19,829,133    23,246,057
                                          -----------   -----------
                                          $19,836,328   $23,330,230
                                          ===========   ===========

      For the years ended September 30:

                                             1997          1996
                                          -----------   -----------
Statement of Operations
   Interest Income                        $   428,415   $   233,437
   Equity in net income of subsidiary         519,213       324,841
                                          -----------   -----------
   Total Income                               947,628       558,278
   Non-interest expenses                       57,645        15,488
                                          -----------   -----------
   Net income before income taxes             889,983       542,790
   Provision for income taxes                 135,836        84,173
                                          -----------   -----------
   Net income                             $   754,147   $   458,617
                                          ===========   ===========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1997
------------------


Note 16- Condensed Financial Information (Parent Company Only) - Continued
         -----------------------------------------------------

      For the years ended September 30:

                                                    1997            1996
                                                 ------------    ------------

Statement of Cash Flows

Cash Flows from Operating Activities:
   Net income                                    $    754,147    $    458,617
   Adjustment to Reconcile Net Income to Net
    Cash Provided by Operating Activities
      Equity in net income of subsidiary             (519,213)       (324,841)
      Amortization of discounts on investments           --           (30,625)
      Increase in other assets                        (16,196)         (8,358)
      (Decrease) increase in taxes payable            (77,978)         84,173
      Increase in other liabilities                     1,000            --
                                                 ------------    ------------
         Net cash provided by operating
          activities                                  141,760         178,966


Cash Flows from Investing Activities:
   Purchase of interest-bearing deposits             (145,679)           --
   Proceeds from maturing other investments              --         6,000,000
   Purchase of other investments                         --        (5,969,375)
   Purchase of stock from subsidiary                     --        (6,484,461)
   Decrease (increase) in securities
    purchased under agreement to resell             2,000,000      (2,000,000)
   Loans originated                                (2,000,000)     (5,796,040)
   Principal collected on loans                     3,149,045         543,201
                                                 ------------    ------------
         Cash provided (used) by investing
          activities                                3,003,366     (13,706,675)

Cash Flows from Financing Activities:
   Proceeds from sale of common stock                    --        15,561,004
   Employee Stock Ownership Plan                         --        (1,296,040)
   Repurchase of common stock                      (3,370,173)           --
   Dividends paid                                    (283,808)           --
                                                 ------------    ------------
         Net cash provided (used) by financing
          activities                               (3,653,981)     14,264,964
                                                 ------------    ------------

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1997
------------------


Note 16- Condensed Financial Information (Parent Company Only) - Continued
         -----------------------------------------------------

                                                         1997         1996
                                                      ---------    ---------

(Decrease) increase in cash and cash
 equivalents                                          $(508,855)   $ 737,255
Cash and cash equivalents at beginning
 at end of year                                         737,255         --
                                                      ---------    ---------
                                                      $ 228,400    $ 737,255
                                                      =========    =========

Supplemental Disclosures of Cash Flows Information:

   Income taxes                                       $ 121,714    $    --
                                                      =========    =========

      There was no cash paid during the years ended September 30, 1997 and 1996 for interest.


Note 17- Recent Accounting Pronouncements
         --------------------------------

      FASB Statement on Earnings per Share - In February 1997, FASB issued Statement of Financial Accounting Standards ("SFAS") No. 128, which is effective for financial statements issued for periods ending after December 15, 1997. This Statement establishes standards for computing and presenting earnings per share ("EPS"). It replaces the presentation of primary EPS with a presentation of basic EPS. Management believes the adoption of this Statement will not have a significant effect on the Company's EPS.

      FASB Statement on Reporting Comprehensive Income - In June 1997, FASB issued SFAS No. 130, which establishes standards for reporting and display of comprehensive income and its components. This Statement is effective for fiscal years beginning after December 15, 1997. Management believes the adoption of this Statement will not have a material effect on the Company's financial statements.

      FASB Statement on Disclosures About Segments of an Enterprise and Related Income - In June 1997, FASB issued SFAS No. 131, which establishes standards for the way public companies report information about operating segments in the annual and interim financial statements. This Statement is effective for fiscal years beginning after December 15, 1997. Management believes the adoption of this Statement will not have a material effect on the financial statements of the Company.