Form 10KSB40, Exhibit 13
period 1998-09-30
WHG BANCSHARES CORP
filed 1998-12-22
CIK 1005018

                           WHG BANCSHARES CORPORATION

                                  ANNUAL REPORT
                            For the Fiscal Year Ended
                               September 30, 1998
     -----------------------------------------------------------------------

                           WHG BANCSHARES CORPORATION
                                  ANNUAL REPORT

--------------------------------------------------------------------------------


TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                   Page

Letter to Stockholders.............................................  1

Corporate Profile and Stock Market Information.....................  2

Selected Financial Ratios and Other Data...........................  3

Management's Discussion and Analysis...............................  4

Independent Auditors' Report....................................... 15

Consolidated Financial Statements.................................. 16

Notes to Consolidated Financial Statements......................... 21

Office Locations and Other Corporate Information................... 52

              [LOGO]        [WHG BANCSHARES LETTERHEAD]

To Our Stockholders:

     On  behalf of our Board of  Directors  and  employees,  we are  pleased  to present the 1998 Annual Report to Stockholders of WHG Bancshares Corporation (the "Company"). During 1998, measures were undertaken to enhance your investment in the Company. These measures, which are discussed below, included stock repurchases and the declaration of special cash distribution of $3.00 per share. In addition, in order to increase earnings and leverage the Company's capital, we grew our assets by more than $34 million during 1998. We did this by purchasing bonds and mortgage- backed securities issued by FNMA, FHLMC and the FHLB.

     On July 30, 1998, we announced the declaration of a special cash distribution of $3.00 per share, in addition to our regular quarterly dividend of $.08 per share. Both distributions were paid on September 10, 1998, to shareholders of record as of August 13, 1998. At that time, we estimated that the entire amount of the $3.00 per share special distribution would be treated as a return of capital distribution. The $3.00 return of capital would be treated as a reduction in the cost basis of each share and would not be subject to income tax as a dividend to our shareholders. However, a final determination as to an exact amount of the return of capital portion of the special distribution cannot be made until after December 31, 1998. The Board of Directors believes this strategy is reflective of our commitment to enhance your long-term value in our Company.

     In September 1998, the Company announced plans to repurchase in the open market up to 35,843 shares of its common stock. To date, we have repurchased 3,222 shares pursuant to this recent announcement. We have repurchased a total of 234,282 shares of our stock since we became a public company in March 1996.

     For the fiscal year ended September 30, 1998, the Company earned $680,579 or $.55 basic earnings per share, as compared to net earnings of $754,147 or $.53 basic earnings per share for the fiscal year ended September 30, 1997. At September 30, 1998, the Company's total assets grew by over $34 million to $132,876,472, as compared to $98,556,719 at September 30, 1997. Stockholders' equity at September 30, 1998 was $16,242,716 or a book value of $11.69 per share, as compared to $19,829,133 or a book value of $14.24 per share at September 30, 1997. Stockholders' equity decreased during 1998 primarily due to the payment of the $3.00 special distribution to stockholders.

     We believe our actions in 1998 reflect our continued commitment to enhancing your investment in the Company.

Sincerely,

/s/ John E. Lufburrow                       /s/ Peggy J. Stewart
-----------------------------------         ------------------------------------
John E. Lufburrow                           Peggy J. Stewart
Chairman of the Board                       President and CEO


              1505 York Road * Lutherville, Maryland * 21093-5661

                     PHONE: 410-583-8700 FAX: 410-583-1863

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

                                                                      Dividends
                     Date                       High         Low      Declared
                     ----                       ----         ---      --------

April 1, 1996 to June 30, 1996                 $11.75      $10.75        $--

July 1, 1996 to September 30, 1996              13.00       11.00         --

October 1, 1996 to December 31, 1996            13.75       12.50        .05

January 1, 1997 to March 31, 1997               14.75       12.75        .05

April 1, 1997 to June 30, 1997                  15.38       13.63        .05

July 1, 1997 to September 30, 1997              16.50       15.00        .05

October 1, 1997 to December 31, 1997            18.88       15.00        .08

January 1, 1998 to March 31, 1998               19.00       17.75        .08

April 1, 1998 to June 30, 1998                  19.75       15.75        .08

July 1, 1998 to September 30, 1998              16.75       11.00        .08



The number of shareholders of record of common stock as of the record date of December 4, 1998, was approximately 245. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At December 4, 1998, there were 1,385,780 shares outstanding. The Company's ability to pay dividends to stockholders is dependent upon the dividends it receives from the Savings Bank. The Savings Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Savings Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Conversion, or
(2) the regulatory capital requirements imposed by the OTS.


Selected Financial Ratios and Other Data


                                                        For the Years Ended
                                                           September 30,
                                                           -------------
                                                         1998          1997
                                                         ----          ----

Return on average assets..........................        .57%         .77%

Return on average equity..........................       3.46         3.49

Average equity to average assets ratios...........      16.53        22.03

Equity to assets at period end....................      12.22        20.12

Net interest rate spread..........................       2.58         2.89

Net yield on average interest-earnings assets.....       3.27         3.82

Non-performing loans to total assets..............        .29          .85

Allowance for loan loss to total loans............        .40          .32

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


General

         WHG Bancshares Corporation (the "Company") was formed in March, 1996 by Heritage Savings Bank, F.S.B. (the "Bank") to become the holding company of the Bank following the stock conversion. The Company's results of operations are primarily dependent on its net interest income, which is the difference between the interest income earned on its assets, primarily loans and investments, and the interest expense on its liabilities, primarily deposits and borrowings. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of operations are also influenced by the level of non-interest expenses, such as employee salaries and benefits and other income, such as loan-related fees and fees on deposit-related services.

Market Risk

         Market risk is defined as the risk of loss due to adverse changes in market rates and prices. The Bank's net interest income is sensitive to changes in interest rates, as the rates paid on its interest-bearing liabilities generally change faster than the rates earned on interest-earning assets. As a result, net interest income will frequently decline in periods of rising interest rates and increase in periods of falling interest rates.

         To mitigate the impact of changing interest rates on its net interest income, the Bank manages its interest sensitivity and asset/liability products through a committee which meets weekly and consists of department supervisors, overseen by the President and Chairman of the Board of Directors. The Chairman reports to the Board of Directors of the Bank on behalf of the Committee.

         In an effort to reduce interest rate risk and protect itself from the negative effects of rapid or prolonged changes in interest rates, the Bank has instituted certain asset and liability management measures, including the following measures:

          o Maintains a large base of adjustable rate residential mortgage loans. Such loans have been emphasized by the Bank. However, the Bank offers fixed rate residential mortgage loans in addition to ARMs to balance the loan portfolio.

          o    Maintains  interest-bearing  deposits,  federal  funds  and  U.S.
               Government   securities  with  short  to  intermediate  terms  to
               maturities.

          o    Maintains a portfolio of investments available for sale.

          o Maintains a high proportion of lower-costing, non-certificate accounts in the deposit portfolio. At September 30, 1998, such deposits totaled $26.3 million or 27.7% of total deposits.

         The Committee manages the interest rate sensitivity of the Bank through the determination and adjustment of asset/liability composition and pricing strategies. The Committee then monitors the impact of the interest rate risk and earnings consequences of such strategies for consistency with the Bank's liquidity needs, growth and capital adequacy. The interest rates on the Bank's liabilities generally change faster than rates earned on assets, because the Bank's deposit liabilities consist primarily of demand, money market and passbook savings accounts, and certificates of deposit that mature in one year or less. The Bank seeks to mitigate the interest rate sensitivity of its liabilities by offering higher rates on longer-term certificate accounts. However, depositors have not sought such longer terms during recent periods. The Bank does not currently engage in, or intend to engage in, trading activities or use derivative instruments to control interest rate risk.

Net Portfolio Value
         Management measures the Bank's interest rate risk by computing amounts by which the net present value of the Bank's cash flows from assets, liabilities and off balance sheet items (net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on the Bank's NPV from instantaneous and permanent 1% to 4% (100 to 400 basis points) increases and decreases in market interest rates. Based upon OTS assumptions, the following table presents the Bank's NPV at September 30, 1998.

               Changes                NPV
               in Rate              Ratio(1)             Change(2)
               -------              --------             ---------
               +400 bp               10.39%              -1070 bp
               +300 bp               13.20%               -789 bp
               +200 bp               15.96%               -513 bp
               +100 bp               18.59%               -250 bp
                  0 bp               21.09%                 0
               -100 bp               23.34%               +225 bp
               -200 bp               25.67%               +458 bp
               -300 bp               28.23%               +714 bp
               -400 bp               30.82%               +973 bp

----------------------

(1)  Calculated as the estimated NPV divided by present value of assets.
(2) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

         These calculations indicate that the Bank's net portfolio value could be adversely affected by increases in interest rates but could be favorably affected by decreases in interest rates. In addition, the Bank would be deemed to have more than a normal level of interest rate risk under applicable regulatory capital requirements.

         Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above.
Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

Average Balance Sheet

         The following table sets forth information relating to the Company's average balance sheet and reflects the average yield on assets and average costs of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management believes that the use of month-end balances is representative of operations.

                                                                                Year Ended September 30,
                                                    ------------------------------------------------------------------------------
                                                                   1998                                      1997
                                                    -------------------------------------    -------------------------------------
                                                       Average                   Average        Average                   Average
                                                       Balance     Interest    Yield/Cost       Balance       Interest   Yield/Cost
                                                       -------     --------    ----------       -------       --------   ----------
                                                                                  (Dollars in Thousands)
Interest-earnings assets:
   Loans receivable(1)............................   $  77,911    $  6,012       7.72%       $ 78,643       $ 5,912        7.52%
   Investment securities(2).......................      22,247       1,440       6.47%          4,995           392        7.85%
   Mortgage-backed securities.....................       5,091         342       6.72%          2,937           199        6.78%
   Other interest-earning assets(3)...............      10,726         645       6.01%          9,292           547        5.89%
                                                      --------     -------                    -------        ------
      Total interest-earning assets...............   $ 115,975    $  8,439       7.28%       $ 95,867       $ 7,050        7.35%
                                                      ========      ======                    =======        ======
Non-interest-earning assets.......................       3,086                                  2,124
                                                      --------                                -------

      Total assets................................   $ 119,061                               $ 97,991
                                                      ========                                =======
Interest-bearing liabilities:
   Demand deposits................................   $  26,764    $   738        2.76%       $ 27,661       $   766       2.77%
   Time deposits..................................      58,046      3,201        5.52%         44,639         2,454       5.50%
   Other liabilities(4)...........................      14,234        713        5.01%          3,651           168       4.60%
                                                      --------     ------                     -------       -------
      Total interest-bearing liabilities..........      99,044    $ 4,652        4.70%         75,951       $ 3,388       4.46%
                                                                   ======                                    ======
Non-interest bearing liabilities..................         333                                    454
                                                      --------                                -------
      Total liabilities...........................      99,377                                 76,405

Stockholders' equity..............................      19,684                                 21,586
                                                      --------                                -------
      Total liabilities and stockholders' equity..   $ 119,061                               $ 97,991
                                                      ========                                 ======
Net interest income...............................                $ 3,787                                   $ 3,662
                                                                   ======                                    ======
Interest rate spread(5)...........................                               2.58%                                    2.89%
                                                                               ======                                   ======
Net yield on interest-earning assets(6)...........                               3.27%                                    3.82%
                                                                               ======                                   ======
Ratio of average interest-earning assets
 to average interest-bearing liabilities..........                             117.09%                                  126.22%
                                                                               ======                                   ======

---------------------------

(1)  Average balances include non-accrual loans.
(2) Includes available for sale securities, other investments held to maturity, ground rents and FHLB stock.
(3) Includes Federal Funds, interest-bearing deposits in other financial institutions and interest-earning loans to affiliated corporations.
(4) Includes FHLB advances and interest-earning advance payments by borrowers for taxes and insurance.
(5) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

         The following table analyzes the dollar amount of changes in interest income and interest expense for major components of the Company's interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes in net income attributable to volume (changes in volume multiplied by the prior period's interest rate), (ii) changes in net interest income attributable to rate (changes in interest rates multiplied by the prior period's volume), and (iii) changes in volume multiplied by changes in rates.


                                                Year Ended September 30,
                                          ------------------------------------
                                                    1998  vs.  1997
                                          ------------------------------------
                                                   Increase (Decrease)
                                                         Due to
                                          ------------------------------------
                                                               Rate/
                                          Volume     Rate     Volume      Net
                                          ------    ------    -------    -----
                                                  (Dollars in Thousands)
Interest income:
   Loans receivable ...................   $  (55)   $  156     $  (1)   $  100
   Investment securities...............    1,354       (69)     (237)    1,048
   Mortgage-backed securities..........      146        (2)       (1)      143
   Other interest earning assets.......       84        12         2        98
                                           -----     -----      ----     -----
      Total interest-earning assets....    1,529        97      (237)    1,389


Interest expense:
   Deposits............................      557       138        24       719
   Other liabilities(1)................      487        15        43       545
                                           -----     -----      ----     -----
      Total interest-bearing
       liabilities.....................    1,044       153        67     1,264
                                           -----     -----      ----     -----
Net change in net interest income......   $  485    $  (56)    $(304)   $  125
                                           =====     =====       =====   =====

(1) Includes interest on advances from the FHLB of Atlanta and advance payments by borrowers for taxes and insurance.

Financial Condition

         Total assets of the Company were $132.9 million at September 30, 1998 compared to $98.6 million at September 30, 1997, an increase of $34.3 million or 34.8%. This increase was primarily due to increases in interest-bearing deposits in other banks of $6.0 million, investments available for sale of $15.2 million, other investments held to maturity of $10.8 million and mortgage backed securities of $4.4 million. These increases were off-set slightly by a decrease in loans receivable of $3.1 million. The increases were the results of management's strategy to maximize the high level of equity, diversify the Company's balance sheet and increase profitability. Loan payments and repayments exceeded new loan originations by $3.1 million during the fiscal year due to a highly competitive loan market and management decision to diversify.

         The Company's deposits increased by $20.9 million or 28.2% to $95.1 million at September 30, 1998 from $74.2 million at September 30, 1997. The increase was a result of a $21.4 million increase in certificates of deposit, due to an advertising campaign by management focusing on two and five year step-up certificates of deposit. The increase was slightly off-set by decreases in transaction and passbook accounts. Borrowings increased by $16.9 million as management took advantage of favorable borrowing rates.

         The Company's net worth decreased by $3.6 million to $16.2 million at September 30, 1998 from $19.8 million at September 30, 1997. The decrease was primarily due to a special cash distribution to shareholders in aggregate amount of $4.2 million ($3.00 per share) in July 1998, an increase in common stock dividends paid, partially off-set by fiscal 1998's net income.

Results of Operations

Net Income

         Net income decreased by $73,000 for the fiscal 1998 to $681,000 from $754,000 for fiscal 1997. The decrease was the result of increases in non-interest expense of $280,000 and the provision for loan losses of $134,000. This was substantially off-set by an increase in net interest income of $125,000 and non-interest income of $175,000 and a decrease in the provision for income taxes of $41,000 all of which is explained in more detail below.

Net Interest Income

     Net interest income increased by approximately $125,000 to $3.8 million for fiscal 1998 from $3.7 million for fiscal 1997. The increase was the result of an increase in the amount of average interest-earning assets exceeding average interest-bearing liabilities. (See Rate/Volume Analysis Table)

         The interest rate spread, which is the difference between the yield on average interest-earning assets and the percentage cost of average interest-bearing liabilities, decreased in fiscal 1998 to 2.58% from 2.89% for fiscal 1997. The decrease in interest rate spread is primarily the result of a decline in the average yield on investment securities combined with increase in average cost of borrowings.

Interest Income

         Interest income on loans increased by approximately $100,000 to $6.0 million for fiscal 1998 from $5.9 million for fiscal 1997. The increase was due to an increase in the average yield on loans of 20 basis points to 7.72% compared to 7.52% for fiscal 1997. This was off-set slightly by a decrease in the average dollar amount of loans outstanding in fiscal 1998 over fiscal 1997 of approximately $732,000.

         Interest and dividend income on investment securities increased by $1,048,000 or 267.3% to $1,440,000 in fiscal 1998 from $392,000 in fiscal 1997.
The increase was the result of an increase in the average dollar amount of investment securities outstanding of $17.3 million, partially off-set by a decrease in the average yield of 138 basis points to 6.47% for fiscal 1998 from 7.85% for fiscal 1997.

         Interest income on mortgage backed securities increased by $143,000 or 71.9% to $342,000 for fiscal 1998 from $199,000 for fiscal 1997. The increase was primarily due to an increase of $2.2 million or 75.9% in the average dollar amount outstanding.

         The above increases in the average balances were due primarily to management's strategy to diversify the balance sheet as discussed in the Financial Condition section herein.

         Other interest income increased by $98,000 or 17.99% to $645,000 in fiscal 1998 from $547,000 in fiscal 1997. The increase was due to the increase in the average dollar amount invested in other interest-earning assets of $1.4 million combined with a 12 basis point increase in the average yield. Other interest-earning assets consist of federal funds sold, interest-bearing deposits in other banks, securities purchased under agreement to resell, FHLB stock and a loan to affiliated corporation.

 Interest on Deposits

         Interest on deposits increased by $720,000 or 22.4% to $3,940,000 in fiscal 1998 from $3,220,000 in fiscal 1997. The increase was primarily due to an increase of $12.5 million or 17.3% in the average dollar amount outstanding, combined with an increase in the average cost of these funds to 4.64% in fiscal 1998 from 4.45% in fiscal 1997.

         Interest on short-term borrowings increased $357,000 or 212.5% to $525,000 in fiscal 1998 from $168,000 in fiscal 1997. The increase was due to the Bank using FHLB advances as an additional funding source as part of management diversification strategy of the balance sheet. This increased the average amount of borrowings by $10,583,000 and rates paid by 41 basis points.

Provision for Loan Losses
         The provision for loan losses for fiscal 1998 was increased by $134,000 to $195,000 from $61,000 for fiscal 1997. During fiscal 1998, two borrowers experienced financial difficulties that required the properties to be sold at foreclosure sales. This resulted in the Bank experiencing net charge-offs of $144,000 as compared to $6,000 during fiscal 1997. The charge-offs in fiscal 1998 resulted in management reevaluating the allowance for loan losses. Based upon the additions to the allowance for loan losses, management believes the allowance for loan losses is adequate. However, there can be no assurance that the allowance for loan losses will be adequate to cover significant losses that the Bank might incur in the future.

Non-Interest Income

         Non-interest income increased $175,000 or 72.9% to $415,000 for fiscal 1998 from $240,000 for fiscal 1997. The increase was the result of the Bank's subsidiary Mapleleaf Mortgage Corporation ("MMC") increasing its mortgage brokerage operation's activities with third parties.

Non-Interest Expenses

         Non-interest expenses increased $280,000 or 10.8% to $2,867,000 for fiscal 1998 from $2,587,000 for fiscal 1997. Salaries and related expenses increased $165,000 or 10.0% to $1,817,000 for fiscal 1998 from $1,652,000 for fiscal 1997. Salaries and related expenses increased as a result of increased compensation to MMC employees as the result of increased activity and an increase in non-cash compensation under stock-based benefit plans resulting from an increase in the average stock price.

     Occupancy expense decreased $20,000 or 12.4% to $141,000 for fiscal 1998 from $161,000 is fiscal 1997. The decrease was primarily due to a decrease in repairs and maintenance.

         The Savings Association Insurance Fund ("SAIF") deposit insurance premiums decreased by approximately $20,000 to $48,000 for fiscal 1998 from $68,000 in fiscal 1997. The Savings Bank's premiums were reduced from .23% of insured deposits to .064% as of January 1, 1997.

         Depreciation of equipment expense increased $15,000 or 31.3% to $63,000 for fiscal 1998 from $48,000 for fiscal 1997. The increase for fiscal 1998 was the result of the purchase of additional equipment during fiscal 1998.

     Advertising expense increased by $54,000 or 101.9% to $107,000 for fiscal 1998 from $53,000 for fiscal 1997. During fiscal 1998, the Bank conducted an aggressive advertising campaign for loans and deposits.

         Data processing costs increased $11,000 or 14.3% to $88,000 in fiscal 1998 from $77,000 in fiscal 1997. The increase was the result of an increase in data processing services and an increase in the number of deposit accounts.

         Other expenses increased by approximately $70,000 or 22.2% to $386,000 for fiscal 1998 from $316,000 in fiscal 1997. The increase in fiscal 1998 was primarily due to an increase in stationery, printing and office supplies, liability insurance, ATM expense and miscellaneous expenses.

         During fiscal 1998, the Company adopted a Year 2000 Compliance Plan (the "Plan") and established a Year 2000 Compliance Committee (the "Committee"). The objectives of the Plan and the Committee are to prepare the Company for the new millennium. As recommended by the Federal Financial Institutions Examination Council, the Plan encompasses the following phases: Awareness, Assessment, Renovation, Validation and Implementation. These phases will enable the Company to identify risks, develop an action plan, perform adequate testing and complete certification that its processing systems will be Year 2000 ready. Execution of the Plan is currently on target. The Company is currently in Phase 4, Validation, which includes testing and verifications of corrective actions. Concurrently, the Company is also addressing some issues related to subsequent phases. Prioritization of the most critical applications has been addressed, along with contract and service agreements. The primary operating software for the Company is obtained and maintained by an external provider of software (the "External Provider"). The Company has maintained ongoing contact with this vendor so that modification of the software for Year 2000 readiness is a top priority and the testing Phase was completed in August of 1998. The Company has contacted all other material vendors and suppliers regarding their Year 2000 state of readiness. Each of these third parties has delivered written assurance to the Company that they expect to be Year 2000 compliant prior to the Year 2000. The Company is in the process of contacting all material customers and non-information technology suppliers (i.e. utility systems, telephone systems and security systems) regarding their Year 2000 state of readiness. The next Phase, the Implementation Phase, is to certify that systems are Year 2000 ready, along with assurances that any new systems are compliant on a going-forward basis. The Implementation Phase is targeted for completion by September 30, 1999.

         Costs will be incurred due to the replacement of non-compliant teller hardware and software. The Company does not anticipate that the related overall costs will be material in any single year. In total, the Company estimates that its cost for compliance will amount to approximately $186,000, employee time not included. No assurance can be given that the Year 2000 Compliance Plan will be completed successfully by the Year 2000, in which event the Company could incur significant costs. If the External Provider is unable to resolve the potential problem in time, the Company would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial statements of the Company.

         Successful and timely completion of the Year 2000 project is based on management's best estimates derived from various assumptions of future events, which are inherently uncertain, including the progress and results of the Company's External Provider, testing plans, and all vendors, suppliers and customer readiness.

Contingency Plan

         The Bank is currently developing a contingency plan (the "Plan") specific to the Year 2000. The Plan will address the actions that would be undertaken if critical business functions cannot be carried out in the normal manner upon entering the next century due to computer system or supplier failure. If such events occur, the Bank will input a manual posting plan that will entail manual postings of transactions to the general ledger and hand calculations of interest for both savings accounts and mortgages as well as the calculations of dividends. The Bank has a number of employees who have been employed by the Bank for at least 25 years who have experience in the manual postings to the general ledger as well as the hand calculations of interest and dividends. The Bank is currently devising a training program for all essential personnel. Additionally, the Bank will have management personnel on site at each office on the first business day of the Year 2000 to answer any concerns the customer may have and offer any assistance to the Bank's employees.

Provision for Income Taxes

     Provision for income taxes decreased by approximately $41,000 or 8.2% to $460,000 for fiscal 1998 from $501,000 for fiscal 1997. The decrease was primarily the result of a decrease in pretax income.

Liquidity and Capital Resources

         The Company is required by OTS regulations to maintain, for each calendar month, a daily average balance of cash and eligible liquid investments of not less than 4% of the average daily balance of its net withdrawable savings and borrowings (due in one year or less) during the preceding calendar month. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10%. The Bank's average liquidity ratio was 12.1% and 9.79% at September 30, 1998 and 1997, respectively.

         The Company's sources of liquidity have historically included income earned from operations, principal and interest payments and prepayments on loans and securities, maturities of investment securities, deposit inflows and borrowings from the FHLB of Atlanta.

         Net cash provided by operating activities was $563,000 and $724,000 for fiscal 1998 and 1997. Cash flows from operations in fiscal 1998 decreased from fiscal 1997 primarily due to an increase in accrued interest receivable, prepaid and refundable income taxes and other assets as well as a decrease in net income. This was off-set in part by an increase in the provision for loan losses and an increase in other liabilities in fiscal 1998 as compared to a decrease in fiscal 1997.

         Net cash used by investment activities for fiscal 1998 totaled $27.3 million, a significant increase from $1.6 million for fiscal 1997. The increase in cash used was due to management's decision to maximize the high level of capital and also diversify the company. This is evidenced by the purchase of investments available for sale of $26.7 million, investments held to maturity of $22.5 million and mortgage backed securities of $4.9 million. The company received proceeds from sales and maturities of investments available for sale and investments held to maturity of $11.4 million and $11.6 million, respectively. Principal repayments on loans exceeded loan originations by $3.1 million.

         The Company primarily originates loans for its own portfolio and does not sell loans to secondary market participants such as Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Association ("FNMA"), but does occasionally sell loans to other financial institutions. The Company may in the future sell loans to secondary market participants.

         Net cash provided by financing activities for fiscal 1998 totaled $33.2 million compared to $1.6 million in fiscal 1997. During fiscal 1998 this was the result of a net increase in deposits of $20.9 million, and an increase in borrowings of $16.9 million. This was offset slightly by a return of capital in the amount of $4.2 million and dividends paid of $410,000.

         Management believes it has ample cash flows and liquidity to meet its loan commitments of $1.1 million and unused lines of credit of $1.6 million at September 30, 1998. The Bank has the ability to reduce its commitments for new loan originations, adjust other cash outflows, and borrow from the FHLB of Atlanta, or others, should the need arise.

         The Bank is subject to federal regulations that impose certain minimum capital requirements. At September 30, 1998, the Bank had risk-based capital of $16.6 million compared to its requirement of $4.5 million, an excess of $12.1 million. Each of the Bank's tangible and core capital was $16.4 million at September 30, 1998, compared to the requirements of $2.0 million for tangible capital and $4.0 million for core capital. See Note 13 to the Consolidated Financial Statements.

         Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the savings and loan industry and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on the Bank's commitments to make loans and management's assessment of the Bank's ability to generate funds.

                            ANDERSON ASSOCIATES, LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
                                7621 Fitch Lane
                           Baltimore, Maryland 21236
                                  410-882-8050



                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------



To the Stockholders and Board of Directors
WHG Bancshares Corporation
Lutherville, Maryland

        We have audited the consolidated statements of financial condition of WHG Bancshares Corporation and Subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, retained earnings and cash flows for each of the two years in the two year period ended September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WHG Bancshares Corporation and Subsidiaries at September 30, 1998 and 1997, and the consolidated results of its operations and cash flows for each of the two years in the two year period ended September 30, 1998, in conformity with generally accepted accounting principles.



                                             /s/ Anderson Associates LLP




December 10, 1998
Baltimore, Maryland

                   WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                   -------------------------------------------
                              Lutherville, Maryland
                              ---------------------

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------


                                                                                September 30,
                                                                                -------------
                                                                           1998               1997
                                                                           ----               ----
        Assets
        ------
Cash                                                                $    1,179,349         $  1,003,528
Interest bearing deposits in other banks                                 9,849,431            3,898,946
Federal funds sold                                                       3,394,000            3,481,833
Investments available for sale (Note 2)                                 15,191,491                    -
Other investments held to maturity (Note 3)                             14,600,000            3,750,000
Mortgage backed securities (Note 4)                                      7,275,803            2,845,210
Loans receivable - net (Note 5)                                         75,357,978           78,450,370
Accrued interest receivable - loans                                        365,022              374,561
                            - investments                                  581,865               69,230
                            - mortgage backed securities                    40,979               15,998
Premises and equipment - net (Note 8)                                      876,926              721,932
Federal Home Loan Bank of Atlanta stock, at cost (Note 6)                1,000,000              753,200
Investment in and loans to affiliated corporation (Note 7)               2,575,000            2,925,000
Deferred income taxes (Note 14)                                            170,695              116,394
Prepaid and refundable income taxes                                        131,353                    -
Other assets                                                               286,580              150,517
                                                                       -----------           ----------
Total assets                                                          $132,876,472          $98,556,719
                                                                       ===========           ==========

     Liabilities and Stockholders' Equity

Liabilities
   Deposits (Note 9)                                                 $  95,065,922          $74,186,112
   Checks outstanding in excess of bank balance                             11,077                    -
   Borrowings (Note 10)                                                 20,937,168            4,000,000
   Advance payments by borrowers for taxes and insurance                   314,125              330,671
   Income taxes payable (Note 14)                                           16,780               64,284
   Other liabilities                                                       288,684              146,519
                                                                      ------------           ----------
Total liabilities                                                      116,633,756           78,727,586

Commitments and contingencies (Notes 5, 8, 10 and 11)

Stockholders' Equity (Notes 12 and 13)
   Common stock .10 par value; authorized 1,620,062
    shares; issued and outstanding 1,389,002 shares in
    1998 and 1,392,415 shares in 1997                                      138,900              139,241
   Additional paid-in capital                                            7,392,663           11,390,312
   Retained earnings (substantially restricted)                          9,651,860            9,381,773
   Net unrealized losses on investments available for sale                 (25,140)                   -
                                                                     -------------           -----------
                                                                        17,158,283           20,911,326
   Employee Stock Ownership Plan                                          (915,567)          (1,082,193)
                                                                     -------------           ----------
Total stockholders' equity                                              16,242,716           19,829,133
                                                                     -------------           ----------

Total liabilities and stockholders' equity                            $132,876,472          $98,556,719
                                                                       ===========           ==========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                   WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                   -------------------------------------------
                              Lutherville, Maryland
                              ---------------------

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------


                                                                 Years Ended September 30,
                                                                 -------------------------
                                                                    1998                1997
                                                                    ----                ----
Interest and fees on loans (Note 5)                               $6,011,855           $5,911,569
Interest and dividends on investment securities                    1,440,571              391,584
Interest on mortgage backed securities                               342,341              199,192
Other interest income                                                644,730              547,182
                                                                  ----------            ---------

Total interest income                                              8,439,497            7,049,527

Interest on deposits (Note 9)                                      3,939,755            3,219,849
Interest on short-term borrowings                                    525,449              167,538
Interest on long-term borrowings                                     187,171                  -
                                                                  ----------           ----------
Total interest expense                                             4,652,375            3,387,387
                                                                   ---------           ----------

Net interest income                                                3,787,122            3,662,140
Provision for loan losses (Note 5)                                   195,000               60,644
                                                                  ----------          -----------
Net interest income after provision for loan losses                3,592,122            3,601,496

Non-Interest Income
   Gain on sale of investments                                         7,325                  -
   Other commissions and fees                                        282,704              111,550
   Fees and charges on loans                                          27,591               32,173
   Fees on transaction accounts                                       63,003               55,194
   Other income                                                       34,764               41,167
                                                                   ---------          -----------
Total non-interest income                                            415,387              240,084

Non-Interest Expenses
   Salaries and related expenses                                   1,816,659            1,651,615
   Occupancy                                                         140,648              160,616
   SAIF deposit insurance premium                                     48,159               67,822
   Depreciation of equipment                                          62,915               48,473
   Advertising                                                       107,476               52,743
   Data processing costs                                              88,248               77,049
   Professional services                                             216,559              211,848
   Other expenses                                                    386,374              316,433
                                                                  ----------            ---------
Total non-interest expenses                                        2,867,038            2,586,599
                                                                   ---------            ---------

Income before tax provision                                        1,140,471            1,254,981
Provision for income taxes (Note 14)                                 459,892              500,834
                                                                  ----------           ----------
Net income                                                       $   680,579          $   754,147
                                                                  ==========           ==========
Basic earnings per share                                         $       .55          $       .53
                                                                  ==========           ==========
Diluted earnings per share                                       $       .51          $       .51
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

                   WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                   -------------------------------------------
                              Lutherville, Maryland
                              ---------------------

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 -----------------------------------------------
                   FOR YEARS ENDED SEPTEMBER 30, 1998 AND 1997
                   -------------------------------------------

                                                                                        Net
                                                                                 Unrealized Losses   Employee
                                                           Additional             on Investments      Stock         Total
                                                 Common      Paid-In     Retained   Available       Ownership    Stockholders'
                                                 Stock       Capital     Earnings    for Sale         Plan          Equity
                                                 -----       -------     --------    --------         ----          ------
Balance - September 30, 1996                   $162,006   $15,403,857   $8,911,434  $         -     $(1,231,240)  $23,246,057

Purchase of 227,647 shares of common stock      (22,765)   (3,347,408)          -             -              -     (3,370,173)
Compensation under Stock-Based Benefit Plan          -         64,572           -             -         149,047       213,619
Deferred compensation -
 Management Stock Bonus Plan                         -       (882,927)          -             -              -       (882,927)
Compensation under Stock Bonus Plan                  -        152,218           -             -              -        152,218
Dividends paid ($.20 per share)                      -             -      (283,808)           -              -       (283,808)
Net income                                           -             -       754,147            -              -        754,147
                                                -------    ----------    ---------     ---------     ----------     ---------

Balance - September 30, 1997                    139,241    11,390,312    9,381,773            -      (1,082,193)   19,829,133

Purchase of 3,413 shares of common stock           (341)      (53,413)          -             -          -            (53,754)
Compensation under Stock Bonus Plan                  -        158,477           -             -          -            158,477
Compensation under Stock-Based Benefit Plan          -         64,293           -             -         166,626       230,919
Net unrealized holding losses on available for
 sale securities                                     -             -            -        (25,140)        -            (25,140)
Dividends paid ($.32 per share)                      -             -      (410,492)           -          -           (410,492)
Special distribution ($3.00 per share)               -     (4,167,006)          -             -          -         (4,167,006)
Net income                                           -             -       680,579            -          -            680,579
                                                -------   -----------    ---------     ---------     ----------    ----------
Balance - September 30, 1998                   $138,900  $  7,392,663   $9,651,860    $  (25,140)   $  (915,567)  $16,242,716
                                                =======   ===========    =========     =========     ==========    ==========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                   WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                   -------------------------------------------
                              Lutherville, Maryland
                              ---------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                            Years Ended September 30,
                                                                            -------------------------
                                                                          1998                  1997
                                                                          ----                  ----
Operating Activities
--------------------
     Net income before other comprehensive income                   $     680,579          $   754,147
     Gain on sale of investment available for sale                         (7,325)                  -
     Adjustments to Reconcile Net Income to Net
      Cash Provided by Operating Activities
      -------------------------------------
         Net accretion/amortization of premiums and discounts
          of mortgage backed securities                                       371                 (826)
         Amortization of deferred loan fees                              (183,240)            (170,241)
         Loan fees deferred                                               165,963              105,511
         Decrease in discount on loans purchased                          (21,177)             (20,560)
         Provision for loan losses                                        195,000               60,644
         Non-cash compensation under stock-based
          benefit plans                                                   389,396              365,837
         Increase in accrued interest receivable                         (528,077)              (6,212)
         Provision for depreciation                                        82,404               66,782
         Decrease (increase) in deferred income taxes                     (38,483)             162,393
         Increase in prepaid and refundable income taxes                 (131,353)                  -
         Decrease (increase) in other assets                             (136,063)              56,097
         Decrease in accrued interest payable                                 (77)              (1,580)
         Decrease in income taxes payable                                 (47,504)            (173,172)
         (Decrease) increase in other liabilities                         142,165             (474,900)
                                                                     ------------           ----------
              Net cash provided by operating activities                   562,579              723,920

Cash Flows from Investment Activities
-------------------------------------
     Proceeds from maturing interest-bearing deposits                     437,679              783,000
     Purchases of interest-bearing deposits                                    -              (437,679)
     Decrease in securities purchased under
      agreement to resell                                                      -             2,000,000
     Proceeds from sales and maturities of investments
      available for sale                                               11,434,712                   -
     Purchase of investments available for sale                       (26,659,836)                  -
     Proceeds from maturing other investments - held
      to maturity                                                      11,600,000            2,000,000
     Purchase of other investments - held to maturity                 (22,450,000)          (3,250,000)
     Purchase of mortgage backed securities                            (4,936,300)                  -
     Principal collected on mortgage backed securities                    505,336              177,614
     Net decrease (increase) in shorter term loans                         40,194             (119,079)
     Loans purchased                                                     (224,480)                  -
     Longer term loans originated or acquired                         (13,530,622)         (11,963,341)
     Principal collected on longer term loans                          16,650,754            9,393,482
     Investment in premises and equipment                                (237,398)             (54,271)
     Purchase of stock in Federal Home Loan Bank of Atlanta              (246,800)             (70,400)
     (Increase) decrease on investment in and
      loans to joint ventures                                             350,000             (100,000)
                                                                    -------------         ------------

              Net cash used by investment activities                  (27,266,761)          (1,640,674)


                   WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                   -------------------------------------------
                              Lutherville, Maryland
                              ---------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                       Years Ended September 30,
                                                                       -------------------------
                                                                      1998                   1997
                                                                      ----                   ----
Cash Flows from Financing Activities
     Net decrease in demand deposits, money
      market, passbook accounts and advances by
      borrowers for taxes and insurance                           $    (540,191)         $(1,130,148)
     Net increase in certificates of deposit                         21,403,532            3,225,329
     Increase in checks outstanding in excess of
      bank balance                                                       11,077                   -
     Borrowings                                                      16,937,168            4,000,000
     Special distribution                                            (4,167,006)                  -
     Stock repurchase                                                   (53,754)          (3,370,173)
     Stock purchased for Management Stock Bonus Plan                   -                    (882,927)
     Dividends                                                         (410,492)            (283,808)
                                                                    ------------          ----------

              Net cash provided by financing activities              33,180,334            1,558,273
                                                                    -----------           ----------

Increase in cash and cash equivalents                                 6,476,152              641,519
Cash and cash equivalents at beginning of year                        7,946,628            7,305,109
                                                                    -----------           ----------

Cash and cash equivalents at end of year                            $14,422,780         $  7,946,628
                                                                     ==========           ==========

The following is a Summary of Cash and Cash Equivalents:
--------------------------------------------------------
     Cash                                                           $ 1,179,349         $  1,003,528
     Interest bearing deposits in other banks                         9,849,431            3,898,946
     Federal funds sold                                               3,394,000            3,481,833
                                                                     ----------           ----------
     Balance of cash items reflected on
      Statement of Financial condition                               14,422,780            8,384,307

     Less - certificates of deposit with original maturities
            of more than three months that are included
            in interest bearing deposits in other banks                      -               437,679
                                                                     ----------            ---------

Cash and cash equivalents reflected on the
 Statement of Cash Flows                                            $14,422,780         $  7,946,628
                                                                     ==========            =========
Supplemental Disclosure of Cash Flow Information:
-------------------------------------------------
     Cash paid during the year for:

         Interest                                                  $  4,552,437         $  3,388,967
                                                                     ==========            =========
         Taxes                                                     $    715,651         $    420,714
                                                                     ==========            =========



The accompanying notes to consolidated financial statements are an integral part of these statements.

                   WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                   -------------------------------------------
                              Lutherville, Maryland
                              ---------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                               SEPTEMBER 30, 1998
                               ------------------


Note 1 - Summary of Significant Accounting Policies
         -----------------------------------------

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

     E. Investments and Mortgage Backed Securities - Non-equity investments and mortgage backed securities will be held to maturity and, accordingly, are carried at amortized cost since management has the ability and intention to hold them to maturity. Amortization of premiums and accretion of discounts on purchases is computed using the interest method, since management had the ability and intention to hold them to maturity. Gains and losses are determined using the specific identification method.

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

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------------------

     F. Loans held for sale are carried at the lower of cost or estimated market value, determined in the aggregate. In computing cost, deferred loan origination fees are deducted from the principal balances of the related loans. There were no loans held for sale at September 30, 1998 and 1997.

          The Bank services loans for others and pays the participant its share of the Bank's collections, net of a stipulated servicing fee. Loan servicing fees are credited to income when earned and servicing costs are charged to expense as incurred.

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

          Statement of Financial Accounting Standards ("SFAS") No. 114, as amended by SFAS No. 118, addresses the accounting by creditors for impairment of certain loans. It is generally applicable for all loans except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, including residential mortgage loans and consumer installment loans. It also applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. SFAS No. 114 requires that impaired loans be measured

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------------------

     G. based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.

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

     H. Foreclosed Real Estate - Real estate acquired through or in the process of foreclosure is recorded at the lower of cost or fair value. Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using estimates as described under the caption "Allowance for Loan Losses". In the event of a subsequent decline, management provides an additional allowance to reduce real estate acquired through foreclosure to fair value less estimated disposal cost. Expenses incurred on foreclosed real estate prior to disposition are charged to expense. Gains on the sale of foreclosed real estate are recognized upon disposition of the property.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

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

     L. Employee Stock Ownership Plan - The Company accounts for its Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6 of the Accounting Standards Division of the American Institute of Certified Public Accountants. (See Note 12)

     M. Stock-Based Compensation - SFAS No. 123, "Accounting for Stock-Based Compensation" defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB encourages all entities to adopt the fair value based method, however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by Accounting Principles Board ("APB") Opinion No. 25. Management decided to continue using the "intrinsic value based method" as prescribed by APB Opinion No. 25. (See Note 12)

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

     N. Income Taxes - Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     O. Statement of Cash Flows - In the statement of cash flows, cash and equivalents include cash, Federal Home Loan Bank of Atlanta overnight deposits, federal funds and certificates of deposit with a maturity date less than ninety days.

     P. Basic and Diluted Earnings Per Share - The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per
          Share" in 1998. This Standard establishes revised standards for computing and presenting earnings per share data ("EPS"). It requires dual presentation of "basic" and "diluted" EPS on the face of the statements of income and a reconciliation of the numerators and denominations used in the calculation of the "basic" and "diluted" EPS. Prior years' EPS have been restated to conform to the new standards.

          Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the appropriate period. Unearned ESOP shares are not included in outstanding shares. Diluted EPS is computed by dividing net income by the weighted average shares outstanding as adjusted for the dilutive effect of stock options and unvested stock awards based on the "treasury stock" method. Information relating to the calculation of net income per share of common stock is summarized for the years ended September 30, as follows:

                                                              1998                 1997
                                                              ----                 ----
               Net income                                $   680,579          $   754,147
                                                           =========            =========
               Weighted Average Shares
                  Outstanding basic EPS                    1,233,797            1,425,308
               Dilutive Items
                  Stock options                               57,983                9,352
                  Unvested stock awards                       53,750               64,802
                                                           ---------            ---------
               Adjusted weighted average shares
                used for dilutive EPS                      1,345,530            1,499,462
                                                           =========            =========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

     Q. Reclassification - Certain prior years' amounts have been reclassified to conform to the current year's method of presentation.

Note 2 - Investments Available for Sale
         ------------------------------

     The amortized cost and fair values of investments available for sale at September 30, 1998 are as follows:

                                                Gross         Gross
                               Amortized      Unrealized    Unrealized      Fair
                                  Cost           Gains        Losses       Value
                               ---------      ----------    ----------   -----------
 Equity investments          $     727,448     $     -       $165,823   $    561,625
 Federal Home Loan
  Bank - Bonds                  14,505,000      124,886            -      14,629,866
                                ----------      -------      --------     ----------
                               $15,232,448     $124,866      $165,823    $15,191,491
                                 =========      =======       =======     ==========


     During the year ended September 30, 1998, the Company received proceeds of $5,184,712 from the sale of investments that resulted in gross gains of $13,718 and gross losses of $6,393. No gross gains or losses were realized during the year ended September 30, 1997.

     The equity investments have no stated maturity and all of the Federal Home Loan Bank Bonds have a stated maturity date of ten years or more.

Note 3 - Other Investments - Held to Maturity
         ------------------------------------

     The amortized cost and fair values of other investments are as follows:

                                                   Gross        Gross
                                   Amortized     Unrealized   Unrealized    Fair
                                     Cost          Gains        Losses      Value
                                  ------------   ----------  -----------  -----------
                                        September 30, 1998
                                       ------------------
  Federal National Mortgage
   Association  Bonds             $  3,750,000   $   37,304    $ 3,611   $  3,783,693
  Federal Home Loan
   Bank Bonds                       10,850,000       74,169      1,000     10,923,169
                                    ----------    ---------     ------     ----------

                                   $14,600,000     $111,473    $ 4,611    $14,706,862
                                     =========      =======      =====      =========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 3 - Other Investments - Held to Maturity - Continued
         ------------------------------------

                                                    Gross          Gross
                                  Amortized       Unrealized     Unrealized       Fair
                                     Cost           Gains         Losses          Value
                                  -----------    ------------  -------------  ------------
                                                        September 30, 1997
                                  --------------------------------------------------------
 Federal National Mortgage
  Association Bonds                $  500,000    $       -        $   8,000   $   492,000
 Federal Home Loan
  Bank Bonds                        2,250,000         3,000          21,850     2,231,150
 Federal Home Loan
  Mortgage Corporation
  Bonds                             1,000,000         1,000        -            1,001,000
                                    ---------     ---------      ----------     ---------
                                   $3,750,000    $    4,000      $   29,850    $3,724,150
                                     ========      ========       =========     =========

     No gains or losses were realized during the years ended September 30, 1998 or 1997.

     The scheduled maturities of other investments at September 30, 1998:

                                               Amortized             Fair
                                                  Cost              Value
                                               ----------        -------------
 Due in one year or less                    $     250,000        $     253,502
 Due after five years through ten years           250,000              251,016
 Due after ten years                           14,100,000           14,202,344
                                               ----------           -----------
                                            $  14,600,000        $  14,706,862
                                                =========            =========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 4 - Mortgage Backed Securities
         --------------------------

     The amortized cost and fair value of mortgage backed securities are as follows:

                                                       Gross         Gross
                                     Amortized     Unrealized     Unrealized        Fair
                                         Cost          Gains         Losses        Value
                                     -----------   -----------    ------------   ------------
                                                      September 30, 1998
                                     --------------------------------------------------------
 GNMA participating certificates      $6,823,137      $174,119   $     -           $6,997,256
 FNMA participating certificates         452,666         9,369         -              462,035
                                       ---------       -------    -------------     ---------

                                      $7,275,803      $183,488   $     -           $7,459,291
                                       =========       =======    =============     =========

                                                       September 30, 1997
                                     --------------------------------------------------------

 GNMA participating certificates      $2,239,384     $  16,551   $     -           $2,255,935
 FNMA participating certificates         605,826          -              16,863       588,963
                                       ---------      --------    -------------     ---------

                                      $2,845,210     $  16,551   $       16,863    $2,844,898
                                       =========      ========    =============     =========

     No gains or losses were realized during the years ended September 30, 1998 and 1997.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 5 - Loans Receivable
         ----------------

     Loans receivable at September 30, 1998 and 1997 consist of the following:

                                                           1998                  1997
                                                           ----                  ----
  One to four family residential mortgage loans            $67,057,267          $71,185,272
  Multifamily residential mortgage loans                        92,008               98,855
  Commercial mortgage loans                                  4,799,463            3,292,479
  Construction loans                                         1,967,500            1,462,000
  Lines of credit                                            2,031,161            1,036,125
  Land/lot loans                                               952,173            2,126,751
  Home improvement loans                                         5,668                6,632
  Share loans                                                  260,565              299,795
  Commercial loans secured by lease
   finance receivables                                         853,408            1,075,147
                                                            ----------           ----------
                                                            78,019,213           80,583,056

  Less - undisbursed portion of loans
               in process                                   (1,713,800)          (1,198,222)
           - unamortized discount on loans
                purchased                                     (125,337)            (146,514)
           - deferred loan origination fees                   (520,673)            (537,950)
           - allowance for loan losses                        (301,425)            (250,000)
                                                            ----------           ----------
                                                           $75,357,978          $78,450,370
                                                            ==========           ==========

       The following is a summary of the allowance for loan losses:

                                                                      September 30,
                                                             ------------------------------
                                                                1998                 1997
                                                                ----                 ----
  Beginning balance                                           $250,000             $195,000
  Provision for loan losses                                    195,000               60,644
  Charge-offs                                                 (143,575)              (5,644)
                                                               -------              -------
  Balance end                                                 $301,425             $250,000
                                                               =======              =======

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 5 - Loans Receivable - Continued
         ----------------

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

     There were no impaired loans as defined by SFAS No. 114 at September 30, 1998. There was no interest income recognized on impaired loans during that period.

     Impaired loans as defined by SFAS No. 114 are summarized as follows for the year ended September 30, 1997.

 Recorded investment                                $76,036
 Allowance for loan losses                               -

     Impaired loans as defined by SFAS No. 114 for which interest income has been reduced are as follows for the year ended September 30, 1997.

Interest income that would have been recorded                    $7,095
Interest income recognized                                           -
                                                                  =====
Total income not recognized                                      $7,095
                                                                  =====

     The Bank was not committed to fund additional amounts on these loans.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 5 - Loans Receivable - Continued
         ----------------

     Non-accrual loans that are not subject to SFAS No. 114 for which interest has been reduced totaled approximately $382,725 and $761,249 at September 30, 1998 and 1997.

     Interest income that would have been recorded under the original terms of such loans and the interest actually recognized for the years ended September 30, are summarized below:

                                               1998                 1997
                                               ----                 ----
 Interest income that would have
  been recognized                             $30,781             $ 93,191
 Interest income recognized                     5,390               53,151
                                              -------              -------
 Interest income not recognized               $25,391             $ 40,040
                                               ======               ======

     Loans outstanding to officers and directors and their affiliates of the Bank at September 30, 1998 and 1997:

Balance At                              Balance At                            Balance At
September       Loans      Principal    September      Loans     Principal    September
 30, 1998       Made       Repayment     30, 1997      Made      Repayment     30, 1996
-----------     -----      ---------    ----------     -----     ---------    ----------
$1,542,216    $213,104      $48,546     $1,377,658    $127,500   $ 29,545     $1,279,703


     Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans at September 30, are summarized as follows:

                                               1998                1997
                                               ----                ----
Mortgage loan portfolios serviced for:
   Other investors                          $ 7,038,699          $ 8,601,204
                                              =========            =========

     Custodial Escrow balances maintained in connection with the foregoing loan servicings were approximately $36,799 and $44,019 at September 30, 1998 and 1997.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 5 - Loans Receivable - Continued
         ----------------

     Unless otherwise noted, the Bank requires collateral or other security to support financial instruments with off-balance-sheet credit risk.

Financial Instruments Whose Contract                Contract Amount
 Amounts Represent Credit Risk                      At September 30,
------------------------------------        -------------------------------
                                                1998                  1997
                                                ----                  ----
   Loan commitments                           $1,084,750           $2,809,700
   Unused lines of credit                      1,646,339                   -

     Mortgage loan commitments not reflected in the accompanying financial statements at September 30, 1998 are for fixed rate mortgages totaling $1,084,750 ranging from 6.75% to 7.75%.

     Mortgage loan commitments not reflected in the accompanying financial statements at September 30, 1997 are $1,000,000 for adjustable rate mortgages ranging from 7.00% to 10.00% and fixed rate mortgages totaling $1,809,700 ranging from 7.00% to 9.05%.

     Lines of credit are loan commitments to individuals and companies and have fixed expiration dates as long as there is no violation of any condition established in the contract. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

     The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the statement of financial condition at September 30, 1998 as a liability for credit loss.

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

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


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

     The Bank's investment in and loans to an affiliated corporation, Bankers Affiliate, Inc. (See Note 1) are summarized as follows:

                                                         September 30,
                                                         -------------
                                                     1998             1997
                                                     ----             ----
Capital stock, at cost                            $     25,000     $     25,000
Loan payable                                         2,550,000        2,900,000
                                                     ---------        ---------

                                                    $2,575,000       $2,925,000
                                                      ========         ========

     Summarized financial information as of June 30, 1998 and 1997 and for the years ended June 30, 1998 and 1997 for Bankers Affiliate, Inc. are as follows:

                                                     1998             1997
                                                     ----             ----
Cash                                              $     24,587      $   191,991
Finance receivables                                  8,153,347        8,319,201
Real estate acquired through foreclosure                31,103          101,851
Other assets                                            42,571           46,729
                                                   -----------      -----------

                                                    $8,251,608       $8,659,772
                                                     =========        =========

Loans payable                                       $8,150,000       $8,550,000
Other liabilities                                       21,596           27,670
                                                     ---------        ---------
                                                     8,171,596        8,577,670
Stockholders' equity                                    80,012           82,102
                                                     ---------        ---------

                                                    $8,251,608       $8,659,772
                                                     =========        =========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 7 - Investment in and Loans to Affiliated Corporation - Continued
         -------------------------------------------------

                                                           1998           1997
                                                           ----           ----
Income and Expense

Income:
   Interest                                               $857,925       $830,949
   Other income                                             32,330         37,865
                                                          --------       --------
                                                           890,255        868,814

Expenses:
   Interest                                                636,195        588,769
   Provision for losses on loans                            32,515         67,788
   Salaries and related expenses                           149,744        143,175
   Other expenses                                           79,249         60,575
                                                          --------       --------
                                                           897,703        860,307
                                                           -------        -------

Income (loss) before income tax provision (benefit)         (7,448)         8,507

Income tax provision (benefit)                              (5,358)        (7,636)
                                                         ---------       --------

Net income (loss)                                           (2,090)        16,143
Retained earnings (deficit) at beginning
 of fiscal year                                              7,102         (9,041)
                                                          --------       --------

Retained earnings at end of  fiscal year                  $  5,012       $  7,102
                                                          ========       ========

Note 8 - Premises and Equipment
         ----------------------

     Premises and equipment at September 30, 1998 and 1997 are summarized by major classification as follows:

                                                                       Useful Life
                                          1998              1997         in Years
                                          ----              ----       -------------
Land                                   $  224,056       $  224,056         -
Office buildings                          602,549          602,549        5-50
Furniture, fixtures and equipment         862,980          823,253        3-20
                                       ----------       ----------
                                        1,689,585        1,649,858
   Accumulated depreciation              (812,659)        (927,926)
                                        ---------        ---------
                                       $  876,926       $  721,932
                                        =========        =========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 8 - Premises and Equipment - Continued
         ----------------------

     The provision for depreciation for the periods ended September 30, 1998 and 1997 was $82,404 and $66,782, respectively.

     The Bank has entered into several operating leases for the premises of its branch offices. Rental expense under these leases for the years ended September 30, 1998 and 1997 was $60,523 and $62,262, respectively. At September 30, 1998, the minimum rental commitments under noncancellable leases are as follows:

Year Ended September 30,                       Total
------------------------                       -----
               1999                         $  59,663
               2000                            51,903
               2001                            27,856
               2002                             3,600
                                              -------
                                             $143,022
                                              =======

Note 9 - Deposits
         --------

     Deposits are summarized as follows at September 30:

                                                1998                        1997
                                      ------------------------    --------------------------
                                                    Weighted-                     Weighted-
                                                     Average                       Average
Type of Account                          Amount        Rate          Amount         Rate
---------------                          ------        ----          ------         ----
NOW and money market accounts
 including non-interest bearing
 deposits of $981,343 in 1998
 and $352,330 in 1997                  $11,586,661      2.33%       $11,628,286       1.22%
Passbook savings                        14,726,868      3.05%        15,208,888       3.05%
Certificates of deposit                 68,752,209      5.82%        47,348,677       5.74%
                                        ----------                   ----------
                                        95,065,738                   74,185,851
Accrued interest                               184                          261
                                        ----------                   ----------

                                       $95,065,922                  $74,186,112
                                        ==========                   ==========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 9 - Deposits - Continued
         --------

     The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $5,883,859 and $3,455,658 at September 30, 1998
and 1997. Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund.

                                                  1998                 1997
                                             ---------------      ----------------
                                                 Amount               Amount
                                                 ------               ------
Certificates accounts mature as follows:
   One year or less                              $32,396,930          $28,718,790
   More than 1 year through 2 years               14,801,388            9,654,831
   More than 2 years through 3 years               6,384,738            3,518,357
   More than 3 years                              15,169,153            5,456,699
                                                  ----------           ----------
                                                 $68,752,209          $47,348,677
                                                  ==========           ==========

     Interest expense on deposits is summarized as follows for the years ended September 30:

                                1998                 1997
                                ----                 ----
Certificates                   $3,201,106           $2,454,305
NOW and money market              294,378              292,045
Passbook                          444,271              473,499
                                ---------            ---------

                               $3,939,755           $3,219,849
                                =========            =========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 10- Borrowings
         ----------

     The Company's borrowings at September 30 are as follows:

                                                          1998             1997
                                                          ----             ----
Short-term Federal Home Loan Bank advances            $  9,000,000     $  4,000,000
Long-term Federal Home Loan Bank advances               11,000,000               -
Other                                                      937,168               -
                                                        ----------      -----------
Total                                                 $ 20,937,168     $  4,000,000
                                                        ==========      ===========

     Federal Home Loan Bank advances at September 30, 1998 consist of short term fixed and adjustable rate advances bearing interest at 5.6475% to 6.02% per annum and long term fixed rate advances bearing interest at 5.51% to 5.52% per annum.

     The Bank's stock in the Federal Home Loan Bank of Atlanta is pledged as security for the loan and under a blanket floating lien security agreement with the Federal Home Loan Bank of Atlanta, the Bank is required to maintain as collateral for its advances, qualified home mortgage loans in an amount equal to 175% of the advances.

     Other borrowings consist of an long-term note currently bearing interest at 8.5%. The interest rate is adjusted quarterly and is based on the commercial prime rate. The note is repayable over the next eight years. The Company has the option to repurchase the note any time after February 1, 1999.

     Aggregate maturities required on Federal Home Loan Bank advances and the note, at September 30, 1998 are as follows:

September 30, 1999             $ 9,129,604
September 30, 2000                 129,604
September 30, 2001                 129,604
September 30, 2002                 129,604
September 30, 2003               5,129,604
After September 30, 2003         6,289,148
                                ----------
      Total                    $20,937,168
                                ==========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 11- Pension Plan
         ------------

     Substantially all employees of the Bank are included in a non-contributory defined benefit pension plan. The Bank's policy is to fund pension costs accrued. There were no unfunded or unamortized prior service costs at September 30, 1998 and 1997. The costs of funding this plan were $21,240 and $18,534 for the years ended September 30, 1998 and 1997, respectively.

     The following table sets forth the plan's related costs at September 30:

                                       1998                 1997
                                       ----                 ----
Service cost                          $20,479             $ 21,599
Interest cost                          48,224               44,363
Actual return on plan assets          (37,216)             (44,093)
Other components                      (10,247)              (3,335)
                                       ------             --------

Net period pension costs              $21,240             $ 18,534
                                       ======               ======

     The following table sets forth the plan's funded status at September 30:

                                                           1998            1997
                                                           ----            ----
 Accumulated Benefit Obligation
    Vested                                                $509,795       $444,441
    Non-vested                                               4,522          3,133
                                                           -------        -------

       Total                                              $514,317       $447,574
                                                           =======        =======
 Projected benefit obligation                             $762,500       $701,623
    Fair value of plan assets as of September 30           722,564        664,051
                                                           -------        -------
    Plan assets in deficit of projected
     benefit obligation                                    (39,936)       (37,572)
    Unrecognized net loss                                  168,620        129,729
    Unrecognized net transition obligation                   2,025          2,227
                                                           -------        -------

        Prepaid pension cost                              $130,709       $ 94,384
                                                           =======         ======

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 11- Pension Plan - Continued
         ------------

                                                          1998          1997
                                                          ----          ----
 Reconciliation of Projected Benefit Obligation
 ----------------------------------------------
    Projected benefit obligation beginning of year         $701,623     $677,176
    Interest cost for the fiscal year                        48,224       44,363
    Service cost for the fiscal year                         20,479       21,599
    Benefit payments for the fiscal year                    (36,268)          -
    Actuarial (gain) loss for the fiscal year                28,442       69,301
                                                            -------      -------
    Projected benefit obligation as of September 30
     before settlement                                      762,500      812,439
    Effect of settlement                                         -      (110,816)
                                                            -------      -------
    Projected benefit obligation as of September 30
     after settlement                                      $762,500     $701,623
                                                            =======      =======

     The following interest rate assumptions were used for September 30:

                                                       1998               1997
                                                       ----               ----
Weighted-average discount rate                         7.00%              7.25%
Long term rate of return                               8.00%              8.00%
Rate of compensation increase                          4.50%              4.00%

Note 12- Common Stock and Stock Benefit Plans
         ------------------------------------

     In 1996, the Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank. Simultaneously, the Bank consummated the formation of a new holding company, WHG Bancshares Corporation, of which the Bank is a wholly-owned subsidiary. In connection with the conversion, the Company issued 1,620,062 shares of its common stock.

     The Bank has established an Employee Stock Ownership Plan ("ESOP"), and acquired 129,604 shares of the Company's common stock. The Employee Stock Ownership Plan purchased 30,616 additional shares with the proceeds from the special distribution. Funds used to acquire the initial shares were borrowed from the Company by the ESOP with a direct loan from the Company requiring annual payments of $129,604. During the fiscal year ended September 30, 1998 the Company assigned the loan to a third party with the option to repurchase the loan at anytime after February 1, 1999.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 12- Common Stock and Stock Benefit Plans - Continued
         ------------------------------------

     The  ESOP  holds  the  common  stock  in  a  Trust  for  allocation   among
participating employees.

     All employees of the Bank who have completed one year of service and attained the age of 21 are eligible to participate. Participants will become 100% vested in their accounts after five years of service with the Bank or earlier upon death, disability or retirement.

     The ESOP is funded by contributions made by the Bank in cash or common stock and dividends on the shares held in the Trust. The Bank recognizes compensation expense as shares are committed for release from collateral at their current market price. Dividends on allocated shares are recorded as a reduction of retained earnings and dividends on unallocated shares are recorded as a reduction of Debt. Compensation cost for the year ended September 30, 1998 and 1997 was $230,919 and $213,619, respectively.

     The ESOP shares as of September 30 were as follows:

                                                     1998                 1997
                                                     ----                 ----
Allocated shares                                    35,887               17,132
Shares earned, but unallocated                       2,160                2,160
Unearned shares                                     91,557              108,220

Fair value of unearned shares at September 30   $1,064,350           $1,785,630


     The Company has a Stock Option Plan (the "Plan") whereby 183,058 shares of common stock have been reserved for issuance under the Plan. Options granted under the Plan may be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended or Non-Incentive Stock Options. Options are exercisable in five annual installments at the market price of common stock at the date of grant. The Options must be exercised within ten years from the date of grant. During the year ended September 30, 1997, the Company granted options to purchase 162,006 shares at a weighted average price of $13.30 per share. Such shares and fair value have been adjusted to 183,058 shares at a weighted average price of $11.77 for the effect of the special distribution that management anticipates will be a return of capital.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 12- Common Stock and Stock Benefit Plans - Continued
         ------------------------------------

     The following table summarizes the status of and changes in the Company's stock option plan during the past two years, as retroactively adjusted for the Company's special distribution that management anticipates will constitute a return of capital.

                                                         Weighted
                                                          Average
                                                         Exercise
                                             Shares        Price
                                             ------        -----
Outstanding at September 30, 1996                 -           -
Granted                                      183,058      $11.77
                                             -------

Outstanding at September 30, 1997            183,058       11.77
                                             -------       -----

Outstanding at September 30, 1998            183,058       11.77
                                             =======       =====
Exercisable at September 30, 1998             35,922
                                             =======

     SFAS No. 123, "Accounting for Stock-Based Compensation", requires the Bank to make certain disclosures as if the fair value method of accounting had been applied to the Bank's stock option grants made subsequent to 1994. Accordingly, the Bank estimated the grant date fair value of each option awarded in fiscal 1997 using the Black-Scholes Option-Pricing model with the following relevant assumptions: dividend yield of 1.3%, risk-free interest rate of 6.67% and expected lives of 10 years. The assumption for expected volatility was 18.17%. Had 1997 compensation cost been determined including the weighted-average estimate of fair value of each option granted of $5.31, the Bank's net income would be reduced to proforma amount of $226,125. Proforma earnings, basic and diluted, per share would have been $.16 in fiscal 1997.

     The Company has established a Management Stock Bonus Plan (the "Stock Bonus Plan" or "MSBP") to encourage directors, officers and key employees to remain in the service of the Bank. Up to 64,802 shares of common stock may be awarded under the terms of the Stock Bonus Plan. Shares of common stock awarded under the plan vest in five annual installments at a rate of 20% each year following the date of grant. On October 8, 1996, awards of 55,860 shares of common stock were granted. On November 22, 1996, the Bank funded the purchase of 64,802 shares of its common stock at a price of $13.62 to provide shares for distribution under the Stock Bonus Plan.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 12- Common Stock and Stock Benefit Plans - Continued
         ------------------------------------

     During fiscal 1998, the Company declared a special distribution of $3.00 per common stock share from funds retained by the Company in the conversion. Management anticipates that this will constitute a return of capital. Accordingly, the Company charged the return of capital distribution to additional paid-in-capital. Management has obtained a Private Letter Ruling from the Internal Revenue Service which states that the Company's dividend payments in excess of accumulated earnings and profits are considered a tax-free return of capital for federal income tax purposes. As a result, management believes the entire distribution constitutes a tax-free return of capital. However, final determination cannot be made until December 31, 1998.

Note 13- Retained Earnings
         -----------------

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

     As of September 30, 1998, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 13- Retained Earnings - Continued
         -----------------

                                                                                     To Be Well
                                                                                  Capitalized Under
                                                       For Capital                Prompt Corrective
                            Actual                  Adequacy Purposes             Action Provisions
                      ---------------------      ------------------------          -----------------
                     Amount             %            Amount           %            Amount           %
                     ------           -----          ------         -----          ------         -----
Tangible (1)          $16,374,614     12.3%          $ 1,994,442     1.5%          $   N/A         N/A%
Tier I capital (2)    $16,374,614     28.8%          $    N/A        N/A%          $ 3,411,420     6.0%
Core (1)              $16,374,614     12.3%          $ 3,988,884     3.0%          $ 6,648,140     5.0%
Risk-weighted (2)     $16,626,614     29.2%          $ 4,548,560     8.0%          $ 5,685,700    10.0%

(1)  To adjusted total assets.
(2)  To risk-weighted assets.

     The following table presents the calculation of risk-based capital and tangible assets used to determine the Bank's capital position.


                                                            Current Requirements
                                                            --------------------

Total stockholders' equity                                        $ 16,242,716
Add:  Negative equity of parent company                                209,731
       Less:  Non-allowable items
Intangible assets                                                       (1,190)
Net unrealized gains on available for sale of securities               (76,643)
                                                                   -----------
Tangible and core capital                                           16,374,614
    General valuation allowance                                        252,000
                                                                   -----------
Risk-based capital                                                $ 16,626,614
                                                                   ===========

Total assets                                                      $132,876,472
Loans to parent company                                              1,600,000
    Less: Unrealized gains on securities
                available for sale                                     (76,643)
              Intangible assets                                         (1,190)
             Asset of parent company                                (1,435,840)
                                                                   -----------
Tangible and adjusted tangible assets                             $132,962,799
                                                                   ===========
Risk-weighted assets                                              $ 56,857,000
                                                                   ===========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 14- Income Taxes
         ------------

     The income tax provision consists of the following:

                                                       For Years Ended
                                                         September 30,
                                                      ------------------
                                                      1998          1997
                                                      ----          ----
Current
   Federal                                          $432,533      $276,262
   State                                              93,712        62,179
                                                     -------       -------
                                                     526,245       338,441

Deferred
   Federal                                           (31,343)      133,736
   State                                              (7,140)       28,657
                                                      -------      -------
                                                     (38,483)      162,393
Other
   Market value adjustments for Employee Stock
     Ownership Plan and Management Stock
     Bonus Plan
   Federal                                           (23,112)           -
   State                                              (4,758)           -
                                                      -------      -------
                                                     (27,870)           -
                                                      -------      -------
                                                    $ 459,892     $500,834
                                                      =======      =======

     The amount computed by applying the statutory federal income tax rate to income before taxes differs from the taxes provided for the following reasons:

                  Years Ended September 30,
                          1998 1997
                                                       Percent                  Percent
                                                      of Pretax               of Pretax
                                        Amount          Income       Amount     Income
                                        ------          ------       ------     ------
Tax at statutory rate                  $387,760          34.00      $426,693   34 .00
Increases (Decreases)
 Resulting From
 --------------
   State income tax net of
    federal income tax benefit           53,997           4.73       59,951      4.78
   Other                                 18,135           1.59       14,190      1.13
                                        -------         ------      -------     -----
                                       $459,892          40.32     $500,834     39.91
                                        =======         ======      =======     =====

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------



Note 14- Income Taxes - Continued
         ------------

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1998 and 1997 are presented below:

                                                      1998          1997
                                                      ----          ----
Deferred Tax Assets:
   Deferred loan origination fees                    $201,084     $207,757
   Allowance for loan losses                          116,411       96,550
   Reserve for uncollected interest                     9,806       13,639
   ESOP contribution                                    8,331        8,331
   Net unrealized holding losses                       15,818           -
   Other                                               20,101           -
   NOL carryforward of subsidiary                       5,566       14,834
                                                    ---------     --------
      Total gross deferred tax assets                 377,117      341,111

Deferred Tax Liabilities:
   Tax reserve for bad debts in excess of
    base year amount                                   81,134      106,098
   Federal Home Loan Bank of Atlanta stock
    dividends                                          56,965       56,965
   Depreciation                                        17,843       25,203
   Pension plan                                        50,480       36,451
                                                     --------     --------
      Total gross deferred tax liabilities            206,422      224,717
                                                      -------      -------
            Net deferred tax assets                  $170,695     $116,394
                                                      =======      =======

     One of the Company's subsidiaries has a NOL carryforward in the amount of $14,411 that expires in 2012.

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

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 15- Disclosure About Fair Value of Financial Instruments - Continued
         ----------------------------------------------------

     The carrying amount is a reasonable estimate of fair value for cash, federal funds, interest-bearing deposits in other banks and securities purchased under agreements to resell due to the short-term nature of these investments. Fair value is based upon market prices quoted by dealers for investment securities and mortgage backed securities. The carrying amount of Federal Home Loan Bank of Atlanta stock is a reasonable estimate of fair value. Loans receivable were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, except for adjustable rate mortgages which were considered to be at market rates. These rates were used for each aggregated category of loans as reported on the Office of Thrift
Supervision Quarterly Report. The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered on deposits of similar remaining maturities.

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business, including loan commitments. The loan commitments were a blended rate based on the relative risk of the properties involved and the lines of credit are at adjustable rates.

     The estimated fair values of the Bank's financial instruments are as follows:

                                                      September 30, 1998
                                                      ------------------
                                                     Carrying      Estimated
                                                       Value       Fair Value
                                                       -----       ----------
Financial Assets
----------------
   Cash, interest-bearing deposits
    in other banks and federal funds                $14,422,780    $14,422,780
   Securities available for sale                     15,191,491     15,191,491
   Investment securities held to maturity            14,600,000     14,706,862
   Mortgage backed securities                         7,275,803      7,459,291
   Loans receivable                                  75,357,978     77,370,000
   Federal Home Loan Bank of Atlanta
    stock                                             1,000,000      1,000,000

Financial Liabilities
---------------------
   Deposits                                         $95,065,922    $95,448,000
   Commitments                                               -       1,084,750

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 16- Condensed Financial Information (Parent Company Only)
         ----------------------------------------------------

     Information as to the financial position of WHG Bancshares Corporation as of September 30, 1998 and 1997 and results of operations and cash flows for the two years ended September 30, 1998 is summarized below. During the years ended September 30, 1998 and 1997, the parent did not receive any dividends from its subsidiary, the Bank.

                                                          1998            1997
                                                          ----            ----
Statements of Financial Condition
    Cash                                             $        -    $    21,465
    Federal funds sold                                   578,000       206,935
    Interest-bearing deposits                                 -        145,679
    Securities available for sale                        561,625            -
    Loans receivable                                     125,574     4,103,794
    Equity in net assets of subsidiary                16,375,804    15,333,901
    Deferred income taxes                                 64,041            -
    Other assets                                         114,097        24,554
                                                      ----------    ----------
                                                     $17,819,141   $19,836,328
                                                      ==========    ==========

Checks outstanding in excess of bank balance         $    11,077   $        -
Borrowings                                             1,600,000            -
Taxes payable                                                 -          6,195
Other liabilities                                         41,991         1,000
Stockholders' equity                                  16,166,073    19,829,133
                                                      ----------    ----------
                                                     $17,819,141   $19,836,328
                                                       =========     =========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

SEPTEMBER 30, 1998
------------------



Note 16- Condensed Financial Information (Parent Company Only) - Continued
         ----------------------------------------------------

                  For the years ended September 30:

                                                            1998                 1997
                                                            ----                 ----
Statements of Operations
    Interest Income                                  $     244,178        $     428,415
    Gain on sale of securities                              13,718                   -
    Equity in net income of subsidiary                     652,507              519,213
                                                      ------------         ------------
    Total income                                           910,403              947,628

    Interest expense                                        12,175                   -
    Non-interest expenses                                  186,582               57,645
                                                      ------------         ------------
    Total operating expenses                               198,757               57,645
                                                      ------------         ------------
    Net income before income taxes                         711,646              889,983
    Provision for income taxes                              31,067              135,836
                                                      ------------         ------------
    Net income                                       $     680,579        $     754,147
                                                      ============         ============

     For the years ended September 30:

                                                          1998                   1997
                                                          ----                   ----
Statements of Cash Flows

Cash Flows from Operating Activities:
   Net income                                        $     680,579         $    754,147
   Adjustment to Reconcile Net Income to Net
    Cash Provided by Operating Activities
      Equity in net income of subsidiary                  (652,507)            (519,213)
      Gain on sale of securities                           (13,718)           -
      Increase in other assets                             (89,543)             (16,196)
      Decrease in taxes payable                             (6,195)             (77,978)
      Increase in other liabilities                         40,991                1,000
                                                        -----------          ----------
         Net cash provided (used) by operating
          activities                                       (40,393)             141,760


WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 16- Condensed Financial Information (Parent Company Only) - Continued
         ----------------------------------------------------

                                                        1998                1997
                                                        ----                ----
Cash Flows from Investing Activities:
   Proceeds from interest-bearing deposits         $    145,679          $        -
   Purchase of interest-bearing deposits                     -              (145,679)
   Proceeds from sales of securities                    202,043                   -
   Purchase of securities                              (915,774)                  -
   Decrease in securities purchased
     under agreement to resell                               -             2,000,000
   Loans purchased                                     (126,078)          (2,000,000)
   Principal collected on loans                       3,167,130            3,149,045
   Proceeds from assignment of ESOP loan                937,168                   -
                                                    -----------          -----------

      Cash provided by investing activities           3,410,168            3,003,366

Cash Flows from Financing Activities:
   Increase in checks outstanding in excess
    of bank balance                                      11,077                   -
   Net increase in borrowings                         1,600,000                   -
   Repurchase of common stock                           (53,754)          (3,370,173)
   Dividends paid                                      (410,492)            (283,808)
   Special distribution                              (4,167,006)                  -
                                                     ----------          -----------

         Net cash used by financing activities       (3,020,175)          (3,653,981)
                                                     ----------          -----------

(Decrease) increase in cash and cash
 equivalents                                        $   349,600           $ (508,855)
Cash and cash equivalents at beginning of year          228,400              737,255
                                                     ----------           -----------

Cash and cash equivalents at end of year            $   578,000           $  228,400
                                                     ==========           ==========

Supplemental Disclosures of Cash Flows Information:

   Income taxes                                    $    141,887          $   121,714
                                                       ========             ========
   Interest paid                                   $     12,175          $        -
                                                       ========             ========


WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 17- Recent Accounting Pronouncements
         --------------------------------

     SFAS No. 130, "Reporting Comprehensive Income" was issued in June 1997. This Statement requires that comprehensive income - made up of all revenues, expenses, gains and losses - be reported and displayed in an entity's financial statements with the same prominence as its other financial statements. Currently, the only item that would be presented as a component of the Company's comprehensive income which is not also a component of its net income is the change during the year in unrealized gain or loss on available for sale securities. The Statement, which is effective for years beginning after December 15, 1997, will not affect the Company's financial position or its results of operations.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" was also issued in June 1997. This Statement requires that public business enterprises report financial and descriptive information about their reportable operating segments. Reportable operating segments are defined as components of an enterprise about which separate financial information is available and is evaluated regularly by the chief operating decision maker as a basis for allocating resources and assessing performance. It also requires those enterprises to report information about countries in which they do business and about major customers. The Statement, which is effective for financial statements for periods beginning after December 15, 1997, will not affect the Company's financial position or its results of operations.

     SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits" was issued in February 1998. This Statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable. The Statement, which is effective for fiscal years beginning after December 15, 1997, will not affect the Company's financial position or its results of operations.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June, 1998. This Statement standardizes the accounting for derivative instruments including certain derivative instruments embedded in other contracts, by requiring that an entity recognize these items as assets or liabilities in the statement of financial position and measure them at fair value. This Statement generally provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. The Statement, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, will not affect the Company's financial position or its results of operations.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1998
------------------


Note 17- Recent Accounting Pronouncements - Continued
         --------------------------------

     Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities". This Statement provides guidance on the financial reporting of start-up cost and organization cost. It requires costs of start-up activities and organization cost to be expensed as incurred. The "SOP" also requires the initial application to be reported as a cumulative effect of a change in accounting principle. This "SOP" which is effective for fiscal years beginning after December 15, 1998 will not affect the Company's financial position or results of operations.

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


     Ellicott City Office                                  Golden Ring Office
  9396 Baltimore National Pike                          8767K Philadelphia Road
    Ellicott City, Maryland                               Baltimore, Maryland

                Board of Directors of WHG Bancshares Corporation
                                       and
                          Heritage Savings Bank, F.S.B.

John E. Lufburrow                         Philip W. Chase, Jr.
 Chairman of the Board                     Retired - Chase, Fitzgerald & Co
Herbert A. Davis                             (real estate brokerage)
 President - Herbert Davis Assoc.       Urban P. Francis, Jr.
 (real estate brokerage and development)   Retired - electrical contractor
D. Edward Lauterbach, Jr.                 Edwin C. Muhly, Jr.
 Consultant - insurance company            Retired - baker
Hugh P. McCormick                         Herbert W. Spath
 Retired - McCormick & Co. (spices)        Retired - bank executive
August J. Seifert                         Peggy J. Stewart
 Chairman - Seifert's Florist              President and Chief Executive Officer

              Executive Officers of WHG Bancshares Corporation and
                          Heritage Savings Bank, F.S.B.

                                Peggy J. Stewart
                      President and Chief Executive Officer

    Robin L. Taylor                            Diana L. Rohrback
      Controller                        Vice President and Corporate Secretary

   Nicholas C. Tracht                          Daniel J. Gallagher
Vice President and Security Officer   Vice President and Chief Financial Officer
                      -------------------------------------

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



The Company's Annual Report for the year ended September 30, 1998 on Form 10-KSB is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write or call Mrs. Peggy J. Stewart, President and Chief Executive Officer at the Company's Office. The Annual Meeting of Stockholders will be held on January 19, 1999 at 10:00 a.m. at the Holiday Inn, 2004 Greenspring Drive, Timonium, Maryland.