Form 10KSB40, Exhibit 13
period 1999-09-30
WHG BANCSHARES CORP
filed 1999-12-21
CIK 1005018

EXHIBIT 13

                           WHG BANCSHARES CORPORATION

Corporate Profile

We are the holding company for Heritage Savings Bank, F.S.B. (the "Heritage Savings"). Heritage Savings is a federally chartered stock savings bank which conducts business through five full service offices located in Howard and Baltimore counties and Baltimore City, Maryland.

Heritage Savings was founded in 1902 as West Baltimore Building Association. The Bank is, and continues to be, a community -oriented institution whose business consists of accepting deposits from customers and investing those funds, together with borrowings, primarily in residential loans, including those secured by single-family residential properties. Heritage Savings is subject to examination and comprehensive regulation by the Office of Thrift Supervision and its deposits are insured by the Savings Association Insurance Fund.

Stock Market Information

Our common stock is traded on the Nasdaq SmallCap Market under the trading symbol of "WHGB", We began trading in April 1996, upon completion of the conversion of Heritage Savings. The following table reflects high and low bid quotations. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.


                                                         Dividends
          Date                            High    Low    Declared
          ----                            ----    ---    --------
October 1, 1997 to December 31, 1997     18.88   15.00      .08
January 1, 1998 to March 31, 1998        19.00   17.75      .08
April 1, 1998 to June 30, 1998           19.75   15.75      .08
July 1, 1998 to September 30, 1998       16.75   11.00      .08
October 1, 1998 to December 31, 1998     12.06   10.13      .09
January 1, 1999 to March 31, 1999        12.25   10.75      .09
April 1, 1999 to June 30, 1999           11.25    8.44      .09
July 1, 1999 to September 30, 1999        9.25    8.63      .09


The number of shareholders of record of common stock as of the record date of December 3, 1998, was approximately 241. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At December 3, 1999, there were 1,285,609 shares outstanding. Our ability to pay dividends to stockholders is dependent upon the dividends we receive from Heritage Savings. Heritage Savings may not declare or pay a cash dividend on any of its stock if the effect of the declaration or payment of dividends would cause their regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the conversion, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision.

Selected Financial Ratios and Other Data


                                                  For the Years Ended
                                                      September 30,
                                                  --------------------
                                                   1999         1998
                                                   ----         ----

Return on average assets .....................      .50%         .57%

Return on average equity .....................     4.66         3.46

Average equity to average assets ratios ......    10.69        16.53

Equity to assets at period end ...............     9.63        12.22

Dividend payout ratio ........................    60.00        58.18

Net interest rate spread .....................     2.24         2.58

Net yield on average interest-
  earnings assets ............................     2.66         3.27

Non-performing loans to total assets .........      .13          .29

Allowance for loan loss to total loans .......      .38          .40

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the ability to control costs and expenses, year 2000 issues and general economic conditions. We undertake no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Since we conduct no significant business other than owning all of the common stock of Heritage Savings Bank, F.S.B. ("Heritage Savings"), references in this discussion to "we," "us," and "our," refer collectively to WHG Bancshares Corporation and Heritage Savings.

Overview

We are the holding company for Heritage Savings. We principally operate through five branch offices located throughout Baltimore and Howard counties and Baltimore City, Maryland. During the 1999 fiscal year, we acquired the assets of our minority owned service corporation, Banker's Affiliate, Inc.and closed the operations of our subsidiary, Mapleleaf Mortgage Corporation.

Management of Interest Rate Risk and Market Risk

Because the majority of our assets and liabilities are sensitive to changes in interest rates, our most significant form of market risk is interest rate risk, or changes in interest rates. We are vulnerable to an increase in interest rates to the extent that our interest-bearing liabilities mature or reprice more rapidly than our interest-earning assets. Our lending activities have historically emphasized the origination of long-term, adjustable rate and fixed rate loans secured by single-family residences. The primary source of funds has been deposits with substantially shorter maturities. While having interest-bearing liabilities that reprice more frequently than interest-earning assets is generally beneficial to net interest income during a period of declining interest rates, this type of an asset/liability mismatch is generally detrimental during periods of rising interest rates.

We have established an asset/liability committee which consists of our department supervisors, our President and the Chairman of our Board of Directors. The committee meets on a weekly basis to review loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other asset and liability management topics. On behalf of the committee, the Chairman reports to our Board of Directors.

To reduce the effect of interest rate changes on net interest income,we have adopted various strategies to enable us to improve the matching of interest-earning asset maturities to interest-bearing liability maturities. The principal elements of these strategies include seeking to:

- originate one-to four family residential mortgage loans with adjustable rate features or fixed rate loans with short maturities;

- lengthen the maturities of our liabilities when it would be cost effective through the pricing and promotion of higher rate certificates of deposit and utilization of FHLB advances;

- attract low cost checking and transaction accounts which tend to be less interest rate sensitive when interest rates rise;

- maintain interest- bearing deposits, federal funds and U.S. government securities with short to intermediate terms to maturities; and

- maintain an investment portfolio that provides a stable cash flow, thereby providing investable funds in varying interest rate cycles.

We have made a significant effort to maintain our level of lower cost deposits as a method of enhancing profitability. In the past year, our level of demand deposits has increased significantly. At September 30, 1999, we had approximately $27.3 million, or 24%, of our deposits in low-cost savings, checking and money market accounts. These deposits have traditionally remained relatively stable and are expected to be only moderately affected in a period of rising interest rates. This stability has enabled us to offset the impact of rising rates in other deposit accounts.

Net Portfolio Value

Exposure to interest rate risk is actively monitored by our management. Our objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. We use the OTS Net Portfolio Value ("NPV") Model to monitor our exposure to interest rate risk, which calculates changes in net portfolio value. Reports generated from assumptions provided and modified by management are reviewed by the Asset/Liability Management Committee and reported to the Board of Directors quarterly. The Interest Rate Sensitivity of Net Portfolio Value Report shows the degree to which balance sheet line items and net portfolio value are potentially affected by a 100 to 300 basis point (1/100th of a percentage point) upward and downward parallel shift (shock) in the Treasury yield curve.

     The following table represents our NPV at September 30, 1999. The NPV was calculated by the OTS, based upon information we provided to the OTS.


      Changes               NPV
      in Rate            Ratio(1)         Change(2)
      -------            --------         ---------
      +300 bp              3.10%           -918 bp
      +200 bp              6.22%           -606 bp
      +100 bp              9.32%           -297 bp
         0 bp             12.28%              0 bp
      -100 bp             14.92%           +264 bp
      -200 bp             17.24%           +495 bp
      -300 bp             19.52%           +724 bp

(1)  Calculated as the estimated NPV divided by present value of assets.
(2) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

     These calculations indicate that our NPV could be adversely affected by increases in interest rates but could be favorably affected by decreases in interest rates. In addition, we may be deemed to have more than a normal level of interest rate risk under applicable regulatory capital requirements.

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

Analysis of Net Interest Income

     Our results of operations are primarily dependent on our net interest income, which is the difference between the interest income earned on our assets, primarily loans and investments, and the interest expense on our liabilities, primarily deposits and borrowings. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of our operations are also influenced by the level of non-interest expenses, such as employee salaries and benefits and other income, such as loan-related fees and fees on deposit-related services.

 Average Balance Sheet

     The following table sets forth information relating to our consolidated average balance sheet and reflects the average yield on assets and average costs of liabilities at and for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                                                            Year Ended September 30,
                                                         ----------------------------------------------------------
                                                                      1999                       1998
                                                         ---------------------------- -----------------------------
                                                                             Average                      Average
                                                          Average             Yield/  Average             Yield/
                                                          Balance   Interest   Cost   Balance   Interest    Cost
                                                          -------   --------   ----   -------   --------   -------
Interest-earnings assets:
  Loans receivable(1)................................    $ 83,094   $ 6,272    7.55%  $ 77,911    $ 6,012   7.72%
  Investment securities(2)...........................      34,956     2,369    6.78%    22,247      1,440   6.47%
  Mortgage-backed securities.........................      16,693     1,036    6.21%     5,091        342   6.72%
  Other interest-earning assets(3)...................       8,620       495    5.74%    10,726        645   6.01%
                                                          -------    ------            -------     ------
      Total interest-earning assets..................    $143,363   $10,172    7.10%  $115,975    $ 8,439   7.28%
                                                                     ======                        ======
Non-interest-earning assets..........................       3,560                        3,086
                                                          -------                      -------
      Total assets...................................    $146,923                     $119,061
                                                          =======                      =======
Interest-bearing liabilities:
  Demand deposits....................................    $ 27,121     $ 732    2.70%  $ 26,764      $ 738   2.76%
  Time deposits......................................      80,886     4,428    5.47%    58,046      3,201   5.52%
  Other liabilities(4)...............................      22,687     1,193    5.26%    14,234        713   5.01%
                                                          -------    ------            -------     ------
      Total interest-bearing assets..................     130,694   $ 6,353    4.86%    99,044    $ 4,652   4.70%
                                                                     ======                        ======
Non-interest bearing liabilities.....................         528                          333
                                                          -------                      -------
      Total liabilities..............................     131,222                       99,377
Stockholders' equity.................................      15,701                       19,684
                                                          -------                      -------
      Total liabilities and stockholders' equity.....    $146,923                     $119,061
                                                          =======                      =======
Net interest income..................................               $ 3,819                       $ 3,787
                                                                    =======                       =======
Interest rate spread(5)..............................                          2.24%                        2.58%
                    ==                                                         ====                         ====
Net yield on interest-earning assets(6)..............                          2.66%                        3.27%
                                    ==                                         ====                         ====
Ratio of average interest-earning assets to average
    interest-bearing liabilities.....................                        109.69%                      117.09%
                                                                             ======                       ======

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

Rate/Volume Analysis

     The following table analyzes the dollar amount of changes in interest income and interest expense for major components of our interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes in net income attributable to volume (changes in volume multiplied by the prior period's interest rate), (ii) changes in net interest income attributable to rate (changes in interest rates multiplied by the prior period's volume), and
(iii) changes in volume multiplied by changes in rates.

                                                    Year Ended September 30,
                                           -------------------------------------
                                                      1999 vs. 1998
                                           -------------------------------------
                                                   Increase (Decrease)
                                                         Due to
                                           -------------------------------------
                                                                Rate/
                                            Volume    Rate     Volume       Net
                                            ------    ----     ------       ---
                                                   (Dollars in Thousands)
Interest income:
  Loans receivable........................ $   400 $  (131)  $    (9)   $   260
  Investment securities...................     822      68        39        929
  Mortgage-backed securities..............     779     (26)      (59)       694
  Other interest-earning assets...........    (127)    (29)        6       (150)
                                           ------- -------   -------    -------
      Total interest-earning assets.......   1,874    (118)      (23)     1,733

Interest expense:
  Deposits................................   1,072     117        32      1,221
  Other liabilities(1)....................     423      36        21        480
                                           ------- -------   -------    -------
      Total interest-bearing liabilities..   1,495     153        53      1,701
                                           ------- -------   -------    -------
Net change in net interest income......... $   379 $  (271)  $   (76)   $    32
                                           ======= =======   =======    =======

(1) Includes interest on advances from the FHLB of Atlanta and advance payments by borrowers for taxes and insurance.


Financial Condition

     At September 30, 1999, our assets increased $22.0 million, or 16.6%, to $154.9 million from $132.9 million at September 30, 1998. This increase was primarily due to increases in investments securities available for sale of $4.5 million, mortgage backed securities of $10.7 million, loans receivable of $14.5 million. These increases were partially off-set by decreases in interest-bearing deposits in other banks of $6.1 million and investment in and loans to affiliated corporation of $2.6 million. This affiliated loan was redeemed when we purchased the assets of Banker's Affiliate, Inc.

     New loan originations and loan purchases outpaced loan repayments by $7.2 million. In addition, we purchased the assets (predominantly consumer loans totaling $7.3 million) of Banker's Affiliate, Inc. for $4.8 million. Loan repayments decreased during the 1999 fiscal year, due to rising mortgage interest rates which reduced refinance-related loan repayments experienced in prior years.

     At September 30, 1999, our deposits increased by $20.2 million, or 21.2% to $115.3 million from $95.1 million at September 30, 1998. The increase was a result of a $19.2 million increase in certificates of deposit, due to the continued promotion of our certificates of deposit products. Our increase in deposits was also augmented by a $1.0 million increase in passbook accounts. Borrowings increased by $3.1 million in order to fund the acquisition of assets of Bankers Affiliate, Inc.

     Our net worth decreased by $1.3 million to $14.9 million at September 30, 1999 from $16.2 million at September 30, 1998. The decrease reflects the repurchase of 103,393 shares of our stock totaling $1.0 million and a $900,000 increase in accumulated other comprehensive loss. The increase in accumulated loss resulted from the fluctuation in market value of our investment in available for sale securities. Because of interest rate volatility, accumulated other comprehensive loss and stockholders' equity could materially fluctuate for each interim period and year-end period. The decrease in market value of the investment securities available for sale is considered temporary in nature and will not affect our net income until the securities are sold. We plan to hold these securities until maturity or until the market values of these securities increase. Accordingly, we do not expect, though there is no assurance, that our investment in these securities will affect net income in future periods.

Results of Operations

Net Income

     For September 30, 1999, net interest income increased $51,000, to $732,000 from $681,000 for the 1998 fiscal year. The increase was the result of decreases in the provision for loan losses of $125,000 and non-interest expense of $77,000. This was off-set by a decrease in non-interest income of $153,000 and an increase in the provision for income taxes of $29,000.

Net Interest Income

     Net interest income remained steady at $3.8 million for the 1999 fiscal year and 1998 fiscal year. The interest rate spread, which is the difference between the yield on average interest-earning assets and the percentage cost of average interest-bearing liabilities, decreased in fiscal 1999 to 2.24% from 2.58% for fiscal 1998. The decrease in interest rate spread is primarily the result of a decline in the average yield on loans and mortgage-backed securities combined with an increase in the average cost of borrowings.

Interest Income

     Total interest income increased $1.8 million, or 21.4%, to $10.2 million in fiscal 1999 from $8.4 million in fiscal 1998. Interest income on loans increased by approximately $300,000 to $6.3 million for fiscal 1999 from $6.0 million for fiscal 1998. The increase was due to an increase in the average dollar amount of loans outstanding in fiscal 1999 over fiscal 1998 of approximately $5.2 million. This was off-set partially by a decrease in the average yield on loans of 17 basis points to 7.55% for fiscal 1999 compared to 7.72% for fiscal 1998.

     Interest and dividend income on investment securities increased by $928,000 to $2,369,000 in fiscal 1999 from $1,441,000 in fiscal 1998. The increase was the result of an increase in the average dollar amount of investment securities outstanding of $12.7 million coupled with an increase in the average yield of 31 basis points to 6.78% for fiscal 1999 from 6.47% for fiscal 1998.

     Interest income on mortgage backed securities increased by $694,000 to $1,036,000 for fiscal 1999 from $342,000 for fiscal 1998. The increase resulted from an increase of $11.6 million, or 227.5%, in the average dollar amount invested, partially off-set by a decrease of 51 basis points in the average yield to 6.21% in fiscal 1999 from 6.72% in fiscal 1998.

Interest Expense

     Total interest expense increased $1.7 million or 36.2%, to $6.4 million in fiscal 1999 from $4.7 million in fiscal 1998. Interest on deposits increased by $1,220,000 to $5,160,000 in fiscal 1999 from $3,940,000 in fiscal 1998. The increase was primarily due to an increase of $22.8 million in the average dollar amount outstanding of time deposits combined with an increase in the average cost of total deposits. Lower costing demand deposits comprised 23.7% of the total deposit balance as of September 30, 1999, as compared to 27.7% of the total deposit balance as of September 30, 1998. As a result, the average cost of total deposits increased to 4.78% in fiscal 1999 from 4.64% in fiscal 1998.

     Interest on short-term borrowings decreased $152,000 or 29.0%, to $373,000 in fiscal 1999 from $525,000 in fiscal 1998. During fiscal 1999, in order to take advantage of the lower interest rate environment, we utilized long-term borrowings to support our asset growth and manage our interest rate risk strategies. This increased the average amount of total borrowings by $10,583,000 and rates paid by 41 basis points. As a result, interest on long-term borrowings increased $633,000 to $820,000 in fiscal 1999 from $187,000 in fiscal 1998.

Provision for Loan Losses

     The provision for loan losses for fiscal 1999 decreased $125,000 to $70,000 from $195,000 for fiscal 1998. During fiscal 1998, two borrowers experienced financial difficulties that required the properties to be sold at foreclosure sales. This resulted in our experiencing net charge-offs of $144,000 as compared to $26,500 during fiscal 1999. We continually evaluate the adequacy of the allowance for loan losses,which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers and other relevant conditions. Based upon the additions to the allowance for loan losses, management believes the allowance for loan losses is adequate. However, there can be no assurance that the allowance for loan losses will be adequate to cover significant losses, if any, that we might incur in the future.

Non-Interest Income and Non-Interest Expenses

     Non-interest income decreased $153,000 or 36.9% to $262,000 for fiscal 1999 from $415,000 for fiscal 1998. Non-interest expenses decreased $78,000 to $2,789,000 for fiscal 1999 from $2,867,000 for fiscal 1998. The decrease in non-interest income and non-interest expense result was primarily due to the closing of operations of our subsidiary, Mapleleaf Mortgage Corporation.

Provision for Income Taxes

     Provision for income taxes increased by approximately $29,000 or 6.3% to $489,000 for fiscal 1999 from $460,000 for fiscal 1998. The increase was primarily the result of an increase in pretax income. The effective tax rate fell slightly to 40.0% for fiscal 1999 from 40.3% for fiscal 1998.

Year 2000

     During fiscal 1998, in order to prepare us for the new millennium , we adopted a Year 2000 Compliance Plan (the "Plan") and established a Year 2000 Compliance Committee (the "Committee"). As recommended by the Federal Financial Institutions Examination Council, the Plan included the following phases:
Awareness, Assessment, Renovation, Validation and Implementation. These phases enabled us to identify risks, develop an action plan, perform adequate testing and complete certification that our processing systems will be Year 2000 ready ("Y2k"). We have completed all phases of our Plan. After a thorough review and assessment of our computer operations, all of our computers were replaced with Y2K compliant equipment and necessary software upgrades were made. All such equipment and software packages have been tested and found to be Y2K compliant. We also coordinated with our vendors and service providers to assure their readiness for Y2K. All testing in this area has been completed.

     We currently estimate that our total cost (including capital expenditures) for the Y2K issue will be $215,000, employee time not included. Through September 30, 1999, we have incurred charges of $192,000 related to Y2K issues. Charges include costs necessary to modify our computer information systems, both internal and vendor maintained, to enable proper processing of transactions relative to the year 2000 and beyond. Additionally, we also purchased equipment,and incurred costs in connection with training of employees and customer communications necessary to adequately our Y2K requirements and readiness.

     Our contingency plan has been developed, approved, and tested to assure uninterrupted service to our customers. This plan addresses perceived risks associated with the year 2000 problem. These activities include remediation contingency planning intended to mitigate any risks associated with unforeseen system glitches, system failure, increased demands for cash, or processes outside of our control. The remainder of 1999 will be used to further validate the plan.

     While this plan was designed to significantly address our Y2K issues, the occurrence of the following could negatively impact us :

     (a) utility service companies may be unable to provide the necessary service to drive the our data systems or provide sufficient sanitary conditions for our offices;

     (b) our primary software provider could have a major malfunction in its system or their service could be disrupted due to its utility providers, or some combination of the two; or

     (c)  we may have to transact its business manually.

     We will attempt to monitor these uncertainties by continuing to request an update on all critical and important vendors through the remainder of 1999. If we identify any concern related to any critical or important vendor, the contingency plan will be implemented immediately to assure continued service to our customers.

     We continue to focus on the awareness phase with its efforts on providing customers, our shareholders and employees with up-to-date information on our state of preparedness for the year 2000. For the remainder of 1999, we will focus on employee training to insure continued, uninterrupted customer service in the new year.

     Despite our best efforts to address this issue, the vast number of external entities that have direct and indirect business relationships with us, such as customers, vendors, payment systems providers, utility companies, and other financial institutions, makes it impossible to assure that a failure to achieve compliance by one or more of these entities would not have a material impact on our financial statements .

Liquidity and Capital Resources

     Management believes it has ample cash flows and liquidity to meet its loan commitments of $1.6 million and unused lines of credit of $2.8 million at September 30, 1999. We have the ability to reduce its commitments for new loan originations, adjust other cash outflows, and borrow from the FHLB of Atlanta, or others, should the need arise. As of September 30, 1999, such borrowed funds totaled $24.0 million.

     We are required under federal regulations to monitor certain levels of liquid assets, which include certain United States government obligations and other approved investments. Current regulatory regulations require that our subsidiary, Heritage Savings maintain liquid assets of not less than 4%. As of September 30, 1999, Heritage Savings regulatory liquidity was 5.53%. Heritage Savings is also subject to federal regulations that impose certain minimum capital requirements. See Note 13 to our consolidated financial statements.

     Net cash provided by operating activities was $1,160,000 and $563,000 for fiscal 1999 and 1998. Cash flows from operations in fiscal 1999 increased from fiscal 1998 primarily due to a substantially smaller increase in accrued interest receivable and decreases in prepaid and refundable income taxes and other assets as compared to increases in fiscal 1998. This was off-set in part by an decrease in the provision for loan losses.

     Net cash used by investment activities for fiscal 1999 totaled $30.2 million, an increase of $2.9 million from $27.3 million for fiscal 1998. The increase in cash used was due to the $4.8 million purchase of the assets of Bankers Affiliate, Inc. and stronger loan origination activity that exceeded principal repayments as compared to the reverse trend in fiscal 1998. The increase was partially offset by smaller net purchases of investment and mortgage-backed securities.

     Net cash provided by financing activities for fiscal 1999 totaled $21.8 million compared to $33.2 million in fiscal 1998. During fiscal 1999, the increase resulted from an increase in deposits of $20.2 million and an increase in borrowings of $3.1 million. This was partially offset by stock repurchases totaling $1.0 million and dividends paid of $452,000. The fiscal 1998 increase was due to an increase in net deposits of $20.9 million and an increase in borrowings of $16.9 million, offset in part by a $4.2 million return of capital and dividends paid of $410,000.

     We monitor projected liquidity needs and determine the levels desired based upon our commitments to make loans and our ability to generate funds. Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the savings and loan industry and similar matters. Additionally, Y2K issues could affect our liquidity if customer withdrawals in anticipation of the year 2000 are greater than expected or if lenders are unable to provide us with funds when needed .

                            ANDERSON ASSOCIATES, LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
                                7621 FITCH LANE
                           BALTIMORE, MARYLAND 21236
                                  410-882-8050


                          INDEPENDENT AUDITOR'S REPORT



To the Stockholders and Board of Directors
WHG Bancshares Corporation
Lutherville, Maryland

        We have audited the consolidated statements of financial condition of WHG Bancshares Corporation and Subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the two year period ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WHG Bancshares Corporation and Subsidiaries at September 30, 1999 and 1998, and the consolidated results of its operations and cash flows for each of the two years in the two year period ended September 30, 1999, in conformity with generally accepted accounting principles.


                                   /s/ Anderson Associates, LLP
                                   ----------------------------


December 2, 1999
Baltimore, Maryland

                   WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                   -------------------------------------------
                              Lutherville, Maryland
                              ---------------------

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------

                                                                          September 30,
                                                              --------------------------------
                                                                      1999            1998
                                                              ---------------   --------------
        Assets
        ------
Cash                                                          $     1,312,324   $    1,179,349
Interest bearing deposits in other banks                            3,689,305        9,849,431
Federal funds sold                                                  2,290,000        3,394,000
Investments available for sale (Note 2)                            19,700,713       15,191,491
Other investments held to maturity (Note 3)                        15,650,000       14,600,000
Mortgage backed securities (Note 4)                                17,983,370        7,275,803
Loans receivable - net (Note 5)                                    89,931,326       75,357,978
Foreclosed real estate                                                 13,103                -
Accrued interest receivable - loans                                   389,587          365,022
                      - investments                                   647,790          581,865
                      - mortgage backed securities                     96,914           40,979
Premises and equipment - net (Note 8)                                 838,527          876,926
Federal Home Loan Bank of Atlanta stock, at cost (Note 6)           1,200,000        1,000,000
Investment in and loans to affiliated corporation (Note 7)                  -        2,575,000
Deferred income taxes (Note 14)                                       852,384          170,695
Prepaid and refundable income taxes                                    68,590          131,353
Other assets                                                          258,632          286,580
                                                                 ------------     ------------

Total assets                                                     $154,922,565     $132,876,472
                                                                 ============     ============

     Liabilities and Stockholders' Equity
     ------------------------------------

Liabilities
   Deposits (Note 9)                                             $115,302,487     $ 95,065,922
   Checks outstanding in excess of bank balance                             -           11,077
   Borrowings (Note 10)                                            24,000,000       20,937,168
   Advance payments by borrowers for taxes and insurance              315,463          314,125
   Income taxes payable (Note 14)                                      49,289           16,780
   Other liabilities                                                  338,661          288,684
                                                                 ------------     ------------
Total liabilities                                                 140,005,900      116,633,756

Commitments and contingencies (Notes 5, 8, 10 and 11)

Stockholders' Equity (Notes 12 and 13)
--------------------
   Common stock .10 par value; authorized 1,620,062
    shares; issued and outstanding 1,285,609 shares in
    1999 and 1,389,002 shares in 1998                                 128,561          138,900
   Additional paid-in capital                                       6,561,355        7,392,663
   Retained earnings (substantially restricted)                     9,932,078        9,651,860
   Accumulated other comprehensive income                            (973,504)         (25,140)
   Employee Stock Ownership Plan                                     (731,825)        (915,567)
                                                                 ------------     ------------
Total stockholders' equity                                         14,916,665       16,242,716
                                                                 ------------     ------------

Total liabilities and stockholders' equity                       $154,922,565     $132,876,472
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

                   WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                   -------------------------------------------
                              Lutherville, Maryland
                              ---------------------

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------


                                                       Years Ended September 30,
                                                       -------------------------
                                                          1999           1998
                                                          ----           ----
Interest and fees on loans (Note 5)                   $ 6,271,546   $ 6,011,855
Interest and dividends on investment securities         2,369,493     1,440,571
Interest on mortgage backed securities                  1,036,267       342,341
Other interest income                                     495,105       644,730
                                                      -----------   -----------

Total interest income                                  10,172,411     8,439,497

Interest on deposits (Note 9)                           5,159,849     3,939,755
Interest on short-term borrowings                         373,213       525,449
Interest on long-term borrowings                          820,123       187,171
                                                      -----------   -----------
Total interest expense                                  6,353,185     4,652,375
                                                      -----------   -----------

Net interest income                                     3,819,226     3,787,122
Provision for loan losses (Note 5)                         70,000       195,000
                                                      -----------   -----------
Net interest income after provision for loan losses     3,749,226     3,592,122

Non-Interest Income
   Gain on sale of investments                              4,372         7,325
   Other commissions and fees                             126,712       282,704
   Fees and charges on loans                               36,319        27,591
   Fees on transaction accounts                            54,977        63,003
   Other income                                            39,711        34,764
                                                      -----------   -----------
Total non-interest income                                 262,091       415,387

Non-Interest Expenses
   Salaries and related expenses                        1,782,354     1,816,659
   Occupancy                                              136,662       140,648
   SAIF deposit insurance premium                          58,473        48,159
   Depreciation of equipment                               86,908        62,915
   Advertising                                             72,827       107,476
   Data processing costs                                  104,454        88,248
   Professional services                                  177,625       216,559
   Loss on sale of repossessed assets                       2,612            --
   Other expenses                                         367,821       386,374
                                                      -----------   -----------
Total non-interest expenses                             2,789,736     2,867,038
                                                      -----------   -----------

Income before tax provision                             1,221,581     1,140,471
Provision for income taxes (Note 14)                      489,462       459,892
                                                      -----------   -----------

Net income                                            $   732,119   $   680,579
                                                      ===========   ===========
Basic earnings per share                              $       .60   $       .55
                                                      ===========   ===========
Diluted earnings per share                            $       .60   $       .51
                                                      ===========   ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                   WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                   -------------------------------------------
                              Lutherville, Maryland
                              ---------------------

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 -----------------------------------------------
                   FOR YEARS ENDED SEPTEMBER 30, 1999 AND 1998
                   -------------------------------------------

                                                                                                        Employee
                                                               Additional                Accumulated      Stock           Total
                                                    Common      Paid-In      Retained   Comprehensive   Ownership     Stockholders'
                                                    Stock       Capital      Earnings       Income        Plan            Equity
                                                    -----       -------      --------       ------        ----            ------
Balance - September 30, 1997                      $ 139,241  $ 11,390,312  $  9,381,773 $       --    $ (1,082,193)   $ 19,829,133
Comprehensive Income
     Net income                                        --            --         680,579         --            --
     Unrealized holding losses on available for
      sale securities net of taxes of $15,818          --            --            --        (25,140)         --
     Total comprehensive income                                                                                            655,439
  Purchase of 3,413 shares of common stock             (341)      (53,413)         --           --            --           (53,754)
  Compensation under Stock Bonus Plan                  --         158,477          --           --            --           158,477
  Compensation under Stock-Based Benefit Plan          --          64,293          --           --         166,626         230,919
  Dividends paid ($.32 per share)                      --            --        (410,492)        --            --          (410,492)
  Special distribution ($3.00 per share)               --      (4,167,006)         --           --            --        (4,167,006)
                                                  ---------  ------------  ------------ ------------  ------------    ------------
Balance - September 30, 1998                        138,900     7,392,663     9,651,860      (25,140)     (915,567)     16,242,716
Comprehensive Income
     Net Income                                        --            --         732,119         --            --
     Unrealized holding losses on available for
      sale securities net of taxes of $596,706         --            --            --       (948,364)         --              --
     Total comprehensive income                                                                                           (216,245)
Purchase of 103,393 shares of common stock          (10,339)   (1,006,667)         --           --            --        (1,017,006)
Compensation under Stock Bonus Plan                    --         140,036          --           --            --           140,036
Compensation under Stock-Based Benefit Plan            --          35,323          --           --         183,742         219,065
Dividends paid ($.36 per share)                        --            --        (451,901)        --            --          (451,901)
                                                  ---------  ------------  ------------ ------------  ------------    ------------
Balance - September 30, 1999                      $ 128,561  $  6,561,355  $  9,932,078 $   (973,504) $   (731,825)   $ 14,916,665
                                                  =========  ============  ============ ============  ============    ============

The accompanying notes to consolidated financial statements are an integral part of these statements.

                   WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                   -------------------------------------------
                              Lutherville, Maryland
                              ---------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                         Years Ended September 30,
                                                                         -------------------------
                                                                            1999           1998
                                                                            ----           ----
Operating Activities
--------------------
     Net income before other comprehensive income                     $    732,119    $    680,579
     Gain on sale of investment available for sale                          (4,372)         (7,325)
     Adjustments to Reconcile Net Income to Net
      Cash Provided by Operating Activities
      -------------------------------------
         Net accretion/amortization of premiums and discounts
          of mortgage backed securities                                      5,629             371
         Amortization of deferred loan fees                               (159,153)       (183,240)
         Loan fees deferred                                                158,084         165,963
         Decrease in discount on loans purchased                           (60,164)        (21,177)
         Provision for loan losses                                          70,000         195,000
         Non-cash compensation under stock-based
          benefit plans                                                    359,101         389,396
         Increase in accrued interest receivable                          (146,425)       (528,077)
         Provision for depreciation                                        115,158          82,404
         Increase in deferred income taxes                                 (84,983)        (38,483)
         Decrease (increase) in prepaid and refundable income taxes         62,763        (131,353)
         Decrease (increase) in other assets                                32,812        (136,063)
         Decrease in accrued interest payable                                   (5)            (77)
         Increase (decrease) in income taxes payable                        32,509         (47,504)
         Increase in other liabilities                                      47,141         142,165
                                                                      ------------    ------------
              Net cash provided by operating activities                  1,160,214         562,579

Cash Flows from Investment Activities
-------------------------------------
     Proceeds from maturing interest-bearing deposits                         --           437,679
     Purchases of interest-bearing deposits                                (95,000)           --
     Proceeds from sales and maturities of investments
      available for sale                                                 3,437,496      11,434,712
     Purchase of investments available for sale                         (9,487,272)    (26,659,836)
     Proceeds from maturing other investments - held
      to maturity                                                        7,250,000      11,600,000
     Purchase of other investments - held to maturity                   (8,300,000)    (22,450,000)
     Purchase of mortgage backed securities                            (12,474,599)     (4,936,300)
     Principal collected on mortgage backed securities                   1,761,259         505,336
     Net decrease (increase) in shorter term loans                        (129,098)         40,194
     Loans purchased                                                    (1,920,000)       (224,480)
     Longer term loans originated or acquired                          (24,558,609)    (13,530,622)
     Principal collected on longer term loans                           19,345,632      16,650,754
     Purchase of Bankers Affiliate, Inc.'s net assets                   (4,811,311)           --
     Investment in premises and equipment                                  (75,619)       (237,398)
     Purchase of stock in Federal Home Loan Bank of Atlanta               (200,000)       (246,800)
     Decrease in investment in and loans to joint ventures                  50,000         350,000
                                                                      ------------    ------------
              Net cash used by investment activities                   (30,207,121)    (27,266,761)

                   WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                   -------------------------------------------
                              Lutherville, Maryland
                              ---------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                     Years Ended September 30,
                                                                     -------------------------
                                                                        1999            1998
                                                                        ----            ----
Cash Flows from Financing Activities
------------------------------------
     Net increase (decrease) in demand deposits, money
      market, passbook accounts and advances by
      borrowers for taxes and insurance                            $  1,028,806    $   (540,191)
     Net increase in certificates of deposit                         19,209,102      21,403,532
     (Decrease) increase in checks outstanding in excess
      of bank balance                                                   (11,077)         11,077
     Increase in borrowings                                           3,062,832      16,937,168
     Special distribution                                                  --        (4,167,006)
     Stock repurchase                                                (1,017,006)        (53,754)
     Dividends                                                         (451,901)       (410,492)
                                                                   ------------    ------------

              Net cash provided by financing activities              21,820,756      33,180,334
                                                                   ------------    ------------

(Decrease) increase in cash and cash equivalents                     (7,226,151)      6,476,152
Cash and cash equivalents at beginning of year                       14,422,780       7,946,628
                                                                   ------------    ------------

Cash and cash equivalents at end of year                           $  7,196,629    $ 14,422,780
                                                                   ============    ============

The following is a Summary of Cash and Cash Equivalents:
--------------------------------------------------------
     Cash                                                          $  1,312,324    $  1,179,349
     Interest bearing deposits in other banks                         3,689,305       9,849,431
     Federal funds sold                                               2,290,000       3,394,000
                                                                   ------------    ------------
     Balance of cash items reflected on
      Statement of Financial condition                                7,291,629      14,422,780

         Less - certificates of deposit with original
                maturities of more than three months
                that are included in interest bearing
                deposits in other banks                                 (95,000)           --
                                                                   ------------    ------------
Cash and cash equivalents reflected on the
 Statement of Cash Flows                                           $  7,196,629    $ 14,422,780
                                                                   ============    ============
Supplemental Disclosure of Cash Flow Information:
-------------------------------------------------
     Cash paid during the year for:

         Interest                                                  $  6,325,998    $  3,388,967
                                                                   ============    ============
         Taxes                                                     $    654,300    $    420,714
                                                                   ============    ============
         Purchase of Bankers Affiliate, Inc.'s net assets funded
           by retirement of note payable and capital stock         $  2,525,000    $       --
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

                   WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                   -------------------------------------------
                              Lutherville, Maryland
                              ---------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                               SEPTEMBER 30, 1999
                               ------------------


Note 1 - Summary of Significant Accounting Policies
         ------------------------------------------

          A. Principles of Consolidation - The consolidated financial statements include the accounts of WHG Bancshares Corporation ("the Company") and its wholly-owned subsidiary, Heritage Savings Bank, FSB ("the Bank") and for the year ended September 30, 1998 the Bank's subsidiary, Mapleleaf Mortgage Corporation ("MMC"). All intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements. During the year ended September 30, 1999 the Bank's subsidiary discontinued its operations. MMC's operations were not material to the Company and no separate disclosure has been made.

          B. Business - The Bank's primary business activity is the acceptance of deposits from the general public and using the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

          C. Basis of Financial Statement Presentation - The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of foreclosed real estate. See Note H & I below for a discussion of the determination of that estimate.

          D. Federal Funds - Federal funds sold are carried at cost which approximates market.

          E. Investments - Investments classified as available for sale are carried at fair value. Investments classified as held to maturity are carried at amortized cost since management has the ability and intent to hold them to maturity. Amortization of premiums and accretion of discounts on all investment purchases are computed using the straight-line method over the life of debt instrument.

               Gains and losses on available for sale securities are determined using the specific identification method.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------



Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

          F. Mortgage Backed Securities - Mortgage backed securities are carried at amortized cost since management has the ability and intention to hold them to maturity. Amortization of premiums and accretion of discounts on purchases is computed using the interest method.

          G. Loans Receivable - Net - Loans receivable are stated at unpaid principal balances, less undisbursed portion of loans in process, unamortized discounts on loans purchased, deferred loan origination fees and the allowance for loan losses, since management has the ability and intention to hold them to maturity.

               Loans held for sale are carried at the lower of cost or estimated market value, determined in the aggregate. In computing cost, deferred loan origination fees are deducted from the principal balances of the related loans. There were no loans held for sale at September 30, 1999 and 1998.

               The Bank services loans for others and pays the participant its share of the Bank's collections, net of a stipulated servicing fee. Loan servicing fees are credited to income when earned and servicing costs are charged to expense as incurred.

          H. Allowance for Loan Losses - An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Determining the amount of the allowance for loan losses requires the use of estimates and assumptions, which is permitted under generally accepted accounting principles. Actual results could differ significantly from those estimates. Management believes the allowance for losses on loans is adequate. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------


Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

          H. Statement of Financial Accounting Standards ("SFAS") No. 114, as amended by SFAS No. 118, addresses the accounting by creditors for impairment of certain loans. It is generally applicable for all loans except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, including residential mortgage loans and consumer installment loans. It also applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.

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

          I. Foreclosed Real Estate - Real estate acquired through or in the process of foreclosure is recorded at the lower of cost or fair value. Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using estimates as described under the caption "Allowance for Loan Losses". In the event of a subsequent decline, management provides an additional allowance to reduce real estate acquired through foreclosure to fair value less estimated disposal cost. Expenses incurred on foreclosed real estate prior to disposition are charged to expense. Gains on the sale of foreclosed real estate are recognized upon disposition of the property.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------


Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

          J. Premises and Equipment - Premises and equipment are carried at cost less accumulated depreciation. Depreciation and amortization of premises and equipment are accumulated by the use of the straight-line method over the estimated useful lives of the assets. Additions and improvements are capitalized, and charges for repairs and maintenance are expensed when incurred. The related cost and accumulated depreciation are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

          K. Investment In and Loans To Affiliated Corporation - Investments in and loans to affiliated corporation represented common stock owned and advances to a company formed for the purpose of making consumer installment loans. The Bank had a 33-1/3% interest in this company and its proportionate share of income or losses was not recorded on the equity method, since such amounts are not material to the accompanying consolidated financial statements. The Bank was using the cost method of accounting to record this investment. (See Note 7)

          L. Defined Benefit Pension Plan - The Bank accounts for its Pension Plan in accordance with Statement of Financial Accounting Standards No. 87. Funding is limited to amounts that are available for deduction under the Internal Revenue Code (See Note
               11).

          M. Employee Stock Ownership Plan - The Company accounts for its Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6 of the Accounting Standards Division of the American Institute of Certified Public Accountants. (See
               Note 12)

          N. Stock-Based Compensation - SFAS No. 123, "Accounting for Stock-Based Compensation" defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB encourages all entities to adopt the fair value based method, however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by Accounting Principles Board ("APB") Opinion No. 25. Management decided to continue using the "intrinsic value based method" as prescribed by APB Opinion No. 25.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------


Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

          O. Income Taxes - Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          P. Statement of Cash Flows - In the statement of cash flows, cash and equivalents include cash, Federal Home Loan Bank of Atlanta overnight deposits, federal funds and certificates of deposit with an original maturity date less than ninety days.

          Q. Basic and Diluted Earnings Per Share - The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" in 1998. This Standard establishes revised standards for computing and presenting earnings per share data ("EPS"). It requires dual presentation of "basic" and "diluted" EPS on the face of the statements of income and a reconciliation of the numerators and denominations used in the calculation of the "basic" and "diluted" EPS.

               BasicEPS is computed by dividing net income by the weighted average number of common shares outstanding for the appropriate period. Unearned ESOP shares are not included in outstanding shares. Diluted EPS is computed by dividing net income by the weighted average shares outstanding as adjusted for the dilutive effect of stock options and unvested stock awards based on the "treasury stock" method. Information relating to the calculation of net income per share of common stock is summarized for the years ended September 30, as follows:

                                                       1999           1998
                                                    ---------    -----------
               Net income                         $   732,119    $   680,579
                                                    =========     ==========
               Weighted Average Shares
                  Outstanding basic EPS             1,210,570      1,233,797
               Dilutive Items
                  Stock options                             -         57,983
                  Unvested stock awards                 4,508         53,750
                                                    ---------    -----------
               Adjusted weighted average shares
                used for dilutive EPS               1,215,078      1,345,530
                                                    =========       ========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------

Note 2 - Investments Available for Sale
         ------------------------------

     The amortized cost and fair values of investments available for sale at are as follows:

                                        Gross           Gross
                          Amortized    Unrealized    Unrealized     Fair
                            Cost         Gains        Losses        Value
                            ----         -----        ------        -----
September 30, 1999
------------------
Equity investments      $   544,324   $      --     $   192,136   $   352,188
Federal Home Loan
 Bank Bonds              17,493,370          --       1,171,721    16,321,649
Federal Home Loan
 Mortgage Corporation
 Bonds                    3,249,047          --         222,171     3,026,876
                        -----------   -----------   -----------   -----------
                        $21,286,741          --     $ 1,586,028   $19,700,713
                        ===========   ===========   ===========   ===========

September 30, 1998
------------------
Equity investments      $   727,448   $      --     $   165,823   $   561,625
Federal Home Loan
 Bank Bonds              14,505,000       124,886          --      14,629,866
                        -----------   -----------   -----------   -----------
                        $15,232,448   $   124,866   $   165,823   $15,191,491
                        ===========   ===========   ===========   ===========

     During the year ended September 30, 1999, the Company received proceeds of $127,495 from the sale of investments that resulted in gross gains of $4,372. During the year ended September 30, 1998, the Company received proceeds of $5,184,712 from the sale of investments that resulted in gross gains of $13,718 and gross losses of $6,393.

     The equity investments have no stated maturity and all of the Federal Home Loan Bank and Federal Home Loan Mortgage Corporation Bonds have a stated maturity date of ten years or more.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------


Note 3 - Other Investments - Held to Maturity
         ------------------------------------

     The amortized cost and fair values of other investments are as follows:

                                                     Gross          Gross
                                     Amortized     Unrealized     Unrealized      Fair
                                        Cost         Gains          Losses        Value
                                        ----         -----          ------        -----
                                                         September 30, 1999
                                     -----------------------------------------------------
Federal National Mortgage
 Association  Bonds                  $ 2,750,000   $      --     $   180,620   $ 2,569,380
Federal Home Loan
 Bank Bonds                           11,300,000          --         711,934    10,588,066
Federal Home Loan
 Mortgage Corporation
 Bonds                                 1,600,000          --         106,968     1,493,032
                                     -----------   -----------   -----------   -----------

                                     $15,650,000   $      --     $   999,522   $14,650,478
                                     ===========   ===========   ===========   ===========

                                                         September 30, 1998
                                     -----------------------------------------------------
Federal National Mortgage
 Association  Bonds                  $ 3,750,000   $    37,304   $     3,611   $ 3,783,693
Federal Home Loan
 Bank Bonds                           10,850,000        74,169         1,000    10,923,169
                                     -----------   -----------   -----------   -----------

                                     $14,600,000   $   111,473   $     4,611   $14,706,862
                                     ===========   ===========   ===========   ===========

     No gains or losses were realized during the years ended September 30, 1999 or 1998.

     The scheduled maturities of other investments at September 30, 1999:

                                                   Amortized          Fair
                                                     Cost            Value
                                                  ----------      ----------
     Due after five years through ten years    $     350,000   $     345,453
     Due after ten years                          15,300,000      14,305,025
                                                  ----------      ----------

                                               $  15,650,000   $  14,650,478
                                                  ==========      ==========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------


Note 4 - Mortgage Backed Securities
         --------------------------

                   The  amortized  cost  and  fair  value  of  mortgage   backed
securities are as follows:

                                                       Gross           Gross
                                       Amortized     Unrealized     Unrealized      Fair
                                         Cost          Gains         Losses        Value
                                         ----          -----         ------        -----
                                                        September 30, 1999
                                       -----------------------------------------------------
FHLMC participating certificates       $ 1,786,228   $      --     $    67,727   $ 1,718,501
GNMA participating certificates         15,402,200         4,982       698,741    14,708,441
FNMA participating certificates            794,942          --          30,345       764,597
                                       -----------   -----------   -----------   -----------

                                       $17,983,370   $     4,982   $   796,813   $17,191,539
                                       ===========   ===========   ===========   ===========

                                                        September 30, 1998
                                       -----------------------------------------------------
GNMA participating certificates        $ 6,823,137   $   174,119   $      --     $ 6,997,256
FNMA participating certificates            452,666         9,369          --         462,035
                                       -----------   -----------   -----------   -----------

                                       $ 7,275,803   $   183,488   $      --     $ 7,459,291
                                       ===========   ===========   ===========   ===========

     No gains or losses were realized during the years ended September 30, 1999 and 1998.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------


Note 5 - Loans Receivable
         ----------------

     Loans receivable at September 30, 1999 and 1998 consist of the following:

                                                    1999             1998
                                                ------------    ------------
One to four family residential mortgage loans   $ 71,041,820    $ 67,057,267
Multifamily residential mortgage loans             2,352,325          92,008
Commercial mortgage loans                          6,772,077       4,799,463
Construction loans                                 5,183,370       1,967,500
Lines of credit                                    1,174,432       2,031,161
Home equity lines of credit                        3,500,846            --
Land/lot loans                                       832,531         952,173
Home improvement loans                                 4,608           5,668
Consumer loans                                     3,401,338            --
Share loans                                          390,723         260,565
Commercial loans secured by lease
 finance receivables                                 438,089         853,408
                                                ------------    ------------
                                                  95,092,159      78,019,213

Less - undisbursed portion of loans
             in process                           (3,568,811)     (1,713,800)
         - unamortized discount                     (725,393)       (125,337)
         - deferred loan origination fees           (519,604)       (520,673)
         - unearned insurance commissions             (2,118)           --
         - allowance for loan losses                (344,907)       (301,425)
                                                ------------    ------------

                                                $ 89,931,326    $ 75,357,978
                                                ============    ============


     The following is a summary of the allowance for loan losses:

                                 September 30,
                           ------------------------

Beginning balance           $ 301,425    $ 250,000
Provision for loan losses      70,000      195,000
Charge-offs                   (26,518)    (143,575)
                            ---------    ---------

Balance end                 $ 344,907    $ 301,425
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

               Substantially all of the Bank's loans receivable are mortgage loans secured by residential and commercial real estate properties located in the State of Maryland. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 95% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for multifamily residential, commercial and construction loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

               There were no impaired loans as defined by SFAS No. 114 at September 30, 1999 and 1998. There was no interest income recognized on impaired loans during those periods.

               Non-accrual loans that are not subject to SFAS No. 114 for which interest has been reduced totaled approximately $177,199 and $382,725 at September 30, 1999 and 1998.

               Interest income that would have been recorded under the original terms of such loans and the interest actually recognized for the years ended September 30, are summarized below:

                                     1999      1998
                                     ----      ----
Interest income that would have
 been recognized                    $24,119   $30,781
Interest income recognized            8,621     5,390
                                    -------   -------

   Interest income not recognized   $15,498   $25,391
                                    =======   =======

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------


Note 5 - Loans Receivable - Continued
         ----------------

               Loans outstanding to officers and directors and their affiliates of the Bank at September 30, 1999 and 1998:

 Balance At           Balance At                       Balance At
 September    Loans   Principal   September    Loans   Principal     September
  30, 1999    Made    Repayment    30, 1998    Made    Repayment      30, 1997
 ----------  -----   ---------  ----------   -------- ---------    ------------
$1,517,263  $330,325  $355,278   $1,542,216   $213,104  $48,546     $1,377,658

               Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans at September 30, are summarized as follows:

                                             1999                 1998
                                          ----------           ----------
 Mortgage loan portfolios serviced for:
    Other investors                       $5,717,050           $7,038,699
                                          ==========           ==========

               Custodial Escrow balances maintained in connection with the foregoing loan servicings were approximately $40,466 and $36,799 at September 30, 1999 and 1998.

               Unless otherwise noted, the Bank requires collateral or other security to support financial instruments with off-balance-sheet credit risk.

 Financial Instruments Whose Contract          Contract Amount
  Amounts Represent Credit Risk                At September 30,
 -----------------------------------       -------------------------
                                              1999           1998
                                              ----           ----
    Loan commitments                       $1,648,250    $1,084,750
    Unused lines of credit                  2,792,468     1,646,339

               Mortgage loan commitments not reflected in the accompanying financial statements at September 30, 1999 are for fixed rate mortgages totaling $1,648,250 ranging from 7.125% to 8.375%.

               Mortgage loan commitments not reflected in the accompanying financial statements at September 30, 1998 are for fixed rate mortgages totaling $1,084,750 ranging from 6.75% to 7.75%.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------


Note 5 - Loans Receivable - Continued
         ----------------

               Lines of credit are loan commitments to individuals and companies and have fixed expiration dates as long as there is no violation of any condition established in the contract. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

               The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the statement of financial condition at September 30, 1999 as a liability for credit loss.

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

Note 7 - Investment in and Loans to Affiliated Corporation
         -------------------------------------------------

               On April 1, 1999, the Bank purchased substantially all the assets and liabilities of Bankers Affiliate, Inc. for $5 million in cash ($4,811,311 net of cash received) and the retirement of a $2.5 million note and $25,000 of Bankers Affiliate, Inc. stock. The purchase consisted primarily of automobile, boat and home equity loans.

               Bankers Affiliate, Inc. was equally owned by the Bank and two other thrift institutions and made consumer loans to their customers. Loans to Bankers Affiliate, Inc. were due on demand and bore an adjustable interest rate. The Bank had a 33-1/3% interest in this company and its proportionate share of income or losses was not recorded on the equity method, since such amounts were not material to the accompanying consolidated financial statements. The Bank was using the cost method of accounting to record this investment.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------

Note 7 - Investment in and Loans to Affiliated Corporation - Continued
         -------------------------------------------------

               The Bank's investment in and loans to an affiliated corporation, Bankers Affiliate, Inc. (See Note 1) are summarized as follows:

                                              September 30,
                                              -------------
                                                  1998
                                                  ----
              Capital stock, at cost        $     25,000
              Loan payable                     2,550,000
                                               ---------
                                            $  2,575,000
                                               =========

               Summarized financial information as of June 30, 1998 and for the year then ended for Bankers Affiliate, Inc. is as follows:

                                              1998
                                           ----------
Cash                                       $   24,587
Finance receivables                         8,153,347
Real estate acquired through foreclosure       31,103
Other assets                                   42,571
                                           ----------

                                           $8,251,608
                                           ==========

Loans payable                              $8,150,000
Other liabilities                              21,596
                                           ----------
                                            8,171,596
Stockholders' equity                           80,012
                                           ----------
                                           $8,251,608
                                           ==========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------


Note 7 - Investment in and Loans to Affiliated Corporation - Continued
         -------------------------------------------------

                                                  1998
                                                  ----
              Income and Expense
              ------------------

Income:
   Interest                                     $ 857,925
   Other income                                    32,330
                                                ---------
                                                  890,255

Expenses:
   Interest                                       636,195
   Provision for losses on loans                   32,515
   Salaries and related expenses                  149,744
   Other expenses                                  79,249
                                                ---------
                                                  897,703
                                                ---------
Loss before income tax benefit                     (7,448)

Income tax benefit                                 (5,358)
                                                ---------
Net loss                                           (2,090)
Retained earnings at beginning of fiscal year       7,102
                                                ---------

Retained earnings at end of fiscal year         $   5,012
                                                =========

Note 8 - Premises and Equipment
         ----------------------

               Premises and equipment at September 30, 1999 and 1998 are summarized by major classification as follows:
                                                                    Useful Life
                                                1999         1998     in Years
                                           -----------   ---------- -----------
         Land                              $   224,056   $  224,056     -
         Office buildings                      602,549      602,549    5-50
         Furniture, fixtures and equipment     919,593      862,980    3-20
                                            ----------    ---------
                                             1,746,198    1,689,585
            Accumulated depreciation          (907,671)    (812,659)
                                            ----------    ---------
                                           $   838,527   $  876,926
                                            ==========    =========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------


Note 8 - Premises and Equipment - Continued
         ----------------------

               The provision for depreciation for the periods ended September 30, 1999 and 1998 was $115,158 and $82,404, respectively.

               The Bank has entered into several operating leases for the premises of its branch offices. Rental expense under these leases for the years ended September 30, 1999 and 1998 was $59,221 and $60,523, respectively. At September 30, 1999, the minimum rental commitments under noncancellable leases are as follows:

                         Year Ended September 30,     Total
                         ------------------------    -------
                                  2000               $51,903
                                  2001                27,856
                                  2002                 3,600
                                                     -------
                                                     $83,359
                                                     =======

Note 9 - Deposits
         --------

               Deposits are summarized as follows at September 30:

                                                     1999                      1998
                                             ------------------------   ------------------------
                                                          Weighted-                    Weighted-
                                                           Average                      Average
         Type of Account                     Amount         Rate        Amount           Rate
         ---------------                     ------      ------------   ------        ----------
         NOW and money market
          accounts including
          non-interest bearing deposits
          of $981,921 in 1999 and
          $981,343 in 1998                  $ 11,523,206  1.05%        $11,586,661       2.33%
         Passbook savings                     15,817,791  3.05%         14,726,868       3.05%
         Certificates of deposit              87,961,311  5.46%         68,752,209       5.82%
                                            ------------                ----------
                                             115,302,308                95,065,738
         Accrued interest                            179                       184
                                            ------------               -----------
                                            $115,302,487               $95,065,922
                                            ============               ===========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------


Note 9 - Deposits - Continued
         --------

               The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $7,384,506 and $5,883,859 at September 30, 1999 and 1998. Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund.

                                                               1999            1998
                                                           -----------    ------------
                                                              Amount         Amount
                                                              ------         ------
              Certificates accounts mature as follows:
                 One year or less                          $34,938,382    $32,396,930
                 More than 1 year through 2 years           24,070,423     14,801,388
                 More than 2 years through 3 years           7,926,915      6,384,738
                 More than 3 years                          21,025,591     15,169,153
                                                            ----------     ----------
                                                           $87,961,311    $68,752,209
                                                            ==========     ==========

               Interest  expense on  deposits is  summarized  as follows for the years ended September 30:
                                            1999            1998
                                            ----            ----
              Certificates               $ 4,429,927    $ 3,201,106
              NOW and money market           268,188        294,378
              Passbook                       461,734        444,271
                                         -----------    -----------
                                         $ 5,159,849    $ 3,939,755
                                         ===========    ===========

Note 10- Borrowings
         ----------

               The Company's borrowings at September 30 are as follows:

                                                                1999             1998
                                                                ----             ----
             Short-term Federal Home Loan Bank advances     $  4,000,000  $  9,000,000
             Long-term Federal Home Loan Bank advances        20,000,000    11,000,000
             Other                                                  -          937,168
                                                             -----------   -----------
             Total                                           $24,000,000   $20,937,168
                                                             ===========   ===========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------


Note 10- Borrowings - Continued
         ----------

               Federal Home Loan Bank advances at September 30, 1999 consist of short term fixed and adjustable rate advances bearing interest at 5.11% to 5.75% per annum and long term fixed rate advances bearing interest at 4.89% to 5.52% per annum.

               The Bank's stock in the Federal Home Loan Bank of Atlanta is pledged as security for the loan and under a blanket floating lien security agreement with the Federal Home Loan Bank of Atlanta, the Bank is required to maintain as collateral for its advances, qualified home mortgage loans in an amount equal to 175% of the advances.

               At September 30, 1998, other borrowings consisted of a long-term note that bore interest of 8.5%. The interest rate was adjusted quarterly and was based on the commercial prime rate. The note was repurchased in February 1999.

               Aggregate maturities required on Federal Home Loan Bank advances at September 30, 1999 are as follows:

                   September 30, 2000               $ 4,000,000
                   September 30, 2003                 5,000,000
                   After September 30, 2003          15,000,000
                                                    -----------
                         Total                      $24,000,000
                                                    ===========

               At September 30, 1999, the Bank had a $5.0 million secured bank line of credit that is subject to termination at either party's discretion. There were no borrowings outstanding under this agreement at September 30, 1999.

Note 11- Pension Plan
         ------------

               Substantially all employees of the Bank are included in a non-contributory defined benefit pension plan. The Bank's policy is to fund pension costs accrued. There were no unfunded or unamortized prior service costs at September 30, 1999 and 1998. The costs of funding this plan were $25,191 and $21,240 for the years ended September 30, 1999 and 1998, respectively.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------


Note 11- Pension Plan - Continued
         ------------

               The following table sets forth the plan's related costs at September 30:

                                                 1999         1998
                                              ---------     --------
              Service cost                    $  24,512    $  20,479
              Interest cost                      53,123       48,224
              Actual return on plan assets      (58,419)     (37,216)
              Other components                    5,975      (10,247)
                                              ---------     --------
              Net period pension costs        $  25,191    $  21,240
                                              =========     ========

               The following table sets forth the plan's funded status at September 30:

                                                                   1999        1998
                                                                ---------   ---------
              Accumulated Benefit Obligation
              ------------------------------
                 Vested                                          $584,421    $509,795
                 Non-vested                                         6,945       4,522
                                                                ---------   ---------

                    Total                                        $591,366    $514,317
                                                                =========   =========

              Projected benefit obligation                       $882,248    $762,500
              Fair value of plan assets as of September 30        819,527     722,564
                                                                  -------     -------
              Plan assets in deficit of projected
               benefit obligation                                 (62,721)    (39,936)
              Unrecognized net loss                               234,038     168,620
              Unrecognized net transition obligation                1,823       2,025
                                                                ---------   ---------

                     Prepaid pension cost                        $173,140    $130,709
                                                                =========   =========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------


Note 11- Pension Plan - Continued
         ------------
                                                       1999         1998
                                                     ---------    ---------
Reconciliation of Projected Benefit Obligation
   Projected benefit obligation beginning of year    $ 762,500    $ 701,623
   Interest cost for the fiscal year                    53,123       48,224
   Service cost for the fiscal year                     24,512       20,479
   Benefit payments for the fiscal year                 (6,817)     (36,268)
   Actuarial (gain) loss for the fiscal year            48,930       28,442
                                                     ---------    ---------
   Projected benefit obligation as of September 30
    before settlement                                  882,248      762,500
   Effect of settlement                                   --           --
                                                     ---------    ---------
   Projected benefit obligation as of September 30
    after settlement                                 $ 882,248    $ 762,500
                                                     =========    =========

               The following  interest rate  assumptions were used for September
          30:

                                                          1999      1998
                                                          ----      ----
                 Weighted-average discount rate           7.50%     7.00%
                 Long term rate of return                 8.00%     8.00%
                 Rate of compensation increase            5.00%     4.50%

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

               The Bank has established an Employee Stock Ownership Plan ("ESOP"), and acquired 129,604 shares of the Company's common stock. The Employee Stock Ownership Plan purchased 30,616 additional shares with the proceeds from the special distribution. Funds used to acquire the initial shares were borrowed from the Company by the ESOP with a direct loan from the Company requiring annual payments of $129,604. During the fiscal year ended September 30, 1998 the Company assigned the loan to a third party. During February 1999, the Company exercised its option to repurchase the loan.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------


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

               The ESOP is funded by  contributions  made by the Bank in cash or common stock and dividends on the shares held in the Trust. The Bank recognizes compensation expense as shares are committed for release from collateral at their current market price. Dividends on allocated shares are recorded as a reduction of retained earnings and dividends on unallocated shares are recorded as a reduction of Debt. Compensation cost for the year ended September 30, 1999 and 1998 was $219,065 and $230,919, respectively.

               The ESOP shares as of September 30 were as follows:

                                                                 1999         1998
                                                                 ----         ----
              Allocated shares                                   64,826       35,887
              Shares earned, but unallocated                      4,092        2,160
              Unearned shares                                    94,243       91,557

              Fair value of unearned shares at September 30    $854,124   $1,064,350

               The Company has a Stock Option Plan (the "Plan") whereby 183,058 shares of common stock have been reserved for issuance under the Plan. Options granted under the Plan may be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended or Non-Incentive Stock Options. Options are exercisable in five annual installments at the market price of common stock at the date of grant. The Options must be exercised within ten years from the date of grant. During the year ended September 30, 1997, the Company granted options to purchase 162,006 shares at a weighted average price of $13.30 per share. Such shares and fair value have been adjusted to 183,058 shares at a weighted average price of $11.77 for the effect of the special distribution.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------


Note 12- Common Stock and Stock Benefit Plans - Continued
         ------------------------------------

               The following  table  summarizes the status of and changes in the
          Company's   stock   option  plan   during  the  past  two  years,   as
          retroactively adjusted for the Company's special distribution.

                                                                    Weighted
                                                                     Average
                                                                    Exercise
                                                        Shares        Price
                                                        ------        -----

              Outstanding at September 30, 1997         183,058      $11.77
                                                        -------

              Outstanding at September 30, 1998         183,058       11.77
              Forfeited options                          (2,306)      11.89
                                                        -------

              Outstanding at September 30, 1999         180,752       11.77
                                                        =======

              Exercisable at September 30, 1999          80,756
                                                        =======

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

               During fiscal 1998, the Company declared a special distribution of $3.00 per common stock share from funds retained by the Company in the conversion. Management obtained a Private Letter Ruling from the Internal Revenue Service which states that the Company's dividend payments in excess of accumulated earnings and profits are considered a tax-free return of capital for federal income tax purposes. As a result, management believes the entire distribution constitutes a tax-free return of capital. Accordingly, the Company charged the return of capital distribution to additional paid-in-capital.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------


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

               Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

               As of September 30, 1999, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                  To Be Well
                                                                               Capitalized Under
                                                            For Capital        Prompt Corrective
                                       Actual            Adequacy Purposes     Action Provisions
                               --------------------  ----------------------  ---------------------
                                 Amount        %        Amount         %       Amount         %
                               -----------  -------  -------------   ------  -----------   -------
       September 30, 1999
       Tangible (1)            $15,572,000    9.9%   $  2,355,435     1.5%  $   N/A         N/A%
       Tier I capital (2)       15,572,000   23.1%         N/A        N/A%    4,038,120     6.0%
       Core (1)                 15,572,000    9.9%      4,710,810     3.0%    7,851,450     5.0%
       Risk-weighted (2)        15,793,000   23.5%      5,384,160     8.0%    6,730,200    10.0%

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------


Note 13- Retained Earnings - Continued
         -----------------

                                                                                    To Be Well
                                                                                 Capitalized Under
                                                            For Capital         Prompt Corrective
                                     Actual              Adequacy Purposes       Action Provisions
                              ---------------------     --------------------     --------------------
                                Amount         %         Amount          %        Amount          %
                              -----------    ------     -----------    -----     ----------    ------
       September 30, 1998
       Tangible (1)           $16,374,614     12.3%     $ 1,994,442     1.5%     $    N/A        N/A%
       Tier I capital (2)      16,374,614     28.8%          N/A        N/A%       3,411,420     6.0%
       Core (1)                16,374,614     12.3%       3,988,884     3.0%       6,648,140     5.0%
       Risk-weighted (2)       16,626,614     29.2%       4,548,560     8.0%       5,685,700    10.0%

              (1)  To adjusted total assets.
              (2)  To risk-weighted assets.

Note 14- Income Taxes
         ------------

               The income tax provision consists of the following:

                                                     For Years Ended
                                                       September 30,
                                                 ----------------------
                                                    1999         1998
Current
-------
   Federal                                       $ 506,606    $ 432,533
   State                                           108,303       93,712
                                                 ---------    ---------
                                                   614,909      526,245
Deferred
--------
   Federal                                         (69,580)     (31,343)
   State                                           (15,403)      (7,140)
                                                 ---------    ---------
                                                   (84,983)     (38,483)
Other
-----
   Market value adjustments for Employee Stock
     Ownership Plan and Management Stock
     Bonus Plan
   Federal                                         (33,555)     (23,112)
   State                                            (6,909)      (4,758)
                                                 ---------    ---------
                                                   (40,464)     (27,870)
                                                 ---------    ---------
                                                 $ 489,462    $ 459,892
                                                 =========    =========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------


Note 14- Income Taxes - Continued
         ------------

               The amount computed by applying the statutory federal income tax rate to income before taxes differs from the taxes provided for the following reasons:

                                            Years Ended September 30,
                                 -------------------------------------------
                                        1999                   1998
                                 ---------------------  --------------------
                                             Percent                Percent
                                            of Pretax              of Pretax
                                  Amount     Income    Amount       Income
                                  ------     ------    ------       ------
Tax at statutory rate            $415,338      34.00   $387,760      34.00
Increases (Decreases)
 Resulting From
 -----------------------------
   State income tax net of
    federal income tax benefit     56,754       4.65     53,997       4.73
   Other                           17,370       1.42     18,135       1.59
                                 --------     ------   --------     ------
                                 $489,462      40.07   $459,892      40.32
                                 ========     ======   ========     ======

               The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1999 and 1998 are presented below:

                                                           1999         1998
                                                       -----------  -----------
              Deferred Tax Assets:
                 Deferred loan origination fees        $   200,671   $  201,084
                 Allowance for loan losses                 133,203      116,411
                 Reserve for uncollected interest            4,944        9,806
                 ESOP contribution                           8,331        8,331
                 Net unrealized holding losses             612,524       15,818
                 Other                                      93,621       20,101
                 NOL carryforward of subsidiary                  -        5,566
                                                       -----------  -----------
                    Total gross deferred tax assets      1,053,294      377,117

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------


Note 14- Income Taxes - Continued
         ------------

                                                                  1999            1998
                                                              ------------   ------------
              Deferred Tax Liabilities:
                 Tax reserve for bad debts in excess of
                  base year amount                            $     56,169   $     81,134
                 Federal Home Loan Bank of Atlanta stock
                  dividends                                         56,965         56,965
                 Depreciation                                       20,909         17,843
                 Pension plan                                       66,867         50,480
                                                               -----------    -----------
                    Total gross deferred tax liabilities           200,910        206,422
                                                               -----------    -----------
                          Net deferred tax assets             $    852,384   $    170,695
                                                               ===========    ===========


               Qualified thrift lenders such as the Bank are not required to provide a deferred tax liability for bad debt reserves for tax purposes that arose in fiscal years beginning before December 31, 1987. Such bad debt reserve for the Bank amounted to approximately $2,022,261 with an income tax effect of approximately $780,997 at September 30, 1999. This bad debt reserve would become taxable if certain conditions are met by the Bank.

               The Company and its Subsidiary file their income tax returns on a calendar year basis.

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

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------


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

               The estimated fair values of the Bank's financial instruments are as follows:

                                      September 30, 1999            September 30, 1998
                                 ---------------------------    -------------------------
                                    Carrying       Estimated     Carrying        Estimated
                                     Value        Fair Value      Value         Fair Value
                                     -----        ----------      -----         ----------
   Financial Assets
   Cash, interest-bearing
    deposits in other banks
    and federal funds            $  7,291,629   $  7,291,629   $ 14,422,780   $ 14,422,780
   Investments available
    for sale                       19,700,713     19,700,713     15,191,491     15,191,491
   Other investment securities
    held to maturity               15,650,000     14,650,478     14,600,000     14,706,862
   Mortgage backed securities      17,983,370     17,191,539      7,275,803      7,459,291
   Loans receivable                89,931,326     86,230,000     75,357,978     77,370,000
   Federal Home Loan Bank
    of Atlanta stock                1,200,000      1,200,000      1,000,000      1,000,000

Financial Liabilities
   Deposits                      $115,302,487   $115,492,000   $ 95,065,922   $ 95,448,000
   Commitments                           --        1,648,250           --        1,084,750
   Borrowings                      24,000,000     22,942,000     20,937,168     20,896,000

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 1999
------------------


Note 16- Recent Accounting Pronouncements
         --------------------------------

               SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June, 1998. This Statement standardizes the accounting for derivative instruments including certain derivative instruments embedded in other contracts, by requiring that an entity recognize these items as assets or liabilities in the statement of financial position and measure them at fair value. This Statement generally provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. The Statement, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, will not affect the Company's financial position or its results of operations.

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