Form 10KSB, Exhibit 13
period 2000-09-30
WHG BANCSHARES CORP
filed 2000-12-18
CIK 1005018

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

                                                                  Dividends
             Date                              High       Low      Declared
             ----                              ----       ---      --------
October 1, 1998 to December 31, 1998          12.06      10.13        .09
January 1, 1999 to March 31, 1999             12.25      10.75        .09
April 1, 1999 to June 30, 1999                11.25       8.44        .09
July 1, 1999 to September 30, 1999             9.25       8.63        .09
October 1, 1999 to December 31, 1999           9.03       7.13        .09
January 1, 2000 to March 31, 2000              7.87       6.37        .09
April 1, 2000 to June 30, 2000                 8.37       6.75        .09
July 1, 2000 to September 30, 2000             8.62       7.75        .09

The number of shareholders of record of common stock as of the record date of November 30, 2000, was approximately 216. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At November 30, 2000, there were 1,285,609 shares outstanding. Our ability to pay dividends to stockholders is dependent upon the dividends we receive from Heritage Savings. Heritage Savings may not declare or pay a cash dividend on any of its stock if the effect of the declaration or payment of dividends would cause their regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the conversion, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision.

Selected Financial Ratios and Other Data


                                                        For the Years Ended
                                                           September 30,
                                                       ----------------------
                                                         2000           1999
                                                       -------        -------

Return on average assets .......................          .51%           .50%

Return on average equity .......................         5.30           4.66

Average equity to average assets ratios ........         9.61          10.69

Equity to assets at period end .................         9.66           9.63

Dividend payout ratio ..........................        52.94          60.00

Net interest rate spread .......................         2.27           2.24

Net yield on average interest-
  earnings assets ..............................         2.68           2.66

Non-performing loans to total assets ...........          .16            .13

Allowance for loan loss to total loans .........          .41            .38

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


Forward-Looking Statements

         The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, the ability to control costs and expenses, year 2000 issues and general economic conditions. WHG Bancshares Corporation undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

         Since we conduct no significant business other than owning all of the common stock of Heritage Savings Bank, F.S.B. ("Heritage Savings"), references in this discussion to "we," "us," and "our," refer collectively to WHG Bancshares Corporation and Heritage Savings.

Overview

         We are a unitary savings and loan holding company and own all of the stock of Heritage Savings Bank, F.S.B. ("Heritage Savings"). We principally operate through five branch offices located throughout Baltimore County, Baltimore City and Howard County, Maryland.

         Despite the rise in interest rates by the Federal Reserve in fiscal 2000, we were able to increase net income by 9.3%. For the fiscal year ended September 30, 2000, we earned $800,000 or $.68 per diluted share as compared to $732,000, or $.60 per diluted share for the fiscal year ended September 30, 1999. Additionally, assets increased $5.0 million to $159.9 million over last year. Our net loans outstanding grew by 7.8% reflecting strong performance by our loan production staff. Asset quality continues to remain excellent. During the year, in order to accommodate the growing demands of customers, we relocated the Ellicott City branch to a larger building with a drive-through facility and installed an ATM machine at our Woodlawn branch. Additionally, we hired two new business development officers with commercial lending backgrounds. Beginning in January 2001, our Lutherville branch will also have an ATM machine and a drive-through facility. We currently estimate that we will spend approximately $120,000 on these capital improvements.

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

         We have established an asset/liability committee which consists of our department supervisors, our President and the Chairman of our Board of Directors and one outside Director. The committee meets on a monthly basis to review loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other assets and liability management topics. On behalf of the committee, the Chairman reports to our Board of Directors.

         To reduce the effect of interest rate changes on net interest income, we have adopted various strategies to enable us to improve the matching of interest-earning asset maturities to interest-bearing liability maturities. The principal elements of these strategies include seeking to:

o originate one-to four residential mortgage loans with adjustable rate features or fixed rate loans with short maturities;

o lengthen the maturities of our liabilities when it would be cost effective through the pricing and promotion of longer term certificates of deposit and utilization of FHLB advances;

o attract low cost checking and transaction accounts which tend to be less interest rate sensitive when interest rates rise;

o maintain interest- bearing deposits, federal funds and U.S. government securities with short to intermediate terms to maturities; and

o maintain an investment portfolio that provides a stable cash flow, thereby providing investable funds in varying interest rate cycles.

         We have made a significant effort to maintain our level of lower cost deposits as a method of enhancing profitability. In the past year, our level of demand deposits has increased significantly. At September 30, 2000, we had approximately $26.8 million, or 22%, of our deposits in low-cost savings, checking and money market accounts. These deposits have traditionally remained relatively stable and are expected to be only moderately affected in a period of rising interest rates. This stability has enabled us to offset the impact of rising rates in other deposit accounts.

Net Portfolio Value

          Exposure to interest rate risk is actively monitored by our management. Our objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. We use the OTS Net Portfolio Value ("NPV") Model to monitor our exposure to interest rate risk, which calculates changes in net portfolio value. Reports generated from assumptions provided and modified by management are reviewed by the Asset/Liability Management Committee and reported to the Board of Directors monthly. The Interest Rate Sensitivity of Net Portfolio Value Report shows the degree to which balance sheet line items and net portfolio value are potentially affected by a 100 to 300 basis point (1/100th of a percentage point) upward and downward parallel shift (shock) in the Treasury yield curve.

         The following table represents our NPV at September 30, 2000. The NPV was calculated by the OTS, based upon information we provided to the OTS.


            Changes               NPV
             in Rate              Ratio(1)         Change(2)
            ---------             --------         ---------

            +300 bp                   .72%             -771

            +200 bp                  3.14%             -528

            +100 bp                  5.74%             -269

               0 bp                  8.42%             0 bp

            -100 bp                 11.00%              258

            -200 bp                 13.21%              479

            -300 bp                 15.17%              675

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

                                                                  Year Ended September 30,
                                         -------------------------------------------------------------------------------------
                                                         2000                                            1999
                                         ---------------------------------------      ----------------------------------------
                                                                       Average                                        Average
                                          Average                       Yield/          Average                        Yield/
                                          Balance      Interest         Cost            Balance        Interest         Cost
                                          -------      --------         ----            -------        --------         ----
Interest-earnings assets:
  Loans receivable(1).................... $94,549       $ 7,242          7.66%          $83,094         $6,272          7.55%
  Investment securities(2)...............  38,025         2,568          6.75%           34,956          2,369          6.78%
  Mortgage-backed securities.............  17,198         1,110          6.45%           16,693          1,036          6.21%
  Other interest-earning assets(3).......   4,020           270          6.71%            8,620            495          5.74%
                                         --------       -------                        --------        -------
      Total interest-earning assets......$153,792       $11,190          7.28%         $143,363        $10,172          7.10%
                                                        =======                                        =======
Non-interest-earning assets..............   3,208                                         3,560
                                         --------                                      --------
      Total assets.......................$157,000                                      $146,923
                                          =======                                       =======

Interest-bearing liabilities:
  Demand deposits........................$ 27,113       $   739          2.73%         $ 27,121        $   732          2.70%
  Time deposits..........................  90,955         5,035          5.54%           80,886          4,428          5.47%
  Other liabilities(4)...................  23,166         1,296          5.59%           22,687          1,193          5.26%
                                         --------       -------                        --------        -------
      Total interest-bearing
        liabilities...................... 141,234       $ 7,070          5.01%          130,694        $ 6,353          4.86%
                                                         ======                                          =====
Non-interest bearing liabilities.........     685                                           528
                                         --------                                      --------
      Total liabilities.................. 141,919                                       131,222

Stockholders' equity.....................  15,081                                        15,701
                                           ------                                       -------
      Total liabilities and
        stockholders' equity.............$157,000                                      $146,923
                                          =======                                       =======
Net interest income......................                $4,120                                         $3,819
                                                          =====                                          =====
Interest rate spread(5)..................                                2.27%                                          2.24%
                                                                         ====                                           ====
Net yield on interest-earning assets(6)..                                2.68%                                          2.66%
                                                                         ====                                           ====

Ratio of  average  interest-earning
  assets to average interest-bearing
  liabilities............................                              108.89%                                        109.69%
                                                                       =======                                        ======

(1)  Average balances include non-accrual loans.
(2) Includes available for sale securities, other investments held to maturity, ground rents and FHLB stock.
(3) Includes Federal Funds, interest-bearing deposits in other financial institutions and interest-earning loans to affiliated corporations.
(4) Includes FHLB advances and interest-earning advance payments by borrowers for taxes and insurance.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

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


                                                  Year Ended September 30,
                                          ------------------------------------------
                                                        2000 vs. 1999
                                                     Increase (Decrease)
                                                            Due to
                                          ------------------------------------------
                                                                  Rate/
                                            Volume      Rate     Volume       Net
                                           -------    -------    -------    -------
                                                     (Dollars in Thousands)
Interest income:
  Loans receivable .....................   $   866    $    91    $    13    $   970
  Investment securities ................       209         (9)        (1)       199
  Mortgage-backed securities ...........        32         40          2         74
  Other interest-earning assets ........      (264)        84        (45)      (225)
                                           -------    -------    -------    -------
      Total interest-earning assets ....       843        206        (31)     1,018

Interest expense:
  Deposits .............................       546         62          6        614
  Other liabilities(1) .................        25         76          2        103
                                           -------    -------    -------    -------
      Total interest-bearing liabilities       571        138          8        717
                                           -------    -------    -------    -------

Net change in net interest income ......   $   272    $    68    $   (39)   $   301
                                           =======    =======    =======    =======

(1) Includes interest on advances from the FHLB of Atlanta and advance payments by borrowers for taxes and insurance.

Financial Condition

         At September 30, 2000, our assets increased $5.0 million, or 3.2%, to $159.9 million from $154.9 million at September 30, 1999. This increase was primarily due to an increase in loans receivable of $7.0 million, partially off-set by a decrease in interest-bearing deposits in other banks of $3.2 million.

         New loan originations outpaced loan repayments by $7.0 million due to rising mortgage interest rates during the 2000 fiscal year which reduced refinance-related loan repayments experienced in prior years.

         At September 30, 2000, our deposits increased by $4.7 million, or 4.1% to $120.0 million from $115.3 million at September 30, 1999. The increase was a result of a $5.3 million increase in certificates of deposit, due to the continued promotion of our certificates of deposit products. This was partially offset by a $400,000 decrease in passbook accounts.

         Our net worth increased by approximately $600,000 to $15.5 million at September 30, 2000 from $14.9 million at September 30, 1999. The increase reflects fiscal 2000's net income and non-cash compensation from stock-based bonus and benefit plans, partially offset by common stock dividends and a $160,000 increase in accumulated other comprehensive loss. The increase in accumulated loss resulted from the fluctuation in market value of our investment in available for sale securities. Because of interest rate volatility, accumulated other comprehensive loss and stockholders' equity could materially fluctuate for each interim period and year-end period. The decrease in market value of the investment securities available for sale is considered temporary in nature and will not affect our net income until the securities are sold. We plan to hold these securities until maturity or until the market values of these securities increase. Accordingly, we do not expect, though there is no assurance, that our investment in these securities will affect net income in future periods.

Results of Operations

Net Income

         For September 30, 2000, net income increased $68,000, to $800,000 from $732,000 for the 1999 fiscal year. The increase was the result of an increase in net interest income of $301,000. This was off-set by a $50,000 increase in the provision for loan loss, a $117,000 decrease in non-interest income, a $35,000 increase in non-interest expenses, and a $31,000 increase in the provision for income taxes.

Net Interest Income

         Net interest income increased by approximately $301,000 to $4.1 million for fiscal 2000 from $3.8 for fiscal 1999. The interest rate spread, which is the difference between the yield on average interest-earning assets and the percentage cost of average interest-bearing liabilities, rose slightly in fiscal 2000 to 2.27% from 2.24% for fiscal 1999. The increase in interest rate spread is primarily the result of the utilization of lower-yielding interest bearing deposits to fund higher- yielding loans and federal funds investments. This increase was partially offset by increases in the average cost of funds paid on certificates of deposit and FHLB advances.

Interest Income

         Total interest income increased $1.0 million, or 9.8%, to $11.2 million in fiscal 2000 from $10.2 million in fiscal 1999. Interest income on loans increased by approximately $970,000 to $7.2 million for fiscal 2000 from $6.3 million for fiscal 1999. The increase was due to an increase in the average dollar amount of loans outstanding in fiscal 2000 over fiscal 1999 of approximately $11.4 million coupled with an increase in the average yield on loans of 11 basis points to 7.66% for fiscal 2000 compared to 7.55% for fiscal 1999. The yield increase can be attributed to two factors. First, our loan portfolio mix shifted modestly to higher yielding multifamily residential and commercial mortgage loans. As of September 30, 2000, those two loan categories comprised 14.2% of the net loan balance as compared to 10.1% as of September 30, 1999. Secondly, during fiscal 2000, market interest rates rose on all loan products offered.

         Interest and dividend income on investment securities increased by $199,000 to $2,568,000 in fiscal 2000 from $2,369,000 in fiscal 1999. The increase was the result of an increase in the average dollar amount of investment securities outstanding of $3.1 million.

         Interest income on mortgage backed securities increased by $74,000 to $1,110,000 for fiscal 2000 from $1,036,000 for fiscal 1999. The increase resulted from an increase of 24 basis points in the average yield to 6.45% in fiscal 2000 from 6.21% in fiscal 1999, augmented by an increase of $500,000 in the average dollar amount invested.

         Other interest income decreased by $225,000 to $270,000 for fiscal 2000 from $495,000 for fiscal 1999. The decrease was due to a decrease in the average dollar amount of other interest- earning assets, predominantly interest-bearing deposits in other banks and federal funds sold, of $4.6 million. We reduced the average daily balance of our interest -bearing deposits to fund higher yielding loans and federal funds investments. As a result the yield on our other interest-earning assets increased 97 basis points to 6.71% in fiscal 2000 from 5.74% in fiscal 1999. This partially offset the decreased income from lower total average other interest-earning balances.

Interest Expense

         Total interest expense increased approximately $700,000 or 10.9% to $7.1 million in fiscal 2000 from $6.4 million in fiscal 1999. Interest on deposits increased by $614,000 to $5,774,000 in fiscal 2000 from $5,160,000 in fiscal 1999. The increase was primarily due to an increase of $10.1 million in the average dollar amount outstanding of time deposits combined with an increase in the average cost of time deposits. The rate paid on time deposits increased 7 basis points to 5.54% in fiscal 2000 from 5.47% in fiscal 1999.

         Interest on short-term borrowings decreased $335,000 or 89.8%, to $38,000 in fiscal 2000 from $373,000 in fiscal 1999. During fiscal 2000, a period of rising interest rates, we converted our short-term borrowings into long-term borrowings to manage our interest rate risk. This increased the rates paid on total borrowings by 33 basis points to 5.59% in fiscal 2000 from 5.26% in fiscal 1999. This was supplemented by a $479,000 increase in total average borrowings outstanding. As a result, interest on long-term borrowings increased $438,000 to $1,258,000 in fiscal 2000 from $820,000 in fiscal 1999.

Provision for Loan Losses

         The provision for loan losses for fiscal 2000 increased $50,000 to $120,000 from $70,000 for fiscal 1999. The increase was primarily due to the overall change in the loan portfolio mix resulting in an increase in high risk loans. We continually evaluate the adequacy of the allowance for loan losses, which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers and other relevant conditions. Management continues to offer a wider variety of loan products coupled with the continued success of changing the mix of the products offered in the loan portfolio - from lower yielding loans (i.e., one- to four family loans) to higher yielding loans (i.e., multifamily, non-residential commercial, construction, and consumer loans). Based upon the additions to the allowance for loan losses, management believes the allowance for loan losses is adequate. However, there can be no assurance that the allowance for loan losses will be adequate to cover significant losses, if any, that we might incur in the future due to the higher degree of risk which might result from the change in the mix of the loan portfolio.

Non-Interest Income

         Total non-interest income for fiscal 2000 decreased $117,000, or 44.7%, to $145,000 from $262,000 for fiscal 1999. Excluding other commissions and fees of $127,000 from Mapleleaf Mortgage Corporation, which closed in March 1999, total non-interest income for fiscal 1999 totaled $135,000. Such exclusion of other commissions and fees reflects an increase of $10,000 in non-interest income in fiscal 2000 compared to fiscal 1999. The increase primarily reflects an increase in other income offset by a decrease in fees and charges on loans and gain on sale of investments. Other income in fiscal 2000 increased $18,000 primarily due to an increase in ATM fee income and proceeds of $5,000 from the mutual to stock conversion of the Company's life insurance provider.

Non-Interest Expense

         Total non-interest expense for fiscal 2000 totaled $2,825,000 compared to $2,790,000. While total non-interest expense in fiscal 2000 remained relatively unchanged from fiscal 1999, the components of non-interest expense changed. Beginning in January 2000, the FDIC reduced deposit insurance premium assessments for all SAIF insured banks. Additionally, the most significant increases in non-interest expense in fiscal 2000 were occupancy expense, professional services, and other expense. Occupancy expense increased $30,000 due to the lease commencement in January 2000 of the new Ellicott City branch location. Professional services increased $8,000 primarily due to the business development planning in the second quarter of fiscal 2000. Other expenses in fiscal 2000 increased $37,000 primarily due to the relocation of the Ellicott City branch, increased ATM fees and software costs in regard to the Year 2000.

Provision for Income Taxes

         Provision for income taxes increased by approximately $31,000 or 6.3% to $520,000 for fiscal 2000 from $489,000 for fiscal 1999. The increase was primarily the result of an increase in pretax income. The effective tax rate fell slightly to 39.4% for fiscal 2000 from 40.0% for fiscal 1999. The decrease was the result of the write-off of the deferred tax asset of MMC and the non-recognition of income tax benefit from the net operation loss of MMC in fiscal 1999.

Liquidity and Capital Resources

          Management believes it has ample cash flows and liquidity to meet its loan commitments of $230,000 and unused lines of credit of $2.2 million at September 30, 2000. We have the ability to reduce its commitments for new loan originations, adjust other cash outflows, and borrow from the FHLB of Atlanta, or others, should the need arise. As of September 30, 2000, such borrowed funds totaled $24.0 million.

          We are required under federal regulations to monitor certain levels of liquid assets , which include certain United States government obligations and other approved investments. Current regulatory regulations require that our subsidiary, Heritage Savings maintain liquid assets of not less than 4%. As of September 30, 2000, Heritage Savings' regulatory liquidity was 48.42%. Heritage Savings is also subject to federal regulations that impose certain minimum capital requirements. See Note 13 to our consolidated financial statements.

          Net cash provided by operating activities was $822,000 and $1,160,000 for fiscal 2000 and 1999. Cash flows from operations in fiscal 2000 decreased from fiscal 1999 primarily due to an increase in other assets and a substantially lower increase in deferred loan fees.

          Net cash used by investment activities for fiscal 2000 totaled $6.1 million, a decrease of $24.1 million from $30.2 million for fiscal 1999. During fiscal 1999, we made net purchases of $21.5 million of investment and mortgage-backed securities and loans. In addition, cash was used to fund the $4.8 million purchase of the assets of Bankers Affiliate, Inc. We made no similar purchases in fiscal 2000. The decrease in net cash used was partially offset by continued strong loan origination activity that exceeded principal repayments in fiscal 2000.

          Net cash provided by financing activities for fiscal 2000 totaled $4.1 million compared to $21.8 million in fiscal 1999. Net cash provided during fiscal 2000 resulted from an increase of net deposits of $4.5 million, partially offset by dividends paid of $431,000. The net cash provided in fiscal 1999 resulted from an increase in deposits of $20.2 million and an increase in borrowings of $3.1 million. This was partially offset by stock repurchases totaling $1.0 million and dividends paid of $452,000.

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

                            ANDERSON ASSOCIATES, LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
                                7621 FITCH LANE
                           BALTIMORE, MARYLAND 21236
                                  410-882-8050

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------



To the Stockholders and Board of Directors
WHG Bancshares Corporation
Lutherville, Maryland

        We have audited the consolidated statements of financial condition of WHG Bancshares Corporation and Subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the two year period ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WHG Bancshares Corporation and Subsidiaries at September 30, 2000 and 1999, and the consolidated results of its operations and cash flows for each of the two years in the two year period ended September 30, 2000, in conformity with generally accepted accounting principles.


                                             /s/Anderson Associates LLP
                                             -----------------------------------
                                             Anderson Associates LLP



November 14, 2000
Baltimore, Maryland

                   WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                   -------------------------------------------
                              Lutherville, Maryland
                              ---------------------

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------

                                                                                                 September 30,
                                                                                                 -------------
                                                                                          2000                1999
                                                                                          ----                ----
        Assets
        ------
Cash                                                                               $    1,720,707      $     1,312,324
Interest bearing deposits in other banks                                                  509,570            3,689,305
Federal funds sold                                                                      3,764,000            2,290,000
Investments available for sale (Note 2)                                                19,439,212           19,700,713
Other investments held to maturity (Note 3)                                            15,650,000           15,650,000
Mortgage backed securities (Note 4)                                                    16,451,148           17,983,370
Loans receivable - net (Note 5)                                                        96,909,448           89,931,326
Foreclosed real estate                                                                          -               13,103
Accrued interest receivable - loans                                                       446,343              389,587
                            - investments                                                 773,864              647,790
                            - mortgage backed securities                                   88,548               96,914
Premises and equipment - net (Note 8)                                                   1,253,765              838,527
Federal Home Loan Bank of Atlanta stock, at cost (Note 6)                               1,450,000            1,200,000
Deferred income taxes (Note 14)                                                           936,589              852,384
Prepaid and refundable income taxes                                                       107,471               68,590
Other assets                                                                              415,037              258,632
                                                                                     ------------         ------------
Total assets                                                                         $159,915,702         $154,922,565
                                                                                     ============         ============
     Liabilities and Stockholders' Equity
     ------------------------------------

Liabilities
-----------
   Deposits (Note 9)                                                                 $120,044,864         $115,302,487
   Borrowings (Note 10)                                                                24,000,000           24,000,000
   Advance payments by borrowers for taxes and insurance                                   70,711              315,463
   Income taxes payable (Note 14)                                                          31,874               49,289
   Other liabilities                                                                      317,623              338,661
                                                                                     ------------         ------------
Total liabilities                                                                     144,465,072          140,005,900

Commitments and contingencies (Notes 5, 8, 10 and 11)

Stockholders' Equity (Notes 12 and 13)
--------------------
   Common stock .10 par value; authorized 1,620,062
    shares; issued and outstanding 1,285,609 shares in
    2000 and in 1999                                                                      128,561              128,561
   Additional paid-in capital                                                           6,701,437            6,561,355
   Retained earnings (substantially restricted)                                        10,301,365            9,932,078
   Accumulated other comprehensive income                                              (1,134,125)            (973,504)
   Employee Stock Ownership Plan                                                         (546,608)            (731,825)
                                                                                     ------------         ------------
Total stockholders' equity                                                             15,450,630           14,916,665
                                                                                     ------------         ------------
Total liabilities and stockholders' equity                                           $159,915,702         $154,922,565
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

                   WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                   -------------------------------------------
                              Lutherville, Maryland
                              ---------------------

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------

                                                                                  Years Ended September 30,
                                                                                  -------------------------
                                                                                      2000           1999
                                                                                      ----           ----
Interest and fees on loans (Note 5)                                                $ 7,241,831   $ 6,271,546
Interest and dividends on investment securities                                      2,568,055     2,369,493
Interest on mortgage backed securities                                               1,110,107     1,036,267
Other interest income                                                                  269,772       495,105
                                                                                   -----------   -----------

Total interest income                                                               11,189,765    10,172,411

Interest on deposits (Note 9)                                                        5,774,005     5,159,849
Interest on short-term borrowings                                                       37,731       373,213
Interest on long-term borrowings                                                     1,258,205       820,123
                                                                                   -----------   -----------
Total interest expense                                                               7,069,941     6,353,185
                                                                                   -----------   -----------

Net interest income                                                                  4,119,824     3,819,226
Provision for loan losses (Note 5)                                                     120,000        70,000
                                                                                   -----------   -----------
Net interest income after provision for loan losses                                  3,999,824     3,749,226

Non-Interest Income
-------------------
   Gain on sale of investments                                                               -         4,372
   Other commissions and fees                                                                -       126,712
   Fees and charges on loans                                                            31,853        36,319
   Fees on transaction accounts                                                         55,455        54,977
   Other income                                                                         57,998        39,711
                                                                                   -----------   -----------
Total non-interest income                                                              145,306       262,091

Non-Interest Expenses
---------------------
   Salaries and related expenses                                                     1,724,099     1,782,354
   Occupancy                                                                           166,762       136,662
   SAIF deposit insurance premium                                                       34,952        58,473
   Depreciation of equipment                                                            99,553        86,908
   Advertising                                                                          79,629        72,827
   Data processing costs                                                               112,226       104,454
   Professional services                                                               202,171       177,625
   Loss on sale of repossessed assets                                                      786         2,612
   Other expenses                                                                      404,518       367,821
                                                                                   -----------   -----------
Total non-interest expenses                                                          2,824,696     2,789,736
                                                                                   -----------   -----------

Income before tax provision                                                          1,320,434     1,221,581
Provision for income taxes (Note 14)                                                   520,110       489,462
                                                                                   -----------   -----------

Net income                                                                         $   800,324   $   732,119
                                                                                   ===========   ===========
Basic earnings per share                                                           $       .68   $       .60
                                                                                   ===========   ===========
Diluted earnings per share                                                         $       .68   $       .60
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

                   WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                   -------------------------------------------
                              Lutherville, Maryland
                              ---------------------

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 -----------------------------------------------
                   FOR YEARS ENDED SEPTEMBER 30, 2000 AND 1999
                   -------------------------------------------

                                                                                                  Employee
                                                   Additional                     Accumulated      Stock          Total
                                      Common         Paid-In        Retained     Comprehensive   Ownership    Stockholders'
                                       Stock         Capital        Earnings         Income         Plan          Equity
                                       -----         -------        --------         ------         ----          ------
Balance - September 30, 1998     $    138,900    $  7,392,663    $  9,651,860    $    (25,140)   $(915,567)   $ 16,242,716
Comprehensive Income
     Net Income                             -               -         732,119               -            -
     Unrealized holding losses
      on available for sale
      securities net of taxes
      of $596,706                           -               -               -        (948,364)           -
     Total comprehensive income                                                                                   (216,245)
Purchase of 103,393 shares of
  common stock                        (10,339)     (1,006,667)              -               -            -      (1,017,006)
Compensation under Stock
  Bonus Plan                                -         140,036               -               -            -         140,036
Compensation under Stock-Based
  Benefit Plan                              -          35,323               -               -      183,742         219,065
Dividends paid ($.36 per share)             -               -        (451,901)              -            -        (451,901)
                                 ------------    ------------    ------------    ------------    ---------    ------------

Balance - September 30, 1999          128,561       6,561,355       9,932,078        (973,504)    (731,825)     14,916,665
Comprehensive Income
     Net Income                             -               -         800,324               -            -
     Unrealized holding losses
       on available for sale
       securities net of taxes
       of $101,062                          -               -               -        (160,621)           -
     Total comprehensive income                                                                                    639,703
Compensation under Stock
  Bonus Plan                                -         136,072               -               -            -         136,072
Compensation under Stock-Based
  Benefit Plan                              -           4,010               -               -      185,217         189,227
Dividends paid ($.36 per share)             -               -        (431,037)              -            -        (431,037)
                                 ------------    ------------    ------------    ------------    ---------    ------------

Balance - September 30, 2000     $    128,561    $  6,701,437    $ 10,301,365    $ (1,134,125)   $(546,608)   $ 15,450,630
                                 ============    ============    ============    ============    =========    ============

The accompanying notes to consolidated financial statements are an integral part of these statements.

                   WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                   -------------------------------------------
                              Lutherville, Maryland
                              ---------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                         Years Ended September 30,
                                                                         -------------------------
                                                                            2000            1999
                                                                       ------------    ------------
Operating Activities
--------------------
     Net income before other comprehensive income                      $    800,324    $    732,119
     Gain on sale of investment available for sale                                -          (4,372)
     Adjustments to Reconcile Net Income to Net
     Cash Provided by Operating Activities
     -------------------------------------
         Net accretion/amortization of premiums and discounts
          of mortgage backed securities                                       1,321           5,629
         Amortization of deferred loan fees                                (109,467)       (159,153)
         Loan fees deferred                                                  62,447         158,084
         Decrease in discount on loans purchased                           (125,305)        (60,164)
         Amortization of discounts on investments available for sale           (183)              -
         Provision for loan losses                                          120,000          70,000
         Loss on sale of foreclosed real estate                                 786               -
         Non-cash compensation under stock-based
          benefit plans                                                     325,299         359,101
         Increase in accrued interest receivable                           (174,464)       (146,425)
         Provision for depreciation                                         138,291         115,158
         Decrease (increase) in deferred income taxes                        16,856         (84,983)
         (Increase) decrease in prepaid and refundable income taxes         (38,881)         62,763
         (Increase) decrease in other assets                               (156,405)         32,812
         Increase (decrease) in accrued interest payable                        246              (5)
         (Decrease) increase in income taxes payable                        (17,415)         32,509
         (Decrease) increase in other liabilities                           (21,038)         47,141
                                                                       ------------    ------------
              Net cash provided by operating activities                     822,412       1,160,214

Cash Flows from Investment Activities
-------------------------------------
     Proceeds from maturing interest-bearing deposits                        95,000               -
     Purchases of interest-bearing deposits                                       -         (95,000)
     Proceeds from sales and maturities of investments
      available for sale                                                          -       3,437,496
     Purchase of investments available for sale                                   -      (9,487,272)
     Proceeds from maturing other investments - held
      to maturity                                                                 -       7,250,000
     Purchase of other investments - held to maturity                             -      (8,300,000)
     Purchase of mortgage backed securities                                       -     (12,474,599)
     Principal collected on mortgage backed securities                    1,530,903       1,761,259
     Proceeds from sale of foreclosed real estate                            12,317               -
     Net increase in shorter term loans                                      (7,324)       (129,098)
     Loans purchased                                                              -      (1,920,000)
     Longer term loans originated or acquired                           (22,459,738)    (24,558,609)
     Principal collected on longer term loans                            15,541,265      19,345,632
     Purchase of Bankers Affiliate, Inc.'s net assets                             -      (4,811,311)
     Investment in premises and equipment                                  (553,529)        (75,619)
     Purchase of stock in Federal Home Loan Bank of Atlanta                (250,000)       (200,000)
     Decrease in investment in and loans to joint ventures                        -          50,000
                                                                       ------------    ------------
              Net cash used by investment activities                     (6,091,106)    (30,207,121)

                   WHG BANCSHARES CORPORATION AND SUBSIDIARIES
                   -------------------------------------------
                              Lutherville, Maryland
                              ---------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                    Years Ended September 30,
                                                                    -------------------------
                                                                        2000            1999
                                                                        ----            ----
Cash Flows from Financing Activities
------------------------------------
     Net (decrease) increase in demand deposits, money
      market, passbook accounts and advances by
      borrowers for taxes and insurance                            $   (822,461)   $  1,028,806
     Net increase in certificates of deposit                          5,319,840      19,209,102
     Decrease in checks outstanding in excess
      of bank balance                                                         -         (11,077)
     Increase in borrowings                                                   -       3,062,832
     Stock repurchase                                                         -      (1,017,006)
     Dividends                                                         (431,037)       (451,901)
                                                                   ------------    ------------

              Net cash provided by financing activities               4,066,342      21,820,756
                                                                   ------------    ------------

Decrease in cash and cash equivalents                                (1,202,352)     (7,226,151)
Cash and cash equivalents at beginning of year                        7,196,629      14,422,780
                                                                   ------------    ------------

Cash and cash equivalents at end of year                           $  5,994,277    $  7,196,629
                                                                   ============    ============

The following is a Summary of Cash and Cash Equivalents:
--------------------------------------------------------
     Cash                                                          $  1,720,707    $  1,312,324
     Interest bearing deposits in other banks                           509,570       3,689,305
     Federal funds sold                                               3,764,000       2,290,000
                                                                   ------------    ------------
     Balance of cash items reflected on
      Statement of Financial condition                                5,994,277       7,291,629

         Less - certificates of deposit with original
           maturities of more than three months that
           are included in interest bearing deposits
           in other banks                                                     -         (95,000)
                                                                   ------------    ------------
Cash and cash equivalents reflected on the
 Statement of Cash Flows                                           $  5,994,277    $  7,196,629
                                                                   ============    ============
Supplemental Disclosure of Cash Flow Information:
-------------------------------------------------
     Cash paid during the year for:

         Interest                                                  $  7,096,982    $  6,325,998
                                                                   ============    ============
         Taxes                                                     $    561,250    $    654,300
                                                                   ============    ============
         Purchase of Bankers Affiliate, Inc.'s net assets funded
           by retirement of note payable and capital stock         $          -    $  2,525,000
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

                               SEPTEMBER 30, 2000



Note 1 - Summary of Significant Accounting Policies
         ------------------------------------------

           A. Principles of Consolidation - The consolidated financial statements include the accounts of WHG Bancshares Corporation ("the Company") and its wholly-owned subsidiary, Heritage Savings Bank, FSB ("the Bank") and for the year ended September 30, 1999 the Bank's subsidiary, Mapleleaf Mortgage Corporation ("MMC"). All intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements. During the year ended September 30, 1999 the Bank's subsidiary discontinued its operations. MMC's operations were not material to the Company and no separate disclosure has been made.

           B. Business - The Bank's primary business activity, centered in the Baltimore metropolitan area, is the acceptance of deposits from the general public and using the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

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

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 2000
------------------


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

                Loans held for sale are carried at the lower of cost or estimated market value, determined in the aggregate. In computing cost, deferred loan origination fees are deducted from the principal balances of the related loans. There were no loans held for sale at September 30, 2000 and 1999.

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

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 2000
------------------


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

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 2000
------------------


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

           K. Defined Benefit Pension Plan - The Bank accounts for its Pension Plan in accordance with Statement of Financial Accounting Standards No. 87.Funding is limited to amounts that are available for deduction under the Internal Revenue Code (See Note 11).

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

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 2000
------------------


Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

           O. Statement of Cash Flows - In the statement of cash flows, cash and equivalents include cash, Federal Home Loan Bank of Atlanta overnight deposits, federal funds and certificates of deposit with an original maturity date less than ninety days.

           P. Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the appropriate period. Unearned ESOP shares are not included in outstanding shares. Diluted EPS is computed by dividing net income by the weighted average shares outstanding as adjusted for the dilutive effect of stock options and unvested stock awards based on the "treasury stock" method. Information relating to the calculation of net income per share of common stock is summarized for the years ended September 30, as follows:

                                                        2000           1999
                                                        ----           ----
               Net income                          $    800,324    $   732,119
                                                       ========       ========
               Weighted Average Shares
                  Outstanding basic EPS               1,169,120      1,210,570
               Dilutive Items
                  Stock options                               -              -
                  Unvested stock awards                       -          4,508
                                                    -----------    -----------
               Adjusted weighted average shares
                used for dilutive EPS                 1,169,120      1,215,078
                                                    ===========    ===========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 2000
------------------


Note 2 - Investments Available for Sale
         ------------------------------

     The amortized cost and fair values of investments available for sale at are as follows:

                                                      Gross           Gross
                          Amortized    Unrealized   Unrealized        Fair
                            Cost         Gains        Losses          Value
                            ----         -----        ------          -----
September 30, 2000
Equity investments      $   544,324      $     -   $   190,690   $   353,634
Federal Home Loan
 Bank Bonds              17,493,485            -     1,400,174    16,093,311
Federal Home Loan
 Mortgage Corporation
 Bonds                    3,249,114            -       256,847     2,992,267
                        -----------      -------   -----------   -----------
                        $21,286,923      $     -   $ 1,847,711   $19,439,212
                        ===========      =======   ===========   ===========

September 30, 1999
Equity investments      $   544,324      $     -   $   192,136   $   352,188
Federal Home Loan
 Bank Bonds              17,493,370            -     1,171,721    16,321,649
Federal Home Loan
 Mortgage Corporation
  Bonds                   3,249,047            -       222,171     3,026,876
                        -----------      -------   -----------   -----------
                        $21,286,741      $     -   $ 1,586,028   $19,700,713
                        ===========      =======   ===========   ===========

     During the year ended September 30, 2000, the Company did not sell any investments. During the year ended September 30, 1999, the Company received proceeds of $127,495 from the sale of investments that resulted in gross gains of $4,372.

     The equity investments have no stated maturity and all of the Federal Home Loan Bank and Federal Home Loan Mortgage Corporation Bonds have a stated maturity date of ten years or more.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 2000
------------------


Note 3 - Other Investments - Held to Maturity
         ------------------------------------

     The amortized cost and fair values of other investments are as follows:

                                               Gross        Gross
                               Amortized    Unrealized    Unrealized      Fair
                                 Cost          Gains        Losses        Value
                            --------------  -----------   ----------   ------------
                                           September 30, 2000
                            -------------------------------------------------------
Federal National Mortgage
 Association  Bonds          $ 2,750,000   $      --     $   199,337   $ 2,550,663
Federal Home Loan
 Bank Bonds                   11,300,000          --         835,326    10,464,674
Federal Home Loan Mortgage
  Corporation Bonds            1,600,000          --         129,206     1,470,794
                             -----------   -----------   -----------   -----------

                             $15,650,000   $      --     $ 1,163,869   $14,486,131
                             ===========   ===========   ===========   ===========


                                             September 30, 1999
                             -----------------------------------------------------

Federal National Mortgage
 Association  Bonds          $ 2,750,000   $         -   $   180,620   $ 2,569,380
Federal Home Loan
 Bank Bonds                   11,300,000             -       711,934    10,588,066
Federal Home Loan Mortgage
 Corporation Bonds             1,600,000             -       106,968    _1,493,032
                             -----------   -----------   -----------   -----------

                             $15,650,000   $         -   $   999,522   $14,650,478
                             ===========   ===========   ===========   ===========

     No gains or losses were realized during the years ended September 30, 2000 or 1999.

     The scheduled maturities of other investments at September 30, 2000:

                                                Amortized              Fair
                                                  Cost                 Value
                                                ----------           ----------
Due after five years through ten years         $   350,000        $     340,719
Due after ten years                             15,300,000           14,145,412
                                                ----------           ----------
                                               $15,650,000          $14,486,131
                                               ===========          ===========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 2000
------------------

Note 4 - Mortgage Backed Securities
         --------------------------

     The amortized cost and fair value of mortgage backed securities are as follows:

                                                    Gross         Gross
                                    Amortized     Unrealized    Unrealized      Fair
                                       Cost         Gains         Losses        Value
                                   -----------   -----------   -----------   -----------
                                                    September 30, 2000
                                   -----------------------------------------------------
FHLMC participating certificates   $ 1,615,533   $         -   $    57,779   $ 1,557,754
GNMA participating certificates     14,087,170         2,868       555,278    13,534,760
FNMA participating certificates        748,445             -        26,550       721,895
                                   -----------   -----------   -----------   -----------
                                   $16,451,148   $     2,868   $   639,607   $15,814,409
                                   ===========   ===========   ===========   ===========

                                                        September 30, 1999
                                  ------------------------------------------------------
FHLMC participating certificates   $ 1,786,228   $         -   $    67,727   $ 1,718,501
GNMA participating certificates     15,402,200         4,982       698,741    14,708,441
FNMA participating certificates        794,942             -        30,345       764,597
                                   -----------   -----------   -----------   -----------

                                   $17,983,370   $     4,982   $   796,813   $17,191,539
                                   ===========   ===========   ===========   ===========

     No gains or losses were realized during the years ended September 30, 2000 and 1999.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 2000
------------------


Note 5 - Loans Receivable
         ----------------

     Loans receivable at September 30, 2000 and 1999 consist of the following:

                                                     2000             1999
                                                -------------    -------------
One to four family residential mortgage loans   $  72,225,058    $  71,041,820
Multifamily residential mortgage loans              3,832,379        2,352,325
Commercial mortgage loans                           9,915,566        6,772,077
Construction loans                                  6,592,205        5,183,370
Lines of credit                                     1,596,872        1,174,432
Home equity lines of credit                         2,868,228        3,500,846
Land/lot loans                                        210,302          832,531
Home improvement loans                                  3,443            4,608
Consumer loans                                      2,689,749        3,401,338
Share loans                                           399,212          390,723
Commercial loans secured by lease
 finance receivables                                  171,059          438,089
                                                -------------    -------------
                                                  100,504,073       95,092,159

Less - undisbursed portion of loans
             in process                            (2,124,623)      (3,568,811)
         - unamortized discount                      (601,230)        (725,393)
         - deferred loan origination fees            (472,584)        (519,604)
         - unearned insurance commissions                (976)          (2,118)
         - allowance for loan losses                 (395,212)        (344,907)
                                                -------------    -------------

                                                $  96,909,448    $  89,931,326
                                                =============    =============

     The following is a summary of the allowance for loan losses:

                                                          September 30,
                                                   -----------------------------
                                                       2000            1999
                                                    ---------        ---------
Beginning balance                                   $ 344,907        $ 301,425
Provision for loan losses                             120,000           70,000
Charge-offs                                           (69,695)         (26,518)
                                                    ---------        ---------

Balance end                                         $ 395,212        $ 344,907
                                                    =========        =========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 2000
------------------


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

     There were no impaired loans as defined by SFAS No. 114 at September 30, 2000 and 1999. There was no interest income recognized on impaired loans during those periods.

     Non-accrual loans that are not subject to SFAS No. 114 for which interest has been reduced totaled approximately $243,797 and $177,199 at September 30, 2000 and 1999.

     Interest income that would have been recorded under the original terms of such loans and the interest actually recognized for the years ended September 30, are summarized below:

                                                    2000                 1999
                                                    ----                 ----
Interest income that would have
 been recognized                                   $21,530              $24,119
Interest income recognized                          13,477                8,621
                                                   -------              -------

   Interest income not recognized                  $ 8,053              $15,498
                                                   =======              =======

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 2000
------------------


Note 5 - Loans Receivable - Continued
         ----------------

     Loans outstanding to officers and directors and their affiliates of the Bank at September 30, 2000 and 1999:

Balance At               Balance At                                Balance At
September       Loans       Principal    September       Loans     Principal        September
 30, 2000       Made     Repayment       30, 1999        Made      Repayment        30, 1998
-----------     -----    ---------     ------------      -----     ---------       ----------
$1,534,075    $138,089    $121,277      $1,517,263     $330,325    $355,278        $1,542,216

     Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans at September 30, are summarized as follows:

                                                 2000                1999
                                                 ----                ----
Mortgage loan portfolios serviced for:
  Other investors                             $5,238,440           $5,717,050
                                              ==========           ==========

     Custodial Escrow balances maintained in connection with the foregoing loan servicings were approximately $17,544 and $40,466 at September 30, 2000 and 1999.

     Unless otherwise noted, the Bank requires collateral or other security to support financial instruments with off-balance-sheet credit risk.

 Financial Instruments Whose Contract              Contract Amount
  Amounts Represent Credit Risk                    At September 30,
 ----------------------------------------     ----------------------------------
                                                  2000                  1999
                                                  ----                  ----
    Loan commitments                          $   230,000           $1,648,250
    Unused lines of credit                      2,225,534            2,792,468

     Mortgage loan commitments not reflected in the accompanying financial statements at September 30, 2000 are for a fixed rate mortgage totaling $50,000 at 9.0% and variable rate mortgages totaling $180,000 ranging from 9.5% to 10.5%.

     Mortgage loan commitments not reflected in the accompanying financial statements at September 30, 1999 are for fixed rate mortgages totaling $1,648,250 ranging from 7.125% to 8.375%.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 2000
------------------


Note 5 - Loans Receivable - Continued
         ----------------

     Lines of credit are loan commitments to individuals and companies and have fixed expiration dates as long as there is no violation of any condition established in the contract. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

     The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the statement of financial condition at September 30, 2000 as a liability for credit loss.

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

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 2000
------------------


Note 8 - Premises and Equipment
         ----------------------

     Premises and equipment at September 30, 2000 and 1999 are summarized by major classification as follows:

                                                                     Useful Life
                                      2000              1999           in Years
                                      ----              ----         -----------
Land                                 $  224,056      $   224,056         -
Office buildings                        602,549          602,549        5-50
Leasehold improvements                  375,728                -         20
Furniture, fixtures and equipment     1,097,057          919,593        3-20
                                     ----------      -----------
                                      2,299,390        1,746,198
   Accumulated depreciation          (1,045,625)        (907,671)
                                     ----------      -----------
                                     $1,253,765      $   838,527
                                     ==========      ===========

     The provision for depreciation for the periods ended September 30, 2000 and 1999 was $138,291 and $115,158, respectively.

     The Bank has entered into several operating leases for the premises of its branch offices. Rental expense under these leases for the years ended September 30, 2000 and 1999 was $88,430 and $59,221, respectively. At September 30, 2000, the minimum rental commitments under noncancellable leases are as follows:

                   Year Ended September 30,                   Total
                   ------------------------                ----------
                            2001                           $   76,056
                            2002                               54,200
                            2003                               53,000
                            2004                               55,400
                            2005                               59,180
                            Thereafter                      1,260,700
                                                           ----------
                                                           $1,558,536
                                                           ==========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 2000
------------------


Note 9 - Deposits
         --------

     Deposits are summarized as follows at September 30:

                                                          2000                              1999
                                          ----------------------------------  -------------------------------
                                                            Weighted-                         Weighted-
                                                             Average                           Average
Type of Account                              Amount             Rate             Amount           Rate  _
---------------                              ------         -------------        ------      ----------------
NOW and money market
 accounts including
 non-interest bearing deposits
 of $570,669 in 2000 and
 $981,921 in 1999                           $ 11,333,337      2.85%            $ 11,523,206       1.05%
Passbook savings                              15,429,951      3.04%              15,817,791       3.05%
Certificates of deposit                       93,281,151      6.00%              87,961,311       5.46%
                                            ------------                       ------------
                                             120,044,439                        115,302,308
Accrued interest                                     425                                179
                                            ------------                       ------------
                                            $120,044,864                       $115,302,487
                                            ============                       ============

     The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $10,139,329 and $7,384,506 at September 30, 2000
and 1999. Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund.

                                               2000                  1999
                                             ------------      --------------
                                              Amount               Amount
                                              ------               ------
Certificates accounts mature as follows:
   One year or less                           $43,312,986          $34,938,382
   More than 1 year through 2 years            21,121,405           24,070,423
   More than 2 years through 3 years           18,282,972            7,926,915
   More than 3 years through 4 years            8,834,257           21,025,591
   More than 4 years                            1,729,531                    -
                                              -----------          -----------
                                              $93,281,151          $87,961,311
                                              ===========          ===========

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 2000
------------------


Note 9 - Deposits - Continued
         --------

     Interest expense on deposits is summarized as follows for the years ended September 30:

                                            2000                 1999
                                            ----                 ----
Certificates                             $  5,035,598         $  4,429,927
NOW and money market                          270,743              268,188
Passbook                                      467,664              461,734
                                         ------------         ------------

                                         $  5,774,005         $  5,159,849
                                         ============         ============

Note 10- Borrowings
         ----------

     The Company's borrowings at September 30 are as follows:

                                                 2000                 1999
                                                 ----                 ----
Short-term Federal Home Loan Bank advances   $        -         $  4,000,000
Long-term Federal Home Loan Bank advances    24,000,000           20,000,000
                                             ----------           ----------

Total                                        $24,000,000         $24,000,000
                                             ===========         ===========

     Federal Home Loan Bank advances at September 30, 2000 consist of a long term adjustable rate advance bearing interest at 6.78% per annum and long term fixed rate advances bearing interest at 4.89% to 6.33% per annum.

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

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 2000
------------------


Note 10- Borrowings - Continued
         ----------

     Aggregate maturities required on Federal Home Loan Bank advances at September 30, 2000 are as follows:

     September 30, 2003                               $ 3,000,000
     September 30, 2004                                 3,000,000
     After September 30, 2004                          18,000,000
                                                       ----------
           Total                                      $24,000,000
                                                      ===========

     At September 30, 2000 and 1999, the Bank had a $5.0 million secured bank line of credit that is subject to termination at either party's discretion. There were no borrowings outstanding under this agreement at September 30, 2000 and 1999.

Note 11- Pension Plan
         ------------

     Substantially all employees of the Bank are included in a non-contributory defined benefit pension plan. The Bank's policy is to fund pension costs accrued. There were no unfunded or unamortized prior service costs at September 30, 2000 and 1999. The costs of funding this plan were $35,585 and $25,191 for the years ended September 30, 2000 and 1999, respectively.

     The following table sets forth the plan's related costs at September 30:

                                               2000                 1999
                                               ----                 ----
Service cost                                  $29,253              $24,512
Interest cost                                  66,023               53,123
Actual return on plan assets                  (67,994)             (58,419)
Other components                                8,303                5,975
                                              -------              -------

Net period pension costs                      $35,585              $25,191
                                              =======              =======

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 2000
------------------


Note 11- Pension Plan - Continued
         ------------

     The following table sets forth the plan's funded status at September 30:

                                                        2000         1999
                                                     ---------    ---------
Accumulated benefit obligation                       $ 644,250    $ 591,366
                                                     =========    =========

Projected benefit obligation                         $ 901,668    $ 882,248
Fair value of plan assets as of September 30           863,662      819,527
                                                     ---------    ---------
Plan assets in deficit of projected
 benefit obligation                                    (38,006)     (62,721)
Unrecognized net loss                                  244,507      234,038
Unrecognized net transition obligation                   1,621        1,823
                                                     ---------    ---------

       Prepaid pension cost                          $ 208,122    $ 173,140
                                                     =========    =========

Reconciliation of Projected Benefit Obligation
   Projected benefit obligation beginning of year    $ 882,248    $ 762,500
   Interest cost for the fiscal year                    66,023       53,123
   Service cost for the fiscal year                     29,253       24,512
   Benefit payments for the fiscal year                (71,375)      (6,817)
   Actuarial (gain) loss for the fiscal year            (4,481)      48,930
                                                     ---------    ---------
   Projected benefit obligation as of September 30
    before settlement                                  901,668      882,248
   Effect of settlement                                      -            -
                                                     ---------    ---------
   Projected benefit obligation as of September 30
    after settlement                                 $ 901,668    $ 882,248
                                                     =========    =========

     The following interest rate assumptions were used for September 30:

                                           2000                    1999
                                           ----                    ----
Weighted-average discount rate             7.75%                   7.50%
Long term rate of return                   8.00%                   8.00%
Rate of compensation increase              5.00%                   5.00%

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 2000
------------------


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

     The ESOP is funded by contributions made by the Bank in cash or common stock and dividends on the shares held in the Trust. The Bank recognizes compensation expense as shares are committed for release from collateral at their current market price. Dividends on allocated shares are recorded as a reduction of retained earnings and dividends on unallocated shares are recorded as a reduction of debt. Compensation cost for the year ended September 30, 2000 and 1999 was $165,638 and $219,065, respectively.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 2000
------------------


Note 12- Common Stock and Stock Benefit Plans - Continued
         ------------------------------------

     The ESOP shares as of September 30 were as follows:

                                                        2000             1999
                                                        ----             ----
Allocated shares                                       90,360           64,826
Shares earned, but unallocated                          2,832            4,092
Unearned shares                                        69,969           94,243

Fair value of unearned shares at September 30        $572,906         $854,124

     The Company has a Stock Option Plan (the "Plan") whereby 183,058 shares of common stock have been reserved for issuance under the Plan. Options granted under the Plan may be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended or Non-Incentive Stock Options. Options are exercisable in five annual installments at the market price of common stock at the date of grant. The Options must be exercised within ten years from the date of grant. During the year ended September 30, 1997, the Company granted options to purchase 162,006 shares at a weighted average price of $13.30 per share. Such shares and fair value have been adjusted to 183,058 shares at a weighted average price of $11.77 for the effect of a special distribution.

     The following table summarizes the status of and changes in the Company's stock option plan during the past two years, as retroactively adjusted for the Company's special distribution.

                                                            Weighted
                                                            Average
                                                            Exercise
                                           Shares            Price
                                           ------           --------

Outstanding at September 30, 1998          183,058            11.77
Forfeited options                           (2,306)           11.89
                                           -------

Outstanding at September 30, 1999          180,752            11.78
Forfeited options                           (4,282)           11.71
                                           -------

Outstanding at September 30, 2000          176,470            11.78
                                           =======
Exercisable at September 30, 2000          111,622
                                           =======

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 2000
------------------


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

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 2000
------------------


Note 13- Retained Earnings - Continued
         -----------------

     As of September 30, 2000, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table.

                                                                              To Be Well
                                                                           Capitalized Under
                                                      For Capital          Prompt Corrective
                                Actual             Adequacy Purposes       Action Provisions
                     -------------------------   --------------------     --------------------
                         Amount         %          Amount        %         Amount        %
                      -----------    ------      ----------    ------     ------      -------
September 30, 2000
Tangible (1)          $14,770,000      9.2%      $2,410,410     1.5%     $      N/A     N/A%
Tier I capital (2)     14,770,000     20.3%             N/A     N/A%      4,374,300     6.0%
Core (1)               14,770,000      9.2%       6,427,760     4.0%      8,034,700     5.0%
Risk-weighted (2)      15,089,000     20.7%       5,832,400     8.0%      7,290,500    10.0%

September 30, 1999
Tangible (1)          $15,572,000      9.9%      $2,355,435     1.5%     $      N/A     N/A%
Tier I capital (2)     15,572,000     23.1%             N/A     N/A%      4,038,120     6.0%
Core (1)               15,572,000      9.9%       4,710,810     3.0%      7,851,450     5.0%
Risk-weighted (2)      15,793,000     23.5%       5,384,160     8.0%      6,730,200    10.0%

       (1)  To adjusted total assets.
       (2)  To risk-weighted assets.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 2000
------------------


Note 14- Income Taxes
         ------------

     The income tax provision consists of the following:

                                         For Years Ended
                                           September 30,
                                  ------------------------------
                                     2000                 1999
                                   --------             --------
Current
-------
   Federal                         $400,469             $473,051
   State                            102,785              101,394
                                    -------              -------
                                    503,254              574,445
Deferred
--------
   Federal                           13,802              (69,580)
   State                              3,054              (15,403)
                                   --------             --------
                                     16,856              (84,983)
                                   --------             --------

                                   $520,110             $489,462
                                   ========             ========

     The amount computed by applying the statutory federal income tax rate to income before taxes differs from the taxes provided for the following reasons:

                                             Years Ended September 30,
                               -------------------------------------------------
                                       2000                      1999
                               -------------------------------------------------
                                             Percent                   Percent
                                            of Pretax                 of Pretax
                                Amount         Income      Amount      Income
                               --------       --------    --------     -------
Tax at statutory rate          $448,948        34.00      $415,338      34.00
Increases (Decreases)
 Resulting From
---------------------------
   State income tax net of
    federal income tax benefit   69,854         5.29        56,754       4.65
   Other                          1,308          .10        17,370       1.42
                               --------        -----      --------      -----
                               $520,110        39.39      $489,462      40.07
                               ========        =====      ========      =====

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 2000
------------------


Note 14- Income Taxes - Continued
         ------------

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2000 and 1999 are presented below:

                                                 2000         1999
                                             ----------   ----------
Deferred Tax Assets:
   Deferred loan origination fees            $  182,512   $  200,671
   Allowance for loan losses                    152,631      133,203
   Reserve for uncollected interest               1,948        4,944
   ESOP contribution                              8,331        8,331
   Net unrealized holding losses                713,586      612,524
   Other                                         64,752       93,621
                                             ----------   ----------
      Total gross deferred tax assets         1,123,760    1,053,294

Deferred Tax Liabilities:
   Tax reserve for bad debts in excess of
    base year amount                         $   24,964   $   56,169
   Federal Home Loan Bank of Atlanta stock
    dividends                                    56,965       56,965
   Depreciation                                  24,865       20,909
   Pension plan                                  80,377       66,867
                                             ----------   ----------
      Total gross deferred tax liabilities      187,171      200,910
                                             ----------   ----------
            Net deferred tax assets          $  936,589   $  852,384
                                             ==========   ==========

     Qualified thrift lenders such as the Bank are not required to provide a deferred tax liability for bad debt reserves for tax purposes that arose in fiscal years beginning before December 31, 1987. Such bad debt reserve for the Bank amounted to approximately $2,022,261 with an income tax effect of approximately $780,997 at September 30, 2000. This bad debt reserve would become taxable if certain conditions are met by the Bank.

     As of September 30, 2000, the Company and its Subsidiary file their income tax returns on a fiscal year basis.

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 2000
------------------


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

WHG BANCSHARES CORPORATION AND SUBSIDIARIES
-------------------------------------------
Lutherville, Maryland
---------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
SEPTEMBER 30, 2000
------------------


Note 15- Disclosure About Fair Value of Financial Instruments - Continued
         ----------------------------------------------------

     The estimated fair values of the Bank's financial instruments are as follows:

                                  September 30, 2000            September 30, 1999
                              ---------------------------   ---------------------------
                                Carrying      Estimated       Carrying      Estimated
                                 Value        Fair Value       Value          Fair
                              ------------   ------------   ------------   ------------
Value
Financial Assets
   Cash, interest-bearing
    deposits in other banks
    and federal funds         $  5,994,277   $  5,994,277   $  7,291,629   $  7,291,629
   Investments available
    for sale                    19,439,212     19,439,212     19,700,713     19,700,713
   Other investment
    securities held to
    maturity                    15,650,000     14,486,131     15,650,000     14,650,478
   Mortgage backed
    securities                  16,451,148     15,814,409     17,983,370     17,191,539
   Loans receivable - net       96,909,448     91,809,000     89,931,326     86,230,000
   Federal Home Loan
    Bank of Atlanta stock        1,450,000      1,450,000      1,200,000      1,200,000

Financial Liabilities
   Deposits                   $120,044,864   $120,114,000   $115,302,487   $115,492,000
   Commitments                           -        230,000              -      1,648,250
   Borrowings                   24,000,000     22,994,000     24,000,000     22,942,000

Note 16- Recent Accounting Pronouncements
         --------------------------------

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998. This Statement standardizes the accounting for derivative instruments including certain derivative instruments embedded in other contracts, by requiring that an entity recognize these items as assets or liabilities in the statement of financial position and measure them at fair value. This Statement generally provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. The Statement, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, will not affect the Company's financial position or its results of operations.